As filed with the Securities and Exchange Commission on April 2, 2021

Registration No. 333-252967

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QDM International Inc.

(Exact name of registrant as specified in its charter)

Florida	6411	59-3564984
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Room 715, 7F, The Place Tower C, No. 150 Zunyi Road

Changning District, Shanghai, China 200051

+86 (21) 22183083

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Huihe Zheng
President and Chief Executive Officer
Room 715, 7F, The Place Tower C, No. 150 Zunyi Road

Changning District, Shanghai, China 200051

+86 (21) 22183083

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence A. Rosenbloom, Esq.

Wei Wang, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Phone: (212) 370-1300

Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, par value $0.0001 per share(2)	7,000,000	$1.74	$12,180,000	$1,329	(3)

(1)	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $1.74, which is the average of the high and low prices of shares of the Registrant’s common stock on the OTCQB on February 9, 2021 (such date being within five business days of the date of the initial filing of this Registration Statement with the U.S. Securities and Exchange Commission (the “SEC”).
(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated April 2, 2021

QDM International Inc.

Up to 7,000,000 Shares of Common Stock

We are offering up to 7,000,000 shares of our common stock, par value $0.0001 per share, of QDM International Inc. (referred to herein as “we”, “us”, “our”, “QDM”, or the “Company”) without an underwriter or placement agent at a fixed price of $0.48 per share.

This offering is being conducted on a “best efforts/no minimum” basis, meaning that no aggregate minimum offering amount is required to be raised by us in this offering. As such, the actual public offering amount and proceeds to us, if any, are not presently determinable and net proceeds may be substantially less than the total maximum offering set forth above.

This offering will terminate three months after the effective date of the registration statement of which this prospectus forms a part unless the offering is fully subscribed before that date or we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We may conduct multiple closings of the offering until the offering is fully subscribed or terminated. In either event, the offering may be closed without further notice to you. All costs associated with the registration will be borne by us. All net proceeds will be available to us for use as set forth in “Use of Proceeds” herein. Offering proceeds will not be held in escrow and may be utilized by us immediately on a subscription-by-subscription basis upon satisfaction of the closing conditions set forth in the subscription agreement to be entered into between us and the investors in this offering.

This prospectus will permit our officers and directors to offer and sell the shares of common stock offered hereby directly to the public, with no commission or other remuneration payable to them for any shares sold. In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (which we refer to herein as the Exchange Act). Notwithstanding the foregoing, we reserve the right to engage FINRA member broker-dealers as finders in connection with this offering.

Our common stock is currently traded on the OTCQB Marketplace operated by the OTC Markets under the symbol “QDMI.” On April 1, 2021, the last reported sales price for our common stock was $0.60 per share. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Investing in our securities is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered before making a decision to purchase our securities.

	Per Share	Total(1)
Public offering price	$0.48	$3,360,000
Proceeds, before expenses, to us	$0.48	$3,360,000

(1)	Assumes the maximum number of shares in this offering are sold.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2021.

Please read this prospectus carefully. It describes our business, our financial condition, and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

This prospectus includes estimates, statistics and other industry data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. Unless the context otherwise requires, references contained in this prospectus to the “Company,” “we,” “us,” or “our” refers to QDM International Inc., a Florida corporation.

Overview

We are an insurance brokerage company operating primarily in Hong Kong. We sell a wide range of insurance products, consisting of two major categories: (1) life and medical insurance, such as individual life insurance; and (2) general insurance, such as automobile insurance, commercial property insurance, liability insurance and homeowner insurance. In addition, as a Mandatory Provident Fund (“MPF”) Intermediary, we also provide our customers with assistance on account opening and related services under the MPF and the Occupational Retirement Schemes Ordinance schemes (“ORSO”) in Hong Kong, both of which are retirement protection schemes set up for employees who are Hong Kong residents.

We sell insurance products underwritten by insurance companies operating in Hong Kong to our individual customers who are either Hong Kong residents or visitors from Mainland China and are compensated for our services by commissions paid by insurance companies, typically based on a percentage of the premium paid by the insured.

As of the date of this prospectus, we are a party to agreements with 20 insurance  companies in Hong Kong, and we offer approximately 520 insurance products to our customers. As of December 31, 2020, we had serviced an aggregate of 600 customers in connection with the purchase of an aggregate of 648 insurance products as well as a total of 33 customers for MPF related services.

As an independent insurance agency, we offer not only a broad range of insurance products underwritten by multiple insurance companies to address the needs of increasingly sophisticated customers with diverse needs and preferences, but also quality services covering the policy application, customer information collection, analysis of policy selection, and after-sale services. All of our sales of life and medical insurance products and general insurance products are conducted through our licensed sales persons (known in Hong Kong as technical representatives).

Hong Kong’s independent insurance intermediary market is experiencing rapid growth due to increasing demands for insurance products by the Chinese population, especially visitors from mainland China. We intend to grow our business by offering premium services and recruiting talent to join our professional team and sales force, expanding our distribution network through building more connections with business partners in Hong Kong and mainland China, such as wealth management companies, funds, trust companies, and overseas immigration agencies.

Corporate History

We were incorporated in Florida in March 2020 and are the successor to 24/7 Kid Doc, Inc. (“24/7 Kid”), which was incorporated in Florida in November 1998. 24/7 Kid was a telemedicine company that provided Connect-a-Doc telemedicine kits to schools and its services aimed at providing an alternative to schools that desire to provide a higher level of healthcare to their students but are unable to keep a full-time school nurse available.

On October 21, 2020, we entered into a share exchange agreement (the “Share Exchange Agreement”) with QDM Holdings Limited, a BVI company (“QDM BVI”), and Huihe Zheng, the sole shareholder of QDM BVI (the “QDM BVI Shareholder”), who is also our principal stockholder and serves as our Chairman and Chief Executive Officer, to acquire all the issued and outstanding capital stock of QDM BVI in exchange for the issuance to the QDM BVI Shareholder 900,000 shares of a newly designated Series C Convertible Preferred Stock, par value $0.0001 per share, with each share of Series C Preferred Stock initially being convertible into 11 shares of our common stock, par value $0.0001 per share, subject to certain adjustments and limitations (the transaction, the “Share Exchange”). The Share Exchange closed on October 21, 2020. As a result of the consummation of the Share Exchange, we acquired QDM BVI, QDM Group Limited, a Hong Kong corporation and wholly owned subsidiary of QDM BVI (“QDM HK”) and YeeTah Insurance Consultant Limited (“YeeTah”), a Hong Kong corporation and wholly owned subsidiary of QDM HK, which is an insurance brokerage company primarily engaged in the sales and distribution of insurance products in Hong Kong. Since the consummation of the Share Exchange, we have assumed the business operations of the Group as our own.

Corporate Structure

Our corporate organization structure is as follows as of the date of this prospectus:

Competitive Advantages

We believe that the following competitive strengths contribute to our growth and differentiate us from our competitors:

●	premium customer service experience;

●	concentrated insurance product offerings;

●	good relationships with insurance companies;

●	experienced management team; and

●	strong commitment to rigorous training and development.

Growth Strategy

Our goal is to further expand our distribution network. To achieve this goal, we intend to capitalize on the growth potential of China and Hong Kong’s insurance industry and the insurance intermediary sector, leverage our competitive strengths and pursue the following strategy:

●	Pursue acquisitions of other insurance intermediaries.

●	Further participation in the growing life-insurance sector in Hong Kong

●	Further expand our distribution network through building relationships with strategic partners.

●	Continue to strengthen our relationships with leading insurance companies.

Summary of Risk Factors

Our business is subject to many significant risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. You should read and carefully consider these risks, together with the risks set forth under the section entitled “Risk Factors” and all of the other information in this prospectus, including the financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in our common stock. If any of the risks discussed in this prospectus actually occur, our business, financial condition or operating results could be materially and adversely affected. In particular, our risks include, but are not limited to, the following:

●	Our operating subsidiary derives a significant portion of revenues from selling insurance products supplied by our major insurance company partners and our business is subject to concentration risks arising from dependence on a single or limited number of insurance company partners.

●	We incurred net losses in the past and there can be no assurance that we will be able to become profitable in the future.

●	Our business, financial condition and results of operations have been and may continue to be materially adversely affected by the COVID-19 epidemic in China and Hong Kong.

●	Our independent auditor has expressed substantial doubt about our ability to continue as a going concern.

●	All of our sales of life and medical insurance products and general insurance products are conducted through our licensed technical representatives. If we are unable to attract and retain highly productive technical representatives, our business could be materially and adversely affected. Misconduct of the technical representatives may also have a material adverse effect on our business, results of operations or financial condition.

●	We are subject to extensive regulations for our insurance brokerage business and operations in Hong Kong. Failure to obtain, renew, or retain licenses, permits or approvals may affect our ability to conduct or expand our business.

●	We face intense competition in the insurance intermediary industry in Hong Kong. If we are unable to compete effectively with both existing and new market participants, we may lose customers and our financial results may be negatively affected.

●	Our commission revenue is subject to both quarterly and annual fluctuations as a result of the seasonality of our business, the timing of policy renewals and the net effect of new and lost business. The factors that cause the quarterly and annual variations are not within our control.

●	The Series B and Series Convertible Preferred Stock, which are controlled by Mr. Huihe Zheng, our Chairman of the Board, Chief Executive Officer, have super voting rights that may adversely affect our holders of common stock; in addition, Mr. Zheng, as our controlling stockholder, may exercise significant influence over us and may be subject to conflicts of interest.

●	We are subject to political and legal risks associated with conducting business in Hong Kong.

●	Our disclosure controls and procedures are not effective and we have identified material weaknesses in our internal control over financial reporting.

Principal Offices

Our principal offices are located at Room 715, 7F, The Place Tower C, No. 150 Zunyi Road, Changning District, Shanghai, China 200051. Our phone number is +86 (21) 22183083.

Recent Developments

Impact of COVID-19

An outbreak of a novel strain of the coronavirus, commonly referred to as COVID-19, was identified in China and has subsequently been recognized as a pandemic by the World Health Organization. The COVID-19 pandemic has severely restricted the level of economic activity around the world. In response to the pandemic, the governments of many countries, states, cities and other geographic regions, including Hong Kong, have taken preventative or protective actions, such as imposing restrictions on travel and business operations and advising or requiring individuals to limit or forego their time outside of their homes.

With social distancing measures having been implemented to curtail the spread of COVID-19, insurance brokers in Hong Kong, such as us, which relied primarily on storefront and in-person consultations for new business production faced an immediate slowdown. In addition, Hong Kong has suspended mainland tourists’ free travel and requested those who travel from mainland China and enter Hong Kong to undergo quarantine for 14 days.

Customers from mainland China contributed to a large substantial part of our business and resulting commissions. Regulations require their physical presence in Hong Kong to complete the policy contract. However, due to the political turmoil and travel restrictions related to the COVID-19 epidemic, mainland Chinese customers have dropped sharply. As a result, our revenue from commissions on new business has decreased significantly. Our commissions from renewal premiums have also been materially affected since the mainland Chinese customers have been late in making the renewal payments due to the inability to visit Hong Kong to make the payments. Most of our mainland customers do not have a Hong Kong bank account and used to pay their premiums through credit card or in cash in person. See “Management’s Discussion and Analysis of Results of Operations and Financial Conditions” for more information on the impact of COVID-19 on our business operations and financial conditions. We do not expect a significant improvement over our business and results of operations until the COVID-19 is effectively contained in Hong Kong and China and the mainland visitors are permitted to enter Hong Kong without a quarantine. As such, we presently focus on servicing Hong Kong residents.

The extent to which the COVID-19 epidemic affects our business will depend on future developments in Hong Kong and around the world, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions required to contain and treat it, among others. Although the extent of the effect of the COVID-19 epidemic on our business and financial results is uncertain, the effects of a continued and prolonged public health crisis such as the COVID-19 epidemic could have a material negative impact on our business, operating results and financial condition. See “Risk Factors—Risks Related to Our Business and Industry— Our business, financial condition and results of operations have been and may continue to be adversely affected by the COVID-19 epidemic in China and Hong Kong.

Impact of Protests in Hong Kong

Since early 2019, a number of political protests and conflicts have occurred in Hong Kong in connection with proposed legislation that would allow local authorities to detain and extradite people who are wanted in territories that Hong Kong does not have extradition agreements with, including mainland China and Taiwan. On June 30, 2020, China’s National People’s Congress Standing Committee passed a national security law for the Hong Kong Special Administrative Region (HKSAR). Hong Kong’s Chief Executive promulgated it in Hong Kong later the same day. Among other things, it criminalizes separatism, subversion, terrorism and foreign interference in Hong Kong. The economy of Hong Kong has been negatively impacted, including the retail market, property market, stock market, and tourism, from such protests.

Under the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. We cannot assure you that the Hong Kong protests will not affect Hong Kong’s status as a Special Administrative Region of the People’s Republic of China and thereby affecting its current relations with foreign states and regions.

Our revenue is susceptible to the ongoing Hong Kong protests as well as any other incidents or factors which affect the stability of the social, economic and political conditions in Hong Kong. As a result of the Hong Kong protests, we experienced a drop in new customers from mainland China beginning in June 2019, which has impacted our revenue for period from June 2019 to the quarter ended June 30, 2020.

It is unclear whether there will be other political or social unrest in the near future or that there will not be other events that could lead to the disruption of the economic, political and social conditions in Hong Kong. If such events persist for a prolonged period of time or that the economic, political and social conditions in Hong Kong are to be disrupted, our overall business and results of operations may be adversely affected.

Cooperation Agreement

On February 5, 2021, we entered into a cooperation agreement (the “Agreement”) with Beijing HeWuHuiYing Equity Investment Co., Ltd., a limited liability company in China (“HeWuHuiYing”). Pursuant to the Agreement, we engaged HeWuHuiYing to promote our brand, products and services in mainland China, including business development, market researches, referral and selection of business partners and clients, customer services and other related services (collectively, the “Services”). In consideration for the Services, we agreed to issue to HeWuHuiYing an aggregate of 1,500,000 shares of our common stock (subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like, including to account for any equity securities into which such shares are exchanged or converted, the “Compensation Shares”); provided, however, HeWuHuiYing shall only be entitled to (i) 50% of the Compensation Shares if we achieve a revenue of at least US$4 million for the fiscal year ending March 31, 2022; and (ii) the remaining 50% of the Compensation Shares if we achieve a revenue of at least US$6 million for the fiscal year ending March 31, 2023. The determination of whether or not the performance targets are achieved shall be based on our audited financial statements for the applicable period. The foregoing performance targets shall be met on an all-or-nothing basis, and there shall be no partial issuance. Upon satisfaction of the performance targets, the applicable portion of the Compensation Shares shall be issued to HeWuHuiYing in four equal installments on a quarterly basis beginning on the date of determination that the applicable target is met.

The Offering

Securities Offered:

Up to 7,000,000 shares of our common stock, par value $0.0001 per share. The shares of common stock are being offered directly by us on a “best efforts/no minimum” basis, meaning we are not required to sell any aggregate minimum amount in this offering. The price per share in this offering to investors will be $0.48.

Common Stock Outstanding Before this Offering: (1)	1,688,049 shares
Common Stock to be Outstanding After this Offering: (1)	8,688,049 shares, assuming the maximum amount of shares sold
Term of Offering:

This offering will terminate three months after the effective date of the registration statement of which this prospectus forms a part, unless the offering is fully subscribed before the date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you at any time and in our discretion.

Method of Offering:

Although the gross proceeds of this offering may be up to $3,360,000, this offering is being conducted on a “best efforts/no minimum” basis, meaning that no aggregate minimum offering amount is required to be raised by us in this offering. As such, the actual public offering amount and proceeds to us, if any, are not presently determinable and net proceeds may be substantially less than the total maximum offering set forth above.

This prospectus will permit our officers and directors to sell our securities directly to the public, with no commission or other remuneration payable to them for any shares they may sell. In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Exchange Act. Notwithstanding the foregoing, we reserve the right to engage FINRA member broker-dealers as finders in connection with this offering.

Use of Proceeds:	We intend to use the net proceeds from this offering for business development activities, new hires, working capital and other general corporate purposes.
OTCQB Marketplace Symbol:	Our common stock is quoted on the OTCQB market under the symbol “QDMI.”
Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Summary Financial Data

The Company

On October 21, 2020, our Board of Directors approved a change to our fiscal year end from December 31 to March 31 to align our reporting periods. Accordingly, the summary financial data below for the Company as of and for the years ended December 31, 2019 and 2018 have been derived from its audited consolidated financial statements included elsewhere in this prospectus. The summary financial data below for the Company as of December 31, 2020 and March 31, 2020 and for the three and nine months ended December 31, 2020 and 2019 have been derived from its unaudited condensed consolidated financial statements included elsewhere in this prospectus.

The following summary financial information should be read in connection with, and is qualified by reference to, our consolidated financial statements and their related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

Summary of Consolidated Statement of Operations

	For years ended December 31,
	2019	2018
Revenues	$-	$-
Gross profit	-	-
Operating costs and expenses	(440,165)	(60,505)
Loss from operations	(440,165)	(60,505)
Net other expenses	(27,069)	(858)
Provision for income taxes	-	-
Net loss	(467,234)	(61,363)
Comprehensive loss	(467,234)	(61,363)
Net loss per share – basic*	(0.91)	(0.12)
Net loss per share – diluted*	(0.55)	(0.12)
Weighted average number of common shares – basic*	513,251	512,872
Weighted average number of common shares – diluted*	844,846	523,501

(*After retrospective adjustment of the 1:100 reverse stock split occurred in May 2020)

	For the Nine Months Ended		For the Three Months Ended
	December 31		December 31,
	2020	2019	2020	2019
Revenue	$100,355	$177,954	$33,455	$54,773
Gross profit	1,225	11,542	322	13,571
Operating expenses	230,122	493,600	87,673	290,442
Loss from operations	(228,897)	(482,058)	(87,351)	(276,871)
Net other expenses	(6,849)	(85,295)	(3,559)	(29,606)
Loss before income taxes	(222,048)	(396,763)	(83,791)	(247,265)
Net loss	(222,048)	(396,763)	(83,791)	(247,265)
Basic loss per common share	(0.13)	(0.79)	(0.05)	(0.49)
Diluted loss per common share	(0.13)	(0.79)	(0.05)	(0.49)
Weighted average basic & diluted preferred shares outstanding	246,712	10,000	708,065	10,000
Weighted average basic & diluted common shares outstanding	1,657,466	504,447	1,664,742	503,929

Summary of Consolidated Balance Sheet Data

	As of December 31,
	2019	2018
Cash and cash equivalents	$1,557	$76,286
Total current assets	1,557	88,120
Total assets	2,172	89,022
Total current liabilities	321,720	134,699
Total non-current liabilities	-	-
Total liabilities	321,720	134,699
Total equity	(319,548)	(45,677)
Total liabilities and equity	2,172	89,022

	As of December 31, 2020	As of March 31, 2020
Cash and cash equivalents	$70,930	$62,780
Total current assets	138,445	106,633
Total assets	138,529	107,511
Total current liabilities	511,245	43,902
Total non-current liabilities	-	-
Total liabilities	511,245	43,902
Total stockholders’ equity deficit	(372,716)	63,609
Total liabilities and stockholders’ equity deficit	$138,529	$107,511

The Group

The summary financial data below for the Group as of and for the years ended March 31, 2020 and 2019 have been derived from its audited consolidated financial statements included elsewhere in this prospectus.

The following summary financial information should be read in connection with, and is qualified by reference to, the Group’s consolidated financial statements and their related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The Group’s historical results for any prior period are not necessarily indicative of results to be expected in any future period.

Summary of Consolidated Statement of Operations

	For years ended March 31,
	2020	2019
Revenues	$221,289	$445,234
Gross profit	21,278	35,236
Operating costs and expenses	(151,893)	(210,219)
Loss from operations	(130,615)	(174,983)
Net other income	105,532	107,588
Provision for income taxes	-	-
Net loss	(25,083)	(67,395)
Comprehensive loss	(25,083)	(67,395)
Net loss per share – basic & diluted	(0.81)	(55.11)
Weighted average number of common shares – basic & diluted	30,780	1,223

Summary of Consolidated Balance Sheet Data

	As of March 31,
	2020	2019
Cash and cash equivalents	$62,399	$24,716
Total current assets	106,252	131,362
Total assets	106,587	133,728
Total current liabilities	28,402	83,665
Total non-current liabilities	-	-
Total liabilities	28,402	83,665
Total equity	78,185	50,063
Total liabilities and equity	106,587	133,728

Certain Definitions Used in this Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

●	“24/7 Kid” are to 24/7 Kid Doc, Inc., a Florida corporation and wholly-owned subsidiary of the Company;

●	“BVI” are to the British Virgin Islands;

●	“common stock” are to the common stock of the Company, par value $0.0001 per share;

●	“HKD,” “HK$” and “Hong Kong dollars” are to the legal currency of Hong Kong;

●	“QDM BVI” are to QDM Holdings Limited, a BVI company and a wholly-owned subsidiary of the Company;

●	“QDM HK” are to QDM Group Limited, a Hong Kong corporation and a wholly-owned subsidiary of the QDM BVI;

●	“Series C Preferred Stock” are to the Series C Convertible Preferred Stock, par value $0.0001 per share, each convertible into eleven shares of common stock initially;

●	the “Group” are to QDM BVI, QDM HK and YeeTah, collectively;

●	“technical representatives” are to licensed individuals who provide advice to an insurance policy holder or potential policy holder on insurance matters on behalf of an insurance agent or broker, or arrange contracts of insurance in or from Hong Kong on behalf of that insurance agent or broker;

●	“US$,” “U.S. dollars,” “$,” and “USD” are to the legal currency of the United States;

●	“we,” “us,” “our,” “QDM,” and the “Company” refer to QDM International Inc. a Florida corporation; and

●	“YeeTah” are to YeeTah Insurance Consultant Limited, a Hong Kong corporation and wholly-owned subsidiary of QDM HK.

The Company, 24/7 Kid, and QDM BVI maintain their books and records in U.S. dollars and in accordance with generally accepted accounting principles of the United States. QDM HK and YeeTah maintain their books and records either in US$ or Hong Kong dollars. This prospectus also contains translations of Hong Kong dollars into U.S. dollars for the convenience of the reader. The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). Since 1983, the Hong Kong dollar has effectively been officially linked to the U.S. dollar at the rate of approximately HK$7.80 = US$1.00. However, the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market.

Unless otherwise stated, all translations of Hong Kong dollars into U.S. dollars were made at HK$7.8 = US$1.00, which is the prevailing exchange rate as of April 1, 2021. We make no representation that the Hong Kong dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Hong Kong dollars, as the case may be, at any particular rate or at all.

RISK FACTORS

An investment in our securities is highly speculative and involves substantial risks, including the risks described below. You should carefully consider the risks described below before purchasing our securities. The risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, prospects, financial condition or results of operations could be negatively affected, and you might lose all or part of your investment.

Risks Related to Our Business and Industry

Our business is subject to concentration risks arising from dependence on a single or limited number of insurance company partners.

We derive a significant portion of revenues from selling insurance products supplied by our major insurance company partners. For the nine months ended December 31, 2020 and 2019, an aggregate of 87.5% and 97.7% of our total commissions were attributed to our top three insurance companies, respectively, each accounted for more than 10% of our total revenue. For the fiscal year ended March 31, 2020, an aggregate of 94.34% of our total commissions were attributable to our top three insurance companies, each accounted for more than 10% of our total revenue. For the fiscal year ended March 31, 2019, an aggregate of 92.1% of our total revenues were attributed to our top two insurance companies, each accounted for more than 10% of our total commissions.

Because of this concentration in the supply of the insurance products we sell, our business and operations would be negatively affected if we experience a partial or complete loss of any of these insurance partners. In addition, any significant adverse change in our relationship with any of these insurance company partners could result in loss of revenue, increased costs and distribution delays that could harm our business and customer relationships.

We incurred net losses in the past and may never achieve profitability in the future.

We had a net loss of $467,234 and $61,363 in the fiscal years ended December 31, 2019 and 2018, a net loss of $222,048 and $396,763 in the nine months ended December 31, 2020 and 2019, respectively. In addition, the Group had net loss of $25,083 and $67,395 in the fiscal years ended March 31, 2020 and 2019, respectively. There can be no assurance that we will be able to become profitable in the future. We anticipate that our operating costs and expenses will increase in the foreseeable future as we continue to grow our business, acquire new clients and further develop our service offering and increase brand recognition. These efforts may prove more costly than we currently anticipate, and we may not succeed in increasing our revenues sufficiently to offset these higher expenses. There are other factors that could negatively affect our financial condition. For example, if we fail to compete successfully with our existing or potential competitors, or if the insurance products we sell are not accepted by the market as we expect, we will receive lower-than-expected insurance brokerage income, and our financial results will be adversely affected. If regulatory authorities promulgate new laws, regulations and regulatory requirements that limit our business operations, especially with regard to our fee or cost model, our results of operations will suffer. As a result of the foregoing and other factors, our net profit margins may decline or we may continue to incur net losses in the future and may not be able to achieve profitability on a quarterly or annual basis.

Our business, financial condition and results of operations have been and may continue to be materially adversely affected by the COVID-19 epidemic in China and Hong Kong.

In December 2019, a novel strain of coronavirus, COVID-19, was reported in Wuhan, China. COVID-19 has since spread rapidly to other countries, including the United States, and the World Health Organization formally declared the COVID-19 outbreak a pandemic in March 2020. The pandemic has reached more than 160 countries, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. The Hong Kong government has ordered quarantines, travel restrictions, and the temporary closure of schools, stores, borders and facilities. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses.

Our business operations rely heavily on the customers from mainland China and the closure by Hong Kong government of the borders with mainland China, the restriction on travel have significantly reduced the number of our new customers. In addition, limited ability of our sales personnel to interact with customers face-to-face as result of the social distance measures has hindered the sales activities of our sales force, which has had a material adverse impact on our operating results of the period from January 2020 to the date of this prospectus and the operating income for the same period significantly decreased on a year-over-year basis.

The duration of such business disruption and the resulting operational and financial impact on us cannot be reasonably estimated at this time but may negatively affect our financial results for the fiscal year ending March 31, 2021. The global spread of COVID-19 pandemic in a significant number of countries around the world has resulted in, and may intensify, global economic distress, and the extent to which it may affect our results of operations will depend on future developments, which are highly uncertain and cannot be predicted. We cannot assure you that the COVID-19 pandemic can be eliminated or contained in the near future, or at all, or a similar outbreak will not occur again. If the COVID-19 pandemic and the resulting disruption to our business were to extend over a prolonged period, it could materially and adversely affect our business, financial condition, and results of operations.

Our independent auditor has expressed substantial doubt about our ability to continue as a going concern.

For each of the years ended December 31, 2019 and 2018, our independent auditor included an explanatory paragraph in their audit report emphasizing to the readers of the audit report that there is a substantial doubt about our ability to continue as a going concern based upon our net losses and negative cash flows from operations for the years ended December 31, 2019 and 2018 and our levels of working capital as of December 31, 2019 and 2018. In addition, independent auditor of QDM BVI issued an explanatory paragraph in their audit report emphasizing the substantial doubt about the ability of QDM BVI to continue as a going concern based upon its net losses and negative cash flows from operations for the years ended March 31, 2020 and 2019 and its levels of working capital as of March 31, 2020 and 2019. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. Our condensed unaudited consolidated financial statements as of and for the three and nine months ended December 31, 2020 and 2019 have also been prepared on a going concern basis which assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. We have incurred losses since inception resulting in an accumulated deficit as of December 31, 2020. Management is planning to raise any necessary additional funds to fund our operating expenses through loans and additional sales of our common stock, securities convertible into our common stock, debt securities or a combination of such financing alternatives; however, there can be no assurance that we will be successful in raising any necessary additional capital. If we are not successful in raising additional capital, we may not have enough financial resources to support our business and operations and, as a result, may not be able to continue as a going concern and could be forced to liquidate.

If we fail to attract and retain productive technical representatives to sell the insurance products, our business and operating results could be materially and adversely affected.

All of our sales of life and medical insurance products and general insurance products are conducted through our licensed technical representatives. We have been actively recruiting and will continue to recruit technical representatives to join our distribution and service network. Technical representatives have been instrumental to the development of our life insurance business.

As of December 31, 2020, we had ten technical representatives. Competition for technical representatives is intense and there can be no assurance that we will be able to attract and retain such personnel. If we are unable to attract and retain highly productive technical representatives, our business could be materially and adversely affected.

Misconduct of the technical representatives may have a material adverse effect on our business, results of operations or financial condition.

Misconduct of the technical representatives could result in regulatory sanctions, litigation or serious reputational or financial harm to us.

Misconduct may include:

●	the use of methods of solicitation and advertising that are not compatible with the integrity and dignity of the profession of insurance broking;

●	the use of any illustration, circular or memorandum that misrepresents or is incomplete as regards the terms, benefits or advantages of any contract of insurance issued or to be issued to a prospective purchaser of insurance;

●	the use of any incomplete comparison of any policy or contract of insurance for the purpose of inducing an insured to forfeit or replace a policy or contract of insurance;

●	the offer of any payment, allowance or gift as an inducement to any prospective insured to insure through the offeror; and

●	holding out to the public or advertising by means of advertisements, cards, circulars, letters, signs or other methods in an irresponsible or untruthful manner.

Failure to prevent and detect misconduct may have a material adverse effect on our business, results of operations or financial condition.

We are subject to extensive regulations for our insurance brokerage business and operations.

We conduct our business primarily in Hong Kong and our business operations are subject to vigorous regulations in Hong Kong applicable to licensed insurance brokers. Any failure to comply with applicable laws or regulations could result in fines, censure, suspensions of personnel or other sanctions, including revocation of our license as insurance broker. Even if a sanction imposed against us or our personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and impede our ability to retain customers and develop new customer relationships, which may reduce our revenues.

From time to time, the regulatory landscape in the insurance industry in Hong Kong involves and changes. We face the risk of significant intervention by regulatory authorities, including increased registered capital requirements, extended training of the insurance agencies’ personnel, and adoption of costly or restrictive new regulations and judicial or administrative proceedings. If any restrictive or costly new regulations and rules become effective and applicable to our business, these regulations may materially limit our activities and operational profitability.

Compliance with changing regulation of corporate governance and public disclosure, and our management’s inexperience with such regulations, will result in additional expenses and creates a risk of non-compliance.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities. In addition, our management members who are located in the PRC has little experience with compliance with U.S. laws (including securities laws). This inexperience may cause us to fall out of compliance with applicable regulatory requirements, which could lead to enforcement action against us and a negative impact on our stock price.

Failure to obtain, renew, or retain licenses, permits or approvals may affect our ability to conduct or expand our business.

We are required to obtain applicable licenses, permits and approvals from different Hong Kong regulatory authorities in order to conduct or expand our business. The Insurance Authority of Hong Kong (“IA”) has promulgated various regulations on the insurance business, including regulations requiring an insurance broker license. We obtained, renewed and maintained our insurance broker license as required by the IA. However, there is no assurance that the IA will not issue new regulations governing the insurance product and service industry that might require us to obtain additional licenses, permits or approvals for our current or future business operations. Our failure to obtain any such additional licenses, permits or approvals may adversely our business operations and financial condition.

Competition in our industry is intense and, if we are unable to compete effectively with both existing and new market participants, we may lose customers and our financial results may be negatively affected.

The insurance intermediary industry in Hong Kong is intensely competitive, and we expect competition to persist and further intensify as more insurance broker companies enter the market. In insurance product distribution, we face competition from insurance companies that use their in-house sales force and exclusive sales agents to distribute their products, from business entities that distribute insurance products on an ancillary basis, such as commercial banks, as well as from other traditional insurance intermediaries. Many of our competitors, both existing and newly emerging, have greater financial and marketing resources than we do and may be able to offer products and services that we do not currently offer and may not offer in the future. If we are unable to compete effectively against those competitors, we may lose customers and our financial results may be negatively affected.

Because the commission we earn on the sale of insurance products is based on premiums and commission rates set by insurance companies, any decrease in these premiums or commission rates may have an adverse effect on our results of operations.

We are an insurance broker and derive revenues primarily from commissions paid by the insurance companies whose policies our customers purchase. Our commission rates are set by insurance companies and are based on the types and terms of the insurance products. Commission rates and premiums can change based on the prevailing economic, regulatory, taxation-related and competitive factors that affect insurance companies. These factors, which are not within our control, include the ability of insurance companies to place new business, underwriting and non-underwriting profits of insurance companies, consumer demand for insurance products, the availability of comparable products from other insurance companies at a lower cost, as well as the tax deductibility of commissions and the consumers themselves.

Because we do not determine, and cannot predict, the timing or extent of premium or commission rate changes, we cannot predict the effect any of these changes may have on our operations. Any decrease in premiums or commission rates may significantly affect our profitability.

Quarterly and annual variations in our commission revenue may unexpectedly impact our results of operations.

Our commission revenue is subject to both quarterly and annual fluctuations as a result of the seasonality of our business, the timing of policy renewals and the net effect of new and lost business. During any given year, our commission revenue derived from distribution of life and medical insurance products is highest during the fourth quarter and is lowest during the first quarter. This general seasonality trend was further affected by the recent COVID-19 pandemic, which reduced our first year life insurance commission revenue during 2020. The factors that cause the quarterly and annual variations are not within our control. Specifically, regulatory changes to product design may result in cessation of products from time to time and cause quarterly fluctuation in the results of our operations. In addition, consumer demand for insurance products can influence the timing of renewals, new business and lost business, which generally includes policies that are not renewed, and cancellations. As a result, quarterly or annual comparisons of our operating results may not be used as an indication of our future performance.

Our future success depends on the continuing efforts of our senior management team and other key personnel, and our business may be harmed if we lose their services.

Our future success depends heavily upon the continuing services of the members of our senior management team and other key personnel, in particular, Mr. Huihe Zheng, our President and Chief Executive Officer. If our senior executives or other key personnel, are unable or unwilling to continue in their present positions, we may not be able to replace them easily, or at all. As such, our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and key personnel in insurance industry is intense because of a number of factors including the limited pool of qualified candidates. We may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future. In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose customers, sensitive trade information, key professionals and staff members.

We may not be able to ensure the accuracy and completeness of product information and the effectiveness of our recommendation of insurance products.

Our customers rely on the insurance product information we provide through our technical representatives. While we believe that such information is generally accurate, complete and reliable, there can be no assurance that the accuracy, completeness or reliability of the information can be maintained in the future. If our technical representatives provide any inaccurate or incomplete information due to either their own fault or that of our insurance partners, or we fail to present accurate or complete information of any insurance products which could lead to our customers’ failure to get the protection or we being warned or punished by regulatory authorities, our reputation could be harmed and we could experience reduced businesses, which may adversely affect our business and financial performance.

We may not be able to recommend suitable insurance products to our customers. Our technical representatives may not fully understand the customers’ needs and recommend suitable products to them. In addition, because the technical representatives are compensated based on premiums and commission rates, they may be tempted to sell insurance products with higher commissions rather than those required by or suitable to the customers or prospective customers. If our customers are recommended insurance products that do not suit their protection needs, they may lose trust in the company. Meanwhile, our insurance company partners may find our recommendation ineffective. Our customers may consequently be reluctant to continue to use our services, and our insurance company partners may be hesitant to continue to partner with us. As a result, our business, reputation, financial performance and prospects will be materially and adversely affected.

We may face potential liability, loss of customers and damage to our reputation for any failure to protect the confidential information of our customers.

Our customer database holds confidential information concerning our customers. We may be unable to prevent third parties, such as hackers or criminal organizations, from stealing information provided by our customers. Confidential information of our customers may also be misappropriated or inadvertently disclosed through insurance agents’ misconduct or mistake. We may also in the future be required to disclose to government authorities certain confidential information concerning our customers. Any compromise of our security could have a material adverse effect on our reputation, business, prospects, financial condition and results of operations.

Though we have not experienced any material cybersecurity incidents in the past, if our database was compromised by outside sources or if we were accused of failing to protect the confidential information of our customers, we may be forced to expend significant financial and managerial resources in remedying the situation, defending against these accusations and we may face potential liability. Any negative publicity, especially concerning breaches in our cybersecurity systems, may adversely affect our public image and reputation. Though we take proactive measures to protect against these risks and believe that our efforts in this area are sufficient for our business, there can be no assurance that such measures will prove effective against all cybersecurity risks.

Risks Related to Doing Business in Hong Kong

Potential political and economic instability in Hong Kong may adversely impact our results of operations.

Our operational activities are primarily conducted in Hong Kong. Accordingly, political and economic conditions in Hong Kong and the surrounding region may directly affect our business. Since early 2019, a number of political protests and conflicts have occurred in Hong Kong in connection with proposed legislation that would allow local authorities to detain and extradite people who are wanted in territories that Hong Kong does not have extradition agreements with, including mainland China and Taiwan. The economy of Hong Kong has been negatively impacted, including our retail market, property market, stock market, and tourism, from such protests.

Under the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. We cannot assure you that the Hong Kong protests will not affect Hong Kong’s status as a Special Administrative Region of the People’s Republic of China and thereby affecting its current relations with foreign states and regions.

Our revenue is susceptible to the ongoing Hong Kong protests as well as any other incidents or factors which affect the stability of the social, economic and political conditions in Hong Kong. As a result of the Hong Kong protests, we experienced a drop in new customers from mainland China beginning in June 2019, which has impacted our revenue for period from June 2019 to the quarter ended June 30, 2020.

It is unclear whether there will be other political or social unrest in the near future or that there will not be other events that could lead to the disruption of the economic, political and social conditions in Hong Kong. If such events persist for a prolonged period of time or that the economic, political and social conditions in Hong Kong are to be disrupted, our overall business and results of operations may be adversely affected.

The future development of national security laws and regulations in Hong Kong could materially impact our business by possibly triggering sanctions and other measures which can cause economic harm to our business.

On May 28, 2020, the National People’s Congress of the People’s Republic of China approved a proposal to impose a new national security law for Hong Kong and authorized the Standing Committee of the National People’s Congress to proceed to work out details of the legislation to be implemented in Hong Kong (the “Decision”). The Decision states that the new law will target secession, subversion of state power, terrorism activities and foreign interference. The stated objective of the Decision is to protect the national security of China as a whole (including Hong Kong and Macau) and is not intended to have a direct commercial bearing on commercial and economic activities. The government believes the new law may bring about more stability to Hong Kong, which in turn may lay the foundation for commercial and economic activities to flourish. On June 30, 2020, China’s National People’s Congress Standing Committee passed the national security law for the Hong Kong Special Administrative Region (HKSAR). Hong Kong’s Chief Executive promulgated it in Hong Kong later the same day. Among other things, it criminalizes separatism, subversion, terrorism and foreign interference in Hong Kong. We cannot rule out the possibility that the Decision and the implementation of the national security law may trigger sanctions or other forms of penalties by foreign governments, which may cause economic and other hardship for Hong Kong, including companies like us that do business in Hong Kong. It is difficult for us to predict the impact, in any, the implementation of the national security law will have on our business, as such impact will depend on future developments, which are highly uncertain and cannot be predicted.

The market price for our securities could be adversely affected by increased tensions between the United States and China.

Recently there have been heightened tensions in the economic and political relations between the United States and China. On June 30, 2020, the Standing Committee of the PRC National People’s Congress issued the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region. This law defines the duties and government bodies of Hong Kong for safeguarding national security and four categories of offences—secession, subversion, terrorist activities and collusion with a foreign country or external elements to endanger national security—and their corresponding penalties. On July 14, 2020, U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020, the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including Hong Kong chief executive Carrie Lam. The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions such as those provided in the HKAA is in practice discretionary and highly political, especially in a relationship as extensive and complex as that between the United States and China. It is difficult to predict the full impact of the HKAA on Hong Kong and companies like us. Furthermore, legislative or administrative actions in respect of Sino-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our securities could be adversely affected.

Risks Related to this Offering and Our Common Stock

We have not received any commitments to purchase any securities in this offering, and there is no minimum offering amount, meaning we could (and have the right) to raise substantially less than the maximum amount of shares being offered hereby.

We will use our best efforts to sell the full 7,000,000 shares of common stock offered hereby, but we are not required to raise any minimum amount. Consequently, there can be no assurance that any of the securities offered hereby will be sold. To the extent that the net proceeds raised by us are substantially less than the maximum offering amount, our viability as an ongoing enterprise could be materially diminished. In the event that an alternate source of financing is not obtained in a timely manner, those investors who participate in this offering risk the loss of their entire investments.

This is a self-directed offering, meaning that we are not utilizing an underwriter or placement agent to facilitate the offering. This could impact our ability to raise funding in this offering.

No underwriter or placement agent has been engaged in connection with the offering or performed any due diligence activities which would otherwise confirm the accuracy of our disclosures in the registration statement of which this prospectus is a part. Thus, investors will not be afforded customary benefits associated with the participation of an investment bank in a registered offering, including greater possibility of raising funds in this offering, support for the trading of our common stock in the market, analyst coverage and similar benefits. Moreover, we will be relying primarily on our own efforts to secure investors for this offering, which might be less effective than if we had engaged an underwriter or placement agent.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on a public offering price of $0.48 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of approximately $0.15 per share in the net tangible book value of the common stock assuming the sale of all 7,000,000 shares of common stock in this offering. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Our management has broad discretion as to the use of the net proceeds from this offering.

We intend to use the net proceeds from this offering for business development activities, new hires, working capital and other general corporate purposes, however we cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds. See “Use of Proceeds.” Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our common stock may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value.

The limited public trading market may cause volatility in our stock price.

The quotation of our common stock on the OTCQB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus and will be subject to significant volatility. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

An active and visible trading market for our common stock may not develop.

Although our common stock is quoted on the OTCQB marketplace operated by OTC Markets Group, Inc., trading has been very limited and we cannot predict whether an active market for our common stock will develop in the future. We are not applying for the listing of our common stock on a national exchange in connection with this offering. In the absence of an active trading market:

●	investors may have difficulty buying and selling or obtaining market quotations;

●	market visibility for shares of our common stock may be limited; and

●	a lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock.

The OTCQB is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than Nasdaq Stock Market or the New York Stock Exchange. The trading price of the common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

We may not maintain qualification for OTCQB inclusion, and therefore you may be unable to sell your shares.

Our common stock is eligible for quotation on the OTCQB. However, trading of our common stock could be suspended. If for any reason our common stock does not become eligible or maintain eligibility for quotation on the OTCQB or a public trading market does not develop, purchasers of shares of our common stock may have difficulty selling their shares should they desire to do so. If we are unable to satisfy the requirements for quotation on the OTCQB, any quotation in our common stock could be conducted in the “pink sheets” market. As a result, a purchaser of our common stock may find it more difficult to dispose of, or to obtain accurate quotations as to the price of their shares. This would materially and adversely affect the liquidity of our securities.

Even if a market for our common stock develops, the market price of our common stock may be significantly volatile, which could result in substantial losses for purchasers.

The market price for our common stock may be significantly volatile and subject to wide fluctuations in response to factors including the following:

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in financial or operational estimates or projections;

●	conditions in markets generally;

●	changes in the economic performance or market valuations of companies similar to ours; and

●	general economic or political conditions in the United States or elsewhere.

In some cases, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our business operations and reputation.

If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. Our operations are primarily conducted in Hong Kong but we have depended, and expect to continue to depend, on visitors from mainland China to generate a majority of our revenues. We also seek to establish collaboration with business partners in mainland China. It is not clear what effect this scrutiny, criticism and negative publicity on China based companies will have on us, our business and our stock price, if any. If we become the subject of any unfavorable allegations due to our dependence on Chinese visitors or relationship with business partners in mainland China, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from growing our business. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our common stock.

Our controlling stockholder may exercise significant influence over us and may be subject to conflicts of interest.

Our Chairman of the Board, Chief Executive Officer and President, Huihe Zheng, owns approximately 95.5% of our outstanding voting power. Mr. Zheng thus has the power, on his own, to determine the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, approval of equity incentive plans, and other significant corporate actions. Mr. Zheng also has the power to prevent or cause a change in control. In addition, without the consent of Mr. Zheng, we could be prevented from entering into transactions that could be beneficial to us. The interests of Mr. Zheng may differ from the interests of our other stockholders, which cause him to be faced with conflicts of interests that may not be resolved in favor of or to the satisfaction of our minority shareholders.

The Series B and Series Convertible Preferred Stock, which are controlled by our Chairman of the Board, Chief Executive Officer, have super voting rights that may adversely affect our holders of common stock.

Except as required by law, holders of Series B and Series C Preferred Stock (which is currently controlled by Huihe Zheng, our Chairman of the Board, Chief Executive Officer) are entitled to super voting rights. Each share of Series B Preferred Stock is entitled to 100 votes and each share of Series C Preferred Stock is initially entitled to eleven votes for each share of common stock into which such share of Series C Preferred Stock could then be converted. Holders of Series B and Series C Preferred Stock will vote together on all matters upon which common stock holders are entitled to vote. The voting rights of holders of our common stock will be diluted as a result of these super voting rights.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is currently quoted on OTCQB, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, as amended. Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million. The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states after they have viewed this prospectus. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Our management has determined that our disclosure controls and procedures are not effective and we have identified material weaknesses in our internal control over financial reporting.

In connection with the preparation of our financial statements for the quarters ended December 31, 2020 and 2019, our management concluded that our internal control over financial reporting was not effective and we identified several material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. In addition, as of December 31, 2020, our management concluded that our disclosure controls and procedures were not effective due to the material weaknesses in our internal control over financial reporting. The material weaknesses result from the following: (i) lack of proper segregation of duties and risk assessment process; (ii) lack of formal documentation in internal controls over financial reporting; and (iii) lack of independent directors and an audit committee.

Each of the material weaknesses described above could result in a misstatement of our accounts or disclosures that would result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected. We cannot assure you that any measures we may take in the future will be sufficient to remediate the material weaknesses described above or avoid potential future material weaknesses. If we are unable to report financial information timely and accurately or to maintain effective disclosure controls and procedures, our stock price could be negatively impacted and we could be subject to, among other things, regulatory or enforcement actions by the Securities and Exchange Commission.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their common stock at or above the price they paid for them.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our Board of Directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights that could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock, we may issue such shares in the future.

You may experience additional dilution as a result of future equity offerings.

In order to raise additional capital, we have issued equity securities in the past and may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per unit in this offering. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions, may be lower than the price per share paid by investors in this offering.

Shares of our common stock that have not been registered under federal securities laws are subject to resale restrictions imposed by Rule 144, including those set forth in Rule 144(i) which apply to a former “shell company.”

Prior to the closing of the Share Exchange (as defined below), we were deemed a “shell company” under applicable SEC rules and regulations because we had no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets. Pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), sales of the securities of a former shell company, such as us, under that rule are not permitted (i) until at least 12 months have elapsed from the date on which our Current Report on Form 8-K reflecting our status as a non-shell company, was filed with the SEC; (ii) unless at the time of a proposed sale, we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Form 8-K reports; or (iii) until the effectiveness of a registration statement under the Securities Act relating to our common stock. Therefore, unless we register such shares of common stock for sale under the Securities Act, most of our stockholders will be forced to hold their shares of our common stock for at least that 12-month period before they are eligible to sell those shares, and even after that period, sales may not be made under Rule 144 unless we and the selling stockholders are in compliance with other requirements of Rule 144. Further, it will be more difficult for us to raise funding to support our operations through the sale of debt or equity securities unless we agree to register such securities under the Securities Act, which could cause us to expend significant time and cash resources. Additionally, our previous status as a shell company could also limit our use of our securities to pay for any acquisitions we may seek to pursue in the future (although none are currently planned). The lack of liquidity of our securities as a result of the inability to sell under Rule 144 for a longer period of time than a non-former shell company could cause the market price of our securities to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of applicable federal securities laws. Forward-looking statements provide our management’s current expectations or forecasts of future events, particularly those related to the Group. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus include, but are not limited to, statements about:

●	the impact by public health epidemics, including the COVID-19 pandemic in China, Hong Kong and the rest of the world, on the market we operate in and our business, results of operations and financial condition;

●	the market for our services;

●	our expansion and other plans and opportunities;

●	our future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	current and future economic and political conditions in Hong Kong and China;

●	the future growth of the Hong Kong insurance industry as a whole and the professional insurance intermediary sector in particular;

●	our ability to attract customers, further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable them to develop our business;

●	changes in applicable laws or regulations in Hong Kong related to or that could impact our business;

●	our management of the Group’s business through the Company, a U.S. publicly-traded and reporting company; and

●	other assumptions regarding or descriptions of potential future events or circumstances described in this prospectus underlying or relating to any forward-looking statements.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our management’s views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that we “believe,” “we expect,” “we anticipate” and similar statements reflect its beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this prospectus, and while our management believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that our management has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, the Group’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements.

USE OF PROCEEDS

This offering is being made on a best-efforts basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $0.48. The following tables set forth the uses of proceeds assuming the sale of 100% ($3,360,000), 75% ($2,520,000), 50% ($1,680,000), and 25% ($840,000), respectively, of the securities offered for sale by us, before deducting commissions and estimated offering expenses payable by us. The offering scenarios presented are for illustrative purposes only and the actual amount of proceeds, if any, may differ.

In general, we intend to use the net proceeds from this offering for business development activities, new hires, working capital and other general corporate purposes. The anticipated use of proceeds for the offering funds is summarized below.

Use of the net proceeds from the sale of shares at 100% of the offering ($3,360,000 gross):

Business development activities (50%)	$1,680,000
New hires (20%)	$672,000
Working capital and other general corporate purposes (30%)	$1,008,000
Total	$3,360,000

Use of the net proceeds from the sale of shares at 75% of the offering ($2,520,000 gross):

Business development activities (50%)	$1,260,000
New hires (20%)	$504,000
Working capital and other general corporate purposes (30%)	$756,000
Total	$2,520,000

Use of the net proceeds from the sale of shares at 50% of the offering ($1,680,000 gross):

Business development activities (50%)	$840,000
New hires (20%)	$336,000
Working capital and other general corporate purposes (30%)	$504,000
Total	$1,680,000

Use of the net proceeds from the sale of shares at 25% of the offering ($840,000 gross):

Business development activities (50%)	$420,000
New hires (20%)	$168,000
Working capital and other general corporate purposes (30%)	$252,000
Total	$840,000

To the extent that the net proceeds raised by us are substantially less than the maximum offering amount, our viability as an ongoing enterprise could be materially diminished.

Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments.

The amounts and timing of our actual expenditures will depend on numerous factors, including increased number of employees, our operations and business developments and opportunities that may arise. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

●	the existence of unforeseen or other opportunities or the need to take advantage of changes in the timing of our existing activities;

●	the need or desire on our part to accelerate, increase, reduce or eliminate one or more existing initiatives due to, among other things, changing market conditions and competitive developments;

●	our ability to attract funding; and/or

●	the presentation of strategic opportunities of which we are not currently aware.

In the course of our business, we evaluate these and other factors, and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We do not anticipate paying any cash dividends in the foreseeable future and we intend to retain all of our earnings, if any, to finance our growth and operations and to fund the expansion of our business. Payment of any dividends will be made in the discretion of our Board of Directors, after its taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of the date of this prospectus, we have approximately 172 holders of record of our common stock. The number of record holders does not include persons, if any, who hold our common stock in nominee or “street name” accounts through brokers.

Our common stock is quoted on the OTCQB markets under the symbol “QDMI.”

The sales prices of our common stock were obtained from the OTC Market Group, Inc. and do not necessarily reflect actual transactions, retail markups, mark downs or commissions. As of April 1, 2021, the last reported sales price of a share of our common stock on the OTCQB was $0.60. No assurance can be given that an established public market will develop in our common stock, or if any such market does develop, that it will continue or be sustained for any period of time.

Our stock transfer agent is Pacific Stock Transfer Company, which is located at 6725 Via Austi Pkwy, Suite 300, Las Vegas, Nevada 89119, telephone: (702) 323-0033.

Securities Authorized for Issuance under Equity Compensation Plans

We currently do not have any equity compensation plans.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

None.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2020:

●	on an actual basis;

●	on a pro forma basis to give effect to our issuance and sale of the maximum aggregate offering amount of 7,000,000 shares of common stock at a public offering price of $0.48 per share, after deducting estimated offering expenses payable by us.

	As of December 31, 2020
	Actual	Pro Forma
Cash and cash equivalents	$70,930	$70,930
Stockholders’ (deficit) equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized and 13,500 shares issued and outstanding	225	225
Common stock, $0.0001 par value, 200,000,000 shares authorized and 1,688,049 shares issued and outstanding at December 31, 2020	169	869
Subscription receivable	(48,718)	(48,718)
Treasury stock	(60,395)	(60,395)
Additional paid-in capital	9,289,304	12,556,104
Accumulated deficit	(9,553,301)	(9,553,301)
Total stockholders’ equity	(372,716)	2,894,784
Total capitalization	$(372,716)	$2,894,784

DILUTION

If you purchase shares in this offering your interest will be diluted immediately to the extent of the difference between the public offering price of $0.48 per share and the as adjusted net tangible book value per share of our common stock immediately following this offering.

Our net tangible book value as of December 31, 2020 was approximately $(372,716), or approximately $(0.23) per share. Net tangible book value per share represents our total tangible assets less total tangible liabilities, divided by the number of shares of common stock outstanding as of December 31, 2020. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering.

Assuming the sale of all 7,000,000 shares of common stock in this offering at a public offering price of $0.48 per share, and after deducting estimated offering expenses, our as adjusted net tangible book value as of December 31, 2020 would have been approximately $2,894,784, or $0.33 per share. This represents an immediate increase in net tangible book value of $0.56 per share to existing stockholders and an immediate dilution in net tangible book value of $0.15 per share to purchasers of common stock in this offering.

In the event that 75%, or 5,250,000 shares of common stock are sold in this offering at a public offering price of $0.48 per share, and after deducting estimated offering expenses, our as adjusted net tangible book value as of December 31, 2020 would have been approximately $2,054,784, or $0.30 per share. This represents an immediate increase in net tangible book value of $0.52 per share to existing stockholders and an immediate dilution in net tangible book value of $0.18 per share to purchasers of common stock in this offering.

In the event that 50%, or 3,500,000 shares of common stock are sold in this offering at a public offering price of $0.48 per share, and after deducting estimated offering expenses, our as adjusted net tangible book value as of December 31, 2020 would have been approximately $1,214,784, or $0.24 per share. This represents an immediate increase in net tangible book value of $0.47 per share to existing stockholders and an immediate dilution in net tangible book value of $0.24 per share to purchasers of common stock in this offering.

In the event that 25%, or 1,750,000 shares of common stock are sold in this offering at a public offering price of $0.48 per share, and after deducting estimated offering expenses, our as adjusted net tangible book value as of December 31, 2020 would have been approximately $374,784, or $0.11 per share. This represents an immediate increase in net tangible book value of $0.34 per share to existing stockholders and an immediate dilution in net tangible book value of $0.37 per share to purchasers of common stock in this offering.

The following table illustrates the dilution to the purchasers of the common stock in this offering.  The table below includes an analysis of the dilution that will occur if 25%, 50%, 75% of the shares are sold, as well as the dilution if all shares are sold:

	25% of	50% of	75% of	Maximum
	Offering	Offering	Offering	Offering

Public offering price per share	$0.48	$0.48	$0.48	$0.48

Net tangible book value per share as of December 31, 2020	$374,784	$1,214,784	$2,054,784	$2,894,784

Increase in net tangible book value per share attributable to this offering	$0.34	$0.47	$0.52	$0.56

Adjusted net tangible book value per share as of December 31, 2020, after giving effect to the offering	$0.11	$0.24	$0.30	$0.33

Dilution per share to new investors in the offering	$0.37	$0.24	$0.18	$0.15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis is based on, and should be read in conjunction with our financial statements, which are included elsewhere in this prospectus. Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risk, uncertainties and other factors. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” and similar expressions or variations. Actual results could differ materially because of the factors discussed in “Risk Factors” elsewhere in this prospectus, and other factors that we may not know.

Overview

From 2016 to 2020, we were a telemedicine company that provides Connect-a-Doc telemedicine kits to schools. Our services aimed to provide alternatives to schools that desire to provide a higher level of healthcare to their students but are unable to keep a full-time school nurse available. In 2020 this business was discontinued and we became a non-operating “shell” company.

Following the change in control in March 2020, we planned to conduct insurance brokerage business in Hong Kong, through either formation or acquisition of an existing insurance brokerage business. To implement our business plan, during the three months ended September 30, 2020, we engaged professionals (legal counsel and accountants) to evaluate the optimal corporate structure for our new business and conduct due diligence on a potential target.

On October 21, 2020, we entered into the Share Exchange Agreement with QDM BVI, and Huihe Zheng, the sole shareholder of QDM BVI, who is also our principal stockholder and serves as our Chairman and Chief Executive Officer, to acquire all the issued and outstanding capital stock of QDM BVI in exchange for the issuance to Mr. Zheng 900,000 shares of a newly designated Series C Preferred Stock, with each share of Series C Preferred Stock initially being convertible into 11 shares of our common stock, subject to certain adjustments and limitations. The Share Exchange closed on October 21, 2020.

As a result of the consummation of the Share Exchange, we acquired QDM BVI and its indirect subsidiary, YeeTah, an insurance brokerage company primarily engaged in the sales and distribution of insurance products in Hong Kong. Following the closing of the transaction, we have assumed the business operations of QDM BVI and its subsidiaries.

Impact of COVID-19 and Protests

Impact of COVID-19

An outbreak of a novel strain of the coronavirus, COVID-19, was identified in China and has subsequently been recognized as a pandemic by the World Health Organization. The COVID-19 pandemic has severely restricted the level of economic activity around the world. In response to this pandemic, the governments of many countries, states, cities and other geographic regions, including Hong Kong, have taken preventative or protective actions, such as imposing restrictions on travel and business operations and advising or requiring individuals to limit or forego their time outside of their homes.

With social distancing measures having been implemented to curtail the spread of COVID-19, insurance brokers in Hong Kong, such as YeeTah, which relied primarily on storefront and in-person consultations for new business production faced an immediate slowdown. In addition, Hong Kong has suspended mainland tourists’ free travel and requested those who travel from the mainland and enter Hong Kong undergo quarantine for 14 days.

Customers from mainland China contributed to a large part of YeeTah’s commissions. Regulations require their physical presence in Hong Kong to complete the policy contract. However, due to the political turmoil and travel restrictions related to the COVID-19 epidemic, mainland Chinese customers have dropped sharply. As a result, YeeTah’s revenue from commissions on new business has decreased significantly. YeeTah’s commissions from renewal premiums have also been materially affected since the mainland Chinese customers have been late in making the renewal payments due to inability to visit Hong Kong to make the payments. Most of YeeTah’s mainland customers do not have Hong Kong bank account and used to pay their premiums through credit card or in cash in person.

Impact of Protests in Hong Kong

Since early 2019, a number of political protests and conflicts have occurred in Hong Kong in connection with proposed legislation that would allow local authorities to detain and extradite people who are wanted in territories that Hong Kong does not have extradition agreements with, including mainland China and Taiwan. On June 30, 2020, China’s National People’s Congress Standing Committee passed a national security law for the Hong Kong Special Administrative Region (HKSAR). Hong Kong’s Chief Executive promulgated it in Hong Kong later the same day. Among other things, it criminalizes separatism, subversion, terrorism and foreign interference in Hong Kong. The economy of Hong Kong has been negatively impacted, including the retail market, property market, stock market, and tourism, from such protests.

Under the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. We cannot assure you that the Hong Kong protests will not affect Hong Kong’s status as a Special Administrative Region of the People’s Republic of China and thereby affecting its current relations with foreign states and regions.

Our revenue is susceptible to the ongoing Hong Kong protests as well as any other incidents or factors which affect the stability of the social, economic and political conditions in Hong Kong. As a result of the Hong Kong protests, we experienced a drop in new customers from mainland China beginning in June 2019, which has impacted our revenue for period from June 2019 to the quarter ended June 30, 2020.

It is unclear whether there will be other political or social unrest in the near future or that there will not be other events that could lead to the disruption of the economic, political and social conditions in Hong Kong. If such events persist for a prolonged period of time or that the economic, political and social conditions in Hong Kong are to be disrupted, our overall business and results of operations may be adversely affected.

Results of Operations

The Company

Three Months Ended December 31, 2020 and 2019

 The following table presents an overview of the results of operations for the three months ended December 31, 2020 and 2019:

	For The Three Months Ended	For The Three Months Ended
	December 31, 2020	December 31, 2019
Revenue	$33,455	$54,773
Cost of sales	33,133	41,202
Gross profit	322	13,571
Operating costs and expenses:
General and administrative expenses	87,673	290,442
Total operating costs and expenses	87,673	290,442
Loss from operations	(87,351)	(276,871)
Total other income	3,559	29,606
Net loss	(83,791)	(247,265)

Revenue

Revenue decreased by approximately $21,000 or 38.9% for the three months ended December 31, 2020 as compared to the same period of 2019. The decrease was mainly due to the economic impacts resulted from the ongoing COVID -19 epidemic in Hong Kong and mainland China during fiscal 2020.

Cost of sales

Cost of sales represented commissions paid to individuals or companies who referred customers to us. The amount decreased by approximately $8,000 or 19.6% for the three months ended December 31, 2020 as compared to the same period of 2019. The decrease was due to the decrease of revenue.

Gross margin

Gross margin was 1.0% for the three months ended December 31, 2020 as compared to the gross margin of 24.8% of the same period of last year. The lower gross margin in 2020 compared to 2019 was because our commission costs for the three months ended December 31, 2019 were lower. During the three months ended December 31, 2020, we increased our commissions for renewals for clients referred by YeeTah Financial Group Co., Ltd., a related party company controlled by Siu Ping Lo, the responsible officer and former Chief Executive and director of YeeTah (“YeeTah Financial”) from the previous year.

General and administrative expenses

General and administrative expenses (“G&A”) expenses consist primarily of stock-based payments, employee salaries, office rent, insurance costs, general office operating expenses (e.g. utilities, repairs and maintenance) and professional fees. G&A expenses decreased by approximately $203,000 or 69.8% for the three months ended December 31, 2020 as compared to the same period of 2019. The decrease was primarily due to a decrease of approximately $223,000 in stock-based compensation to officers and directors due to less stock-based compensation was awarded in 2020. The $223,000 decrease resulted from less stock-based compensation was offset by a slight net increase in other G&A expenses during 2020.

Other income

Other income decreased by approximately $26,000 or 88% for the three months ended December 31, 2020 as compared to the same period of 2019. The decrease was due to termination of certain management services YeeTah provided to a related party in December 2019.

Net loss

As a result of the factors described above, net loss for the three months ended December 31, 2020 decreased by approximately $163,000 or 66.1% as compared to the same period of 2019.

 Nine Months Ended December 31, 2020 and 2019

The following table presents an overview of the results of operations for the nine months ended December 31, 2020 and 2019:

	For The Nine Months Ended	For The Nine Months Ended
	December 31, 2020	December 31, 2019
Revenue	$100,355	$177,954
Cost of sales	99,130	166,412
Gross profit	1,225	11,542
Operating costs and expenses:
General and administrative expenses	230,122	493,600
Total operating costs and expenses	230,122	493,600
Loss from operations	(228,897)	(482,058)
Total other income	6,849	85,295
Net loss	$(222,048)	$(396,763)

Revenue

Revenue decreased by approximately $78,000 or 43.6% for the nine months ended December 31, 2020 as compared to the same period of 2019. The decrease was mainly due to the economic impact resulting from the prolonged Hong Kong civilian protests and COVID -19 during the nine months ended December 31, 2020.

Cost of sales

Cost of sales represented commissions paid to individuals or companies who referred customers to us. The amount decreased by approximately $67,000 or 40.4% for the nine months ended December 31, 2020 as compared to the same period of 2019. The decrease was in line with the decrease of revenue.

Gross margin

Gross margin was 1.2% for the nine months ended December 31, 2020 as compared to the 6.5% for the same period of last year. The lower gross margin in 2020 compared to 2019 was because our commission costs for the nine months ended December 31, 2019 were lower. During the nine months ended December 31, 2020, we increased our commissions for renewals for clients referred by YeeTah Financial from the previous year.

General and administrative expenses

G&A expenses consist primarily of stock-based payments, employee salaries, office rents, insurance costs, general office operating expenses (e.g. utilities, repairs and maintenance) and professional fees. G&A expenses decreased by approximately $263,000 or 53.4% for the nine months ended December 31, 2020 as compared to the same period of 2019. The decrease was primarily due to a decrease of approximately $289,000 in stock-based compensation to officers and directors due to less stock-based compensation was awarded in 2020. The $289,000 decrease resulted from less stock-based compensation was offset by a slight net increase in other G&A expenses during 2020. The $289,000 decrease resulted from less stock-based compensation was offset by a slight net increase in other G&A expenses during 2020.

Other income

Other income decreased by approximately $78,000 or 92% for the nine months ended December 31, 2020 as compared to the same period of 2019. The decrease was due to termination of certain management services YeeTah provided to a related party in December 2019.

Net loss

As a result of the factors described above, net loss for the nine months ended December 31, 2020 decreased by approximately $175,000 or 44% as compared to the same period of 2019.

Years Ended December 31, 2019 and 2018

We did not generate any revenue for the year ended December 31, 2019 and 2018 because we were not able to market our prior telemedicine products and services effectively.

For the year ended December 31, 2019, we spent $227,180 on general and administrative expenses and spent $27,069 on interest accrued on the convertible promissory notes. As a result, we had net loss of $254,249 for the year ended December 31, 2019.

For the year ended December 31, 2018, we spent $60,505 on general and administrative expenses. We spent $2,262 on interest expense and received $1,404 from the disposal of an otoscope. As a result, we had net loss of $61,363 for the year ended December 31, 2018.

The increase of $192,886, or 314% in the net loss for the year ended December 31, 2019 compared to the year ended December 31, 2018 is primarily due to an increase in general and administrative expenses during the year ended December 31, 2019. During the year ended December 31, 2019, our general and administrative expenses increased by $166,675, or 275% from the year ended December 31, 2018. The increase in general and administrative expenses was due to the costs of auditing prior years, the legal services to become a reporting company again and the payroll paid to Mr. Shannon, an officer and director.

The Group

Years Ended March 31, 2020 and March 31, 2019

The following table presents an overview of the Group’s results of operations for the years ended March 31, 2020 and 2019:

	For the Year Ended	For the Year Ended
	March 31, 2020	March 31, 2019
Revenue	221,289	445,234
Cost of sales	200,011	409,998
Gross profit	21,278	35,236

Operating costs and expenses:
General and administrative expenses	151,893	210,219
Total operating costs and expenses	151,893	210,219

Loss from operations	(130,615)	(174,983)

Total other income	105,532	107,588

Loss before provision for income taxes	(25,083)	(67,395)

Net loss	(25,083)	(67,395)

Revenue

Revenue represents commissions earned from insurance companies through sales of insurance products to customers. Revenue decreased by approximately $224,000 or 50.3% for the year ended March 31, 2020 as compared to the same period of 2019. The decrease was mainly due to the economic impacts resulted from the Hong Kong civilian protests and COVID-19 during fiscal 2020.

Costs of sales

Costs of sales represent commissions YeeTah paid to third party individuals or companies who referred customers to YeeTah. Cost of sales decreased by approximately $210,000 or 51.2% for the year ended March 31, 2020 as compared to the same period of 2019. The decrease was in line with the decrease in revenue.

Gross margin

Gross margin was 9.6% for the fiscal year ended March 31, 2020, which was relatively consistent with the gross margin of 7.9% for the fiscal year ended March 31, 2019.

General and administrative expenses

G&A expense consist primarily of employee salaries, office rent, insurance costs, general office operating expenses (e.g. utilities, repairs and maintenance) and professional fees. G&A expenses decreased by approximately $58,000 or 27.7% for the year ended March 31, 2020 as compared to the same period of 2019. The decrease was primarily due to (i) a decrease of approximately $24,000 in office rent as a result of the relocation to a cheaper office in 2020 and (ii) a decrease of approximately $15,000 in employee salaries due to reduction in the number of employees in October 2019.

Other income

Other income represents management service fees earned from providing office management services to a related party company. The management service fees were generally fixed and therefore other income for the year ended March 31, 2020 was consistent with that of 2019.

Net loss

As a result of the factors described above, the Group’s net loss for the fiscal year ended March 31, 2020 was $25,083 as compared to a net loss of $67,395 for the same period of 2019.

Foreign Currency Translation

The Group’s reporting currency is the United States dollar (“US$”). The Group’s operations are principally conducted in Hong Kong where the Hong Kong dollar is the functional currency.

Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currency at the prevailing rates of exchange at the balance date. The resulting exchange differences are reported in the statements of operations and comprehensive income.

The exchanges rate used for translation from Hong Kong dollar to US$ was 7.8000, a pegged rate determined by the linked exchange rate system in Hong Kong. This pegged rate was used to translate Group’s balance sheets, income statement items and cash flow items for both the years ended March 31, 2020 and 2019 and for both the three and nine months ended December 31, 2020 and 2019.

Liquidity and Capital Resources

The Company

As of the date of this prospectus, we have financed our operations primarily through cash generated by operating activities, equity financings and advances from our principal stockholder. As of December 31, 2020, and March 31, 2020, we had $70,930 and $62,780, respectively, in cash and cash equivalents, which primarily consisted of cash deposited in banks.

Nine Months Ended December 31, 2020 and 2019

	December 31, 2020	December 31, 2019
Net cash used in operating activities	$(226,493)	$(97,418)
Net cash provided by (used in) financing activities	234,643	(61,998)
Net increase (decrease) in cash, cash equivalents	8,150	(159,416)
Cash and cash equivalents at beginning of period	62,780	177,556
Cash and cash equivalents at end of year	$70,930	$18,140

Our working capital requirements mainly comprise of commissions paid to technical representatives and referral fees, operating lease payments and employee salaries. Historically, our capital requirements were generally met by cash generated from our operations, equity financings and funding from our principal stockholder. In light of impact on our operations from the civilian protests in Hong Kong and the COVID-19 epidemic in China and Hong Kong, we undertook certain cost cutting measures, including but not limited to, relocating to a new office with a much lower rent and reducing the number of employees. Discretionary expenditures are also curtailed or reduced to save costs. In addition to adjusting our operating expenditures, we will continue to seek opportunities of equity financings and financial supports from our principal stockholder. Although historically we were successful in obtaining equity financings through the sales of our securities and obtaining loans from our principal stockholder, the availability of such financings when required is dependent on many factors beyond our control, such as the unforeseeable impact from COVID-19 and the recovery of the Hong Kong economy following the civilian protests.

Operating Activities:

Net cash used in operating activities was approximately $226,000 for the nine months ended December 31, 2020, compared to net cash used in operating activities of approximately $97,000 for 2019, represented an increase of approximately $129,000 in the net cash outflow in operating activities. The increase in net cash used in operating activities was primarily due to a decrease of net loss of $175,000 in the nine months ended December 31, 2020 as compared to the same period of 2019. In addition, the decrease was also due to following working capital changes:

(1)	Change in accounts receivable resulted in an approximately $4,000 cash inflow for the nine months ended December 31, 2020, while for the nine months ended December 31, 2019, change in accounts receivable was an approximately $41,000 cash inflow, which led to an approximately $37,000 decrease in net cash inflow from operating activities.

(2)	Change in prepaid expenses resulted in an approximately $18,000 cash outflow for the nine months ended December 31, 2020, while for the nine months ended December 31, 2019, change in prepaid expenses resulted in a cash outflow of approximately $1,000, which led to an approximately $17,000 increase in net cash outflow from operating activities.

(3)	Change in accounts payable and accrued liabilities resulted in an approximately $13,000 cash outflow for the nine months ended December 31, 2020, while for the nine months ended December 31, 2019, change in accounts payable and accrued liabilities generated a cash inflow of approximately $27,000, which led to an approximately $39,000 increase in net cash outflow from operating activities.

(4)	Change in non-cash operating items resulted in an approximately $21,000 cash inflow for 2020, while for 2019, change in non-cash operating items resulted in a cash inflow of approximately $236,000, which led to an approximately $215,000 decrease in net cash inflow from operating activities.

Financing Activities:

Net cash generated from financing activities was approximately $235,000 for the nine months ended December 31, 2020, which was attributable to the net results of: (i) stockholder advances of approximately $499,000; (ii) cash used in reverse acquisition of approximately $244,000; (iii) cash of approximately $30,000 incurred for future equity issuance; (iv) shareholder capital contributions of approximately $20,000; and (v) repayment of shareholder advances of approximately $10,000.

Net cash used for financing activities was approximately $62,000 for the nine months ended December 31, 2019, which was attributable to the net results of: (i) stockholder advances of approximately $59,000; (ii) cash used in repurchase of common stock of approximately $14,000; and (iii) repayment of stockholder advances of approximately $107,000.

Years Ended December 31, 2019 and 2018

For the year ended December 31, 2019, we had a net loss of $467,234. We had the following adjustments to reconcile net loss to net cash used in operating activities: an increase of $287 due to depreciation, an increase of $27,069 due to interest added to notes payable. Stock compensation for the board of directors was $212,985 for the year ended December 31, 2019. We had the following change in assets and liabilities: an increase in liabilities of $15,500 due to accrued expenses and an increase of $11,834 in the cash in the attorney trust account. As a result, we had net cash used in operating activities of $199,559 for the year ended December 31, 2019.

For the year ended December 31, 2018, we had a net loss of $61,363. We had the following adjustments to reconcile net loss to net cash used in operating activities: an increase of $287 due to depreciation, an increase of $1,121 due to interest added to shareholder loans and an increase of $1,140 due to interest added to notes payable. We had the following change in assets and liabilities: an increase in liabilities of $17,500 due to accrued expenses and a decrease of $11,834 in the cash in the attorney trust account. As a result, we had net cash used in operating activities of $53,148 for the year ended December 31, 2018.

For the years ended December 31, 2019 and 2018, we did not pursue any investing activities.

For the year ended December 31, 2019, we spent $19,622 on the purchase of treasury stock and received $19,443 from a shareholder advance and $125,009 in exchange for notes payable resulting in net cash provided by financing activities of $124,830 for the year ended December 31, 2019.

For the year ended December 31, 2018, we spent $1,764 on the purchase of treasury stock and received $5,000 from the sale of common stock and $116,059 in exchange for notes payable resulting in net cash provided by financing activities of $119,295 for the year ended December 31, 2018.

Our future capital requirements will depend on numerous factors including, but not limited to, the implementation of our new business plan in Hong Kong. We expect to depend on financing from our majority shareholder to meet our current minimal operating expenses. As we are a start-up company, our operating expenses are limited and discretional based on the availability of our funds. Management believes that the financing from our majority shareholder will support our planned operations over the next 12 months.

The Group

To date, the Group has financed its operations primarily through cash generated by operating activities, equity financings and advances from its principal shareholder. As of March 31, 2020, and 2019, the Group had $62,399 and $24,716, respectively, in cash and cash equivalents, which primarily consist of cash deposited in banks.

The Group’s working capital requirements mainly comprise of commissions paid to technical representatives and referral fees, operating lease payments and employee salaries. Historically, the Group’s capital requirements were generally met by cash generated from its operations, equity financings and funding from its principal shareholder. In light of the civilian protests in Hong Kong and the COVID-19 epidemic in China and Hong Kong, the Group undertook certain cost cutting measures, including but not limited to, relocating to a new office with a much lower rent and reducing the number of employees. Discretionary expenditures are also curtailed or reduced to save costs. In addition to adjusting its operating expenditures, the Group will continue to seek opportunities of equity financings and financial supports from the Group’s principal shareholder. Although historically the Group has been successful in obtaining equity financings through the sales of its ordinary shares and obtaining debt financings from its principal shareholder, the availability of such financings when required is dependent on many factors beyond the Group’s control such as the unforeseeable impacts from COVID-19 and the recovery of the Hong Kong economy following the civilian protests.

Years Ended March 31, 2020 and 2019

	March 31, 2020	March 31, 2019
Net cash provided by (used in) operating activities	$19,274	$(67,127)
Net cash provided by investing activities	-	-
Net cash provided by financing activities	18,409	35,898
Net increase (decrease) in cash, cash equivalents	37,683	(31,229)
Cash and cash equivalents at beginning of year	24,716	55,945
Cash and cash equivalents at end of year	$62,399	$24,716

Operating Activities:

Net cash generated from operating activities was approximately $19,000 for the year ended March 31, 2020, compared to net cash used in operating activities of approximately $67,000 for 2019, representing an increase of approximately $86,000 in the net cash inflow generated from operating activities. The increase in net cash generated from operating activities was primarily due to the following:

(1)	Change in accounts receivable was approximately $39,000 cash inflow for the year ended March 31, 2020. For 2019, changes in accounts receivable was approximately $39,000 cash outflow, which led to a $78,000 increase in net cash inflow from operating activities.

(2)	Change in other receivable provided approximately $38,000 cash inflow for the year ended March 31, 2020. For 2019, change in other receivable was nil, which led to an increase of approximately $38,000 in net cash inflow from operating activities.

(3)	Change in due to a related party consumed an approximately $33,000 cash outflow for the year ended March 31, 2020. For 2019, change in due to a related party generated an approximately cash inflow of $42,000, which led to an increase of approximately $74,000 in net cash outflow from operating activities.

Financing Activities:

Net cash provided by financing activities was approximately $18,000 for the year ended March 31, 2020, which was primarily attributable to the net result of receipt for share subscription receivable of approximately $53,000 and repayment of shareholder advances of approximately $35,000.

Net cash provided by financing activities was approximately $36,000 for the year ended March 31, 2019, which was primarily attributable to shareholder advances.

Material Commitments

We have no material commitments for the next twelve months. We will, however, require additional capital to meet our liquidity needs.

We had one office lease agreement and our lease commitments as of December 31, 2020 are summarized as follows:

	Payments due by period
	Total	Less than 1 year	1-3 years	Over 3 years
Operating lease obligations	$11,692	11,692	$-	$-

Critical Accounting Policies

Please refer to the notes to the Company’s and Group’ consolidated financial statements included in this prospectus for details of critical accounting policies. There were no areas requiring significant management judgments and estimates for the periods covered by this prospectus.

Off-balance Sheet Commitments and Arrangements

As of December 31, 2020, neither the Company nor the Group had any material off-balance sheet arrangements that had or were reasonably likely to have any effect on their respective financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

BUSINESS

Overview

We are an insurance brokerage company operating primarily in Hong Kong. We sell a wide range of insurance products, consisting of two major categories: (1) life and medical insurance, such as individual life insurance; and (2) general insurance, such as automobile insurance, commercial property insurance, liability insurance and homeowner insurance. In addition, as an MPF Intermediary, we also provide our customers with assistance on account opening and related services under the MPF and the ORSO in Hong Kong, both of which are mandatory retirement protection schemes set up for employees who are Hong Kong residents.

We sell insurance products underwritten by insurance companies operating in Hong Kong to our individual customers who are either Hong Kong residents or visitors from Mainland China and are compensated for our services by commissions paid by insurance companies, typically based on a percentage of the premium paid by the insured. Commissions generally depend on the type, term of insurance products and the particular insurance company and they are usually paid by the insurance companies the next month after the cooling off period of the policies sold, which is generally 21 days after the earlier of the delivery of the policy or a cooling off notice to the policy holder.

As of the date of this prospectus, we are a party to agreements with 20 insurance companies in Hong Kong, and offers approximately 520 insurance products to our customers. For the nine months ended December 31, 2020 and 2019, an aggregate of 87.5% and 97.7% of our total commissions were attributable to our top three insurance partners, respectively. For the fiscal year ended March 31, 2020, an aggregate of 94.34% of our total commissions was attributable to our top three insurance companies, each accounted for more than 10% of our total commissions. For the fiscal year ended March 31, 2019, an aggregate of 92.1% of our total commissions were attributed to our top two insurance companies, each accounted for more than 10% of our total commissions.

As of December 31, 2020, we had serviced an aggregate of 600 customers in connection with the purchase of an aggregate of 648 insurance products as well as a total of 33 customers for MPF related services.

As an independent insurance agency, we offer not only a broad range of insurance products underwritten by multiple insurance companies to address the needs of increasingly sophisticated customers with diverse needs and preferences but also quality services covering the policy application, customer information collection, analysis of policy selection, and after-sale services.

We focus on offering long-term life insurance products including endowment life and annuity life insurance and distribute general insurance products including automobile insurance, individual accident insurance, homeowner insurance, liability insurance and travel insurance. All of our sales of life and medical insurance products and general insurance products are conducted through our licensed sales persons (known in Hong Kong as technical representatives).

Hong Kong’s independent insurance intermediary market is experiencing rapid growth due to increasing demands for insurance products by the Chinese population, especially visitors from mainland China. We intend to grow our business by offering premium services and recruiting talent to join our professional team and sales force, expanding our distribution network through building more connections with business partners in Hong Kong and mainland China, such as wealth management companies, funds, trust companies, and overseas immigration agencies.

Corporate History

We were incorporated in Florida in March 2020 as the successor to 24/7 Kid Doc, Inc. (“24/7 Kid”), which was incorporated in Florida in November 1998. 24/7 Kid was a telemedicine company that provided Connect-a-Doc telemedicine kits to schools and its services aimed at providing an alternative to schools that desire to provide a higher level of healthcare to their students but are unable to keep a full-time school nurse available.

On March 3, 2020, a stock purchase agreement (the “Purchase Agreement”) was entered into by and between Huihe Zheng, our Chief Executive Officer and Chairman and Tim Shannon, our then controlling stockholder as well as Chief Executive Officer, Chief Financial Officer, President and director. Pursuant to the Purchase Agreement, Mr. Shannon sold to Mr. Zheng (i) 710,000 shares common stock of 24/7 Kid, representing 42.6% of the total issued and outstanding shares of common stock of 24/7 Kid as of March 9, 2020 and (ii) 13,500 shares of Series B Preferred Stock, each entitling the holder to 100 votes on all corporate matters submitted for stockholder approval, in consideration of $500,000 in cash from Mr. Zheng’s personal funds. The shares of common stock and Series B Preferred Stock acquired by Mr. Zheng, in the aggregate, represented 68.3% of the outstanding voting securities of 24/7 Kid as of March 9, 2020, and the acquisition of such shares resulted in a change in control of 24/7 Kid.

On March 11, 2020, we were incorporated in Florida as a wholly owned subsidiary of 24/7 Kid and QDM Merger Sub, Inc. (“Merger Sub”) was incorporated in Florida as our wholly owned subsidiary, for the purposes of effectuating a name change by implementing a reorganization of the corporate structure of 24/7 Kid through a merger (the “Merger”). On March 13, 2020, an Agreement and Plan of Merger (the “Merger Agreement”) was entered into by and among 24/7 Kid, the Company, and the Merger Sub. On April 8, 2020, the Articles of Merger were filed with the State of Florida to effect the Merger as stipulated by the Merger Agreement.

Pursuant to the Merger Agreement, Merger Sub merged with and into 24/7 Kid, with 24/7 Kid being the surviving entity. As a result, the separate corporate existence of Merger Sub ceased and 24/7 Kid became a direct, wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement and as a result of the Merger, all issued and outstanding shares of common stock and Series B Preferred Stock of 24/7 Kid were converted into shares of the Company’s common stock and Series B Preferred Stock, respectively, on a one-for-one basis, with the Company securities having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of the securities of 24/7 Kid being converted. As a result, upon consummation of the Merger, all of the stockholders of 24/7 Kid immediately prior to the Merger became stockholders of the Company and all the directors and officers of 24/7 Kid became the directors and officers of the Company. Upon consummation of the Merger, we became the successor issuer to 24/7 Kid pursuant to 12g-3(a) and as a result shares of our common stock were deemed to be registered under Section 12(g) of the Exchange Act.

On October 21, 2020, we entered into the Share Exchange Agreement with QDM BVI, and the QDM BVI Shareholder, to acquire all the issued and outstanding capital stock of QDM BVI in exchange for the issuance to the QDM BVI Shareholder 900,000 shares of a newly designated Series C Convertible Preferred Stock, par value $0.0001 per share, with each share of Series C Preferred Stock initially being convertible into 11 shares of our common stock, par value $0.0001 per share, subject to certain adjustments and limitations. The Share Exchange closed on October 21, 2020. As a result of the consummation of the Share Exchange, we acquired QDM BVI and its indirect subsidiary, YeeTah. Since the consummation of the Share Exchange, we have assumed the business operations of YeeTah as our own.

As described above, on October 21, 2020, we acquired all the issued and outstanding capital stock of QDM BVI pursuant to the Share Exchange Agreement and QDM BVI became our wholly owned subsidiary. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein QDM BVI is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of QDM BVI have been brought forward at their book value and no goodwill has been recognized.

Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Share Exchange will be those of the Group and will be recorded at the historical cost basis of the Group, and the consolidated financial statements after completion of the Share Exchange will include the assets and liabilities of the Group, historical operations of the Group, and operations of the Company and its subsidiaries from the closing date of the Share Exchange.

As a result of the acquisition of all the issued and outstanding capital stock of QDM BVI, we have now assumed the business operations of the Group as our own.

Our current principal offices are located at Room 715, 7F, The Place Tower C, No. 150 Zunyi Road, Changning District, Shanghai, China 200051. Our phone number is +86 (21) 22183083.

Corporate Structure

Our corporate organization structure is as follows as of the date of this prospectus:

Competitive Advantages

We believe that the following competitive strengths contribute to our growth and differentiate us from our competitors:

●	Premium Customer Service Experience. We believe providing superior customer service to our existing and potential customers is the most important aspect of our business in terms of brand building and product differentiation. We have designed our services to provide personalized customer service throughout the whole insurance purchase process, including in-depth customer needs analysis, product and plan customization, product evaluation and selection, and claim settlement related assistance.

●	Concentrated Insurance Product Offerings. Hong Kong's independent insurance intermediary companies generally focus on both life insurance and property insurance, but our strategy has been to focus on life insurance because of generally higher commissions. As of December 31, 2020, we had distributed more than 600 life and medical insurance policies from 20 insurance companies in Hong Kong. We believe our ability to offer concentrated products and services makes us an attractive distributor for our insurance company partners, and enables us to provide quality service to our customers.

●	Good Relationships with Insurance Companies. We maintain good relationships with the leading insurance companies in Hong Kong, including but not limited to, Prudential and AIA International Limited which have very stringent requirements on selection of brokers. We have been working with them for a few years and are able to pass their annual evaluations and receive favorable commission rates.

●	Experienced Management Team. Our responsible officer has more than ten years of experience serving as a senior executive in the insurance industry and is familiar with the insurance intermediary industry and the regulatory environment in Hong Kong. In addition, our administrative manager has more than 20 years of experience in the insurance industry and 6 years of management experience.

●	Strong Commitment to Rigorous Training and Development. Given the rapid development of new insurance products and the heavy reliance on face-to-face sales efforts in Hong Kong’s insurance industry, we believe that our strong in-house training program, which covers both product knowledge and sales skills, gives us a competitive edge over the other professional insurance intermediaries and helps us retain our sales force and improve our sales. The training also emphasizes inculcating in our technical representatives our corporate culture of customer service and commitment to high ethical standards.

Growth Strategy

Our goal is to further expand our distribution network. To achieve this goal, we intend to capitalize on the growth potential of China and Hong Kong’s insurance industry and the insurance intermediary sector, leverage our competitive strengths and pursue the following strategy:

●	Pursue Acquisitions of Other Insurance Intermediaries. We intend to acquire suitable insurance intermediaries in mainland China in order to achieve the objective of growth and provide an area of expansion that will add to insurance product/service lines in a market that is currently not served by us.

●	Further Participation in the Growing Life-Insurance Sector in Hong Kong. Life insurance products that require periodic premium payments have the potential to generate sustained revenue over an extended period of time. In order to take advantage of the significant growth potential of Hong Kong’s life issuance market and generate recurring income, we intend to continue to devote significant resources to growing this business line. We intend to actively recruit sales and marketing professionals to help increase sales of life insurance products in Hong Kong. We also intend to improve the productivity of individual technical representatives through rigorous training. In addition, we plan on leveraging our existing customer base to cross-sell life insurance products to our non-life insurance customers.

●	Further Expand Our Distribution Network Through Building Relationships with Strategic Partners. The insurance intermediary sector in Hong Kong is highly competitive. We plan to grow our distribution network by building relationships with partners in mainland China that have the potential of generating large premium in sales such as financial institutes, real estate companies and other public entities and with wealth management companies, high net-worth clients and strategic partners in the Hong Kong market through recruiting and hiring more sales professionals to cover strategic partners. We believe that expanding our distribution network will help us generate more business and grow our sales.

●	Continue to Strengthen Our Relationships with Leading Insurance Companies. We currently establish and maintain most of our business relationships with insurance companies in Hong Kong. As we plan to expand our distribution network through partners in China in an effort to increase our sales volumes in the future, we hope to obtain favorable commission rates and exclusive rights to distribute high-margin products or collaborate with our insurance company partners to custom-develop products to suit the needs of our prospective customers.

Impact of COVID-19

An outbreak of a novel strain of the coronavirus, commonly referred to as COVID-19, was identified in China and has subsequently been recognized as a pandemic by the World Health Organization. The COVID-19 pandemic has severely restricted the level of economic activity around the world. In response to the pandemic, the governments of many countries, states, cities and other geographic regions, including Hong Kong, have taken preventative or protective actions, such as imposing restrictions on travel and business operations and advising or requiring individuals to limit or forego their time outside of their homes.

With social distancing measures having been implemented to curtail the spread of COVID-19, brokers in Hong Kong, such as us, which relied primarily on storefront and in-person consultations for new business production faced an immediate slowdown. In addition, Hong Kong has suspended mainland tourists’ free travel and requested those who travel from mainland China and enter Hong Kong to undergo quarantine for 14 days.

Customers from mainland China contributed to a substantial part of our commissions. Regulations require their physical presence in Hong Kong to complete the policy contract. However, due to the political turmoil and travel restrictions related to the COVID-19 epidemic in China, mainland Chinese customers have dropped sharply. As a result, our revenue from commissions on new business has decreased significantly. Our commissions from renewal premiums have also been materially affected since the mainland Chinese customers have been late in making the renewal payments due to the inability to visit Hong Kong to make the payments. Most of our mainland customers do not have Hong Kong bank account and used to pay their premiums through credit card or in cash in person. See “Management’s Discussion and Analysis of Results of Operations and Financial Conditions” for more information on the impact of COVID-19 on our business operations and financial conditions. We do not expect a significant improvement over our business and results of operations until the COVID-19 is effectively contained in Hong Kong and China and the mainland visitors are permitted to enter Hong Kong without a quarantine. As such, we presently focus on servicing Hong Kong residents.

The extent to which the COVID-19 epidemic affects our business will depend on future developments in Hong Kong and around the world, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions required to contain and treat it, among others. Although the extent of the effect of the COVID-19 epidemic on our business and financial results is uncertain, the effects of a continued and prolonged public health crisis such as the COVID-19 pandemic could have a material negative impact on our business, operating results and financial condition. See “Risk Factors—Risks Related to Our Business and Industry— Our business, financial condition and results of operations have been and may continue to be adversely affected by the COVID-19 epidemic in China and Hong Kong.

Impact of Protests in Hong Kong

Since early 2019, a number of political protests and conflicts have occurred in Hong Kong in connection with proposed legislation that would allow local authorities to detain and extradite people who are wanted in territories that Hong Kong does not have extradition agreements with, including mainland China and Taiwan. On June 30, 2020, China’s National People’s Congress Standing Committee passed a national security law for the Hong Kong Special Administrative Region (HKSAR). Hong Kong’s Chief Executive promulgated it in Hong Kong later the same day. Among other things, it criminalizes separatism, subversion, terrorism and foreign interference in Hong Kong. The economy of Hong Kong has been negatively impacted, including the retail market, property market, stock market, and tourism, from such protests.

Under the Basic Law of the Hong Kong Special Administrative Region of the People's Republic of China, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. We cannot assure you that the Hong Kong protests will not affect Hong Kong's status as a Special Administrative Region of the People's Republic of China and thereby affecting its current relations with foreign states and regions.

Our revenue is susceptible to the ongoing Hong Kong protests as well as any other incidents or factors which affect the stability of the social, economic and political conditions in Hong Kong. As a result of the Hong Kong protests, we experienced a drop in new customers from mainland China beginning in June 2019, which has impacted our revenue for period from June 2019 to the quarter ended June 30, 2020.

It is unclear whether there will be other political or social unrest in the near future or that there will not be other events that could lead to the disruption of the economic, political and social conditions in Hong Kong. If such events persist for a prolonged period of time or that the economic, political and social conditions in Hong Kong are to be disrupted, our overall business and results of operations may be adversely affected.

The Hong Kong Insurance Market

Hong Kong has one of the most developed insurance markets in Asia, with the per capita insurance premium standing at high levels and has attracted many of the world’s top insurance companies. According to the Statistical Highlights issued by Research Office of the Legislative Council Secretariat on May 10, 2019, the Hong Kong insurance industry has shown a considerable growth in recent years. In 2018, the total gross premiums of the industry were about HK$531.7 billion (approximately $68.17 billion), representing an increase of 78% over 2013, primarily as a result of an increase of 86% in long term business (e.g. life and annuity), which we believe might be indicative of the increasing demand for long term insurance products due to aging population.

We believe that Hong Kong’s insurance industry’s accelerating growth is also attributable to increasing demands for insurance products by the Chinese population, especially visitors from mainland China. According to statistics from the Hong Kong Insurance Authority, the number of new policies brought by mainland visitors had been steadily increasing year by year until 2018, while witnessed a 25.6% decrease in 2019.

According to the statistics released by the Hong Kong Insurance Authority, the number of new policies purchased by mainland visitors in 2019 was 345,021, accounting for approximately 23.4% of the total number of new policies for individual insurance business, which typically includes, but not limited to, medical insurance, long-term life insurance, term life insurance, annuity, critical illness insurance and savings insurance. According to the Hong Kong Insurance Authority, the total amount of new premiums for individual insurance in 2019 was HK$172.3 billion (approximately $22.09 billion), which represents an increase of 6.5% compared to 2018 (HK$161.8 billion). Among them, the new policy premiums brought by mainland China visitors were HK$43.4 billion (approximately $5.6 billion), accounting for 25.2% of the total new policy premiums for individual insurance business. The diagram below demonstrates the number and percentage of new policies purchased by the mainland visitors over the years from 2010 to 2019.

Source: Hong Kong Insurance Authority

Market Potential and Recent Trends

Hong Kong’s insurance industry is expected to slow down in 2020 as a result of the COVID-19 epidemic in China and Hong Kong and social unrest in the city. GlobalData, a leading data and analytics company, forecast that the industry will grow by 1.46% in 2020, from HKD 552 billion (approximately $70.8 billion) to HKD 560 billion (approximately $71.8 billion), representing one fourth of the sector’s rate of expansion last year. The slowing pace will hit all insurance segments but in particular life insurance, which represents more than 90% of the Hong Kong insurance market. Non-life insurance sectors are now expected to grow by 1% in 2020, in contract with pre-COVID-19 expectation of a growth of 4.4%. However, the firm forecasts a stronger future for the Hong Kong insurance industry beyond 2020, predicting 5.6%, 6.5% and 7.1% annual growth rates in 2021, 2022 and 2023, respectively.

Source: https://www.globaldata.com/

Hong Kong’ containment measures to control the spread of the COVID-19 will further affect its economy and insurance industry, which was already impacted by the recent civil unrest and US-China trade conflict.

Another issue faced by Hong Kong life insurers is related to their business from China. Customers from Chinese mainland constitute an important segment for Hong Kong life insurers. Regulations require their physical presence in Hong Kong to complete the policy contract. However, due to the recent riots in Hong Kong and now COVID-19 epidemic in China, interest from Chinese mainland customers has dropped sharply. As a result, sales to Chinese customers has fallen to negligible levels.

Products and Services

We market and sell two broad categories of insurance products: (1) life and medical insurance products, and (2) general insurance products. As of the date of this prospectus, insurance products we sell are underwritten by 20 insurance companies in Hong Kong. In addition, as an MPF Intermediary, we also assist our customers with their investment through the MPF and the ORSO schemes in Hong Kong. Such services primarily include collection and provision of information on investment products and exclude investment advisory services.

Life and Medical Insurance Products

Our life and medical insurance products collectively accounted for approximately 97.55%, 94.97% and 97.54% of our net revenues for the nine months ended December 31, 2020 and the fiscal years ended March 31, 2020 and 2019, respectively. For life and medical insurance products purchased by our customers, we generally receives commissions in the range of 2.72% to 110% of the first year premiums and in the range of 0% to 49.5% of renewal premiums.

The sale of life and medical insurance products is, and we currently expect it to continue to be, the major source of our revenue in the next several years. We began offering life insurance products in 2015 with a focus on individual life products with periodic payment schedules. The major life and medical insurance products we sell can be broadly classified into the categories set forth below. Due to constant product innovation by insurance companies, some of the insurance products we sell combine features of one or more of the categories listed below:

●	Individual Health Insurance. The individual health insurance products we sell primarily consist of critical illness insurance products, which provide guaranteed benefits when the insured is diagnosed with specified serious illnesses, and medical insurance products, which provide conditional reimbursement for medical expenses during the coverage period. In return, the insured makes periodic payment of premiums over a pre-determined period.

●	Individual Annuity. The individual annuity products we sell generally provide annual benefit payments after the insured attains a certain age, or for a fixed time period, and provide a lump sum payment at the end of the coverage period. In addition, the beneficiary designated in the annuity contract will receive guaranteed benefits upon the death of the insured during the coverage period. In return, the purchaser of the annuity products makes periodic payments of premiums during a pre-determined accumulation period.

●	Individual Endowment Life Insurance. The individual endowment products we sell generally provide insurance coverage for the insured for a specified time period and maturity benefits if the insured reaches a specified age. The individual endowment products we sell also provide to a beneficiary designated by the insured guaranteed benefits upon the death of the insured within the coverage period. In return, the insured makes periodic payment of premiums over a pre-determined period.

We believe due to China and Hong Kong’s rapidly aging population, high national savings rate, sustained economic development, rising household income, strong support from government policies and regulations, and enhanced risk protection awareness, Hong Kong’s life and medical insurance sector will experience faster growth than the other insurance sectors, and currently we plan to allocate greater resources to develop our life and medical insurance business.

General Insurance Products

Our general insurance products, also known as property and casualty insurance products, accounted for approximately 2.45%, 2.74% and 0.86% of our net revenues for the nine months ended December 31, 2020 and the fiscal years ended March 31, 2020 and 2019, respectively. For general insurance products purchased by our customers, we generally receive commissions from the insurance companies in the range of 5.0% - 55.0% of the premiums. The major general insurance products we offer or facilitate to individual customers can be further classified into the following categories:

●	Individual Accident Insurance. The individual accident insurance products we sell generally provide a guaranteed benefit during the coverage period in the event of death or disability of the insured as a result of an accident, or a reimbursement of medical expenses to the insured in connection with an accident. These products typically require only a single premium payment for each coverage period. Because most of the individual accident insurance products we sell are underwritten by general insurance companies, we classify individual accident insurance products as general insurance products.

●	Travel Insurance. The travel insurance products we sell are short-term insurance providing guaranteed benefit in the event of death or disability and covering travel-related emergencies and losses, either within one’s own country, or internationally. These products typically require only a single premium payment for each coverage period.

●	Homeowner Insurance. The homeowner insurance products we sell primarily cover damages to the insured house, along with furniture and household electrical appliance in the house caused by a number of incidents such as fire, flood and explosion.

●	Auto Insurance. We facilitate both standard auto insurance policies and supplemental policies, which we refer to as riders. The standard auto insurance policies we facilitate generally have a term of one year and cover damages caused to the insured vehicle by collision and other traffic accidents, falling or flying objects, fire, explosion and natural disasters. We also facilitate standard third-party liability insurance policies, which cover bodily injury and property damage caused by an accident involving an insured vehicle to a person not in the insured vehicle. The riders we facilitate cover additional losses, such as liability to passengers, losses arising from vehicle theft and robbery, broken glass and vehicle body scratches.

MPF and ORSO Services

The MPF is a compulsory saving scheme (pension fund) for the retirement of residents in Hong Kong. Most employees and their employers are required to contribute monthly to the MPF schemes provided by approved private organizations based on the salary and period of employment of the employee. ORSO schemes are retirement schemes set up voluntarily by employers to provide retirement benefits for their employees. MPF is the mainstream retire plan in Hong Kong. We introduce customers to the service providers of the MPF and ORSO schemes approved by MPF as trustees to administer the MPF and ORSO schemes. As of December 31, 2020, there were a total 15 approved trustees in Hong Kong, of which, four have signed agreements with us in connection with its provision of MPF and ORSO related services. We assist employees who are Hong Kong residents to open personal accounts with a new approved trustee and employers in Hong Kong to set up corporate accounts. We receive service fees in the range of 1.0% - 5.0% of the total investment transferred by an employee/employer to the new trustee and are paid by the trustee once the transaction is completed. We assisted an aggregate of 33 customers with account opening and transfer of funds through the MPF scheme since inception.

Distribution Network and Marketing

We rely on our technical representatives to market and sell insurance products in Hong Kong. As of December 31, 2020, we had ten technical representatives in Hong Kong. We were a party to an agreement with YeeTah Financial, a company controlled by our former officer and director, which referred customers, most of whom are mainland visitors, to us for the purchase of insurance products in Hong Kong in exchange for certain fees paid by us out of our commissions earned through the insurance policies purchased by the referred customers. Such agreement with YeeTah Financial was terminated in December 2019 and we are in the process of identifying new cross-industry marketing partners in various lines of businesses to expand our business.

Customers

For the past three years, our operating subsidiary has seen a steady growth in customers. From March 2017 to December 31, 2020, the total number of our individual customers grew from 329 to 600. By providing premium customer services to our customers, we also strive to build a loyal customer base that generates referral and cross-selling opportunities, and that becomes returning customers, i.e. a customer who purchases more than one product from us. During the fiscal year ended March 31, 2020, we had 26 customers from Hong Kong and one customer from mainland China. During the fiscal year ended March 31, 2019, we had 22 customers from Hong Kong and 39 customers from mainland China. During the year ended December 31, 2020, we had ten customers from Hong Kong and no customers from mainland China.

Collaboration with Insurance Companies

As of December 31, 2020, we had entered into long-term agreements with 20 insurance companies in Hong Kong, pursuant to which we are authorized to market and distribute certain insurance products of those companies to our customers. These agreements establish, among other things, the scope of our authority, the pricing of the insurance products we sell and our commission rates.

For the nine months ended December 31, 2020 and 2019 and the fiscal years ended March 31, 2020 and 2019, our top three insurance company partners by commissions are as follows:

	Nine Months Ended December 31, 2020		Nine Months Ended December 31, 2019		Fiscal Year Ended March 31, 2020		Fiscal Year Ended March 31, 2019
Name	Commissions (In US$)	Percentage of Revenue	Commissions (In US$)	Percentage of Revenue	Commissions (In US$)	Percentage of Revenue	Commissions (In US$)	Percentage of Revenue
Company A	43,636	43.5%	69,753	40.3%	88,163	39.8%	251,697	56.5%
Company B	36,989	36.9%	60,230	34.8%	82,895	37.5%	158,407	35.6%
Company C	6,040	6.0%	37,488	21.7%	38,000	17.2%	-	-

Collaboration with Business Partners

Pursuant to the Agreement with HeWuHuiYing, HeWuHuiYing will promote our brand, products and services in mainland China, including business development, market researches, referral and selection of business partners and clients, customer services and other related services. In consideration for such services, we agreed to issue to HeWuHuiYing an aggregate of 1,500,000 Compensation Shares (subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like, including to account for any equity securities into which such shares are exchanged or converted; provided, however, HeWuHuiYing shall only be entitled to (i) 50% of the Compensation Shares if we achieve a revenue of at least US$4 million for the fiscal year ending March 31, 2022; and (ii) the remaining 50% of the Compensation Shares if we achieve a revenue of at least US$6 million for the fiscal year ending March 31, 2023. The determination of whether or not the performance targets are achieved shall be based on our audited financial statements for the applicable period. The foregoing performance targets shall be met on an all-or-nothing basis, and there shall be no partial issuance. Upon satisfaction of the performance targets, the applicable portion of the Compensation Shares shall be issued to HeWuHuiYing in four equal installments on a quarterly basis beginning on the date of determination that the applicable target is met.

Competition

A number of industry players are involved in the distribution of insurance products in Hong Kong. We compete for customers on the basis of product offerings, customer services and reputation. Our principal competitors include:

●	Professional insurance intermediaries. As of December 31, 2020, there were a total of 2,356 and 828 insurance agencies and insurance broker companies in Hong Kong, respectively. The insurance agencies represent insurance companies, and the insurance broker companies represent customers who purchase insurance products. The rest of the insurance intermediaries are other businesses which sell insurance products, such as commercial banks. With an increasing consolidation expected in the insurance intermediary sector in the coming years, we expect competition within this sector to intensify.

●	Insurance companies. We compete against insurance companies that rely on their own sales force to distribute their products. All large insurance companies use both in-house sales force and exclusive sales agents to distribute their own products. We believe that we can compete effectively with insurance companies because we focus only on distribution and are able to offer our customers a broader range of insurance products underwritten by multiple insurance companies as well as better insurance premium.

●	Other business entities. In Hong Kong, some business entities may distribute insurance products as an ancillary business; primarily commercial banks. However, the insurance products distributed by these entities are usually confined to those related to their main lines of business. We believe that we can compete effectively with these business entities because we offer our customers a broader variety of products and professional services.

Although some of our competitors have operated for a longer period of time than us, with more market shares and greater brand influence, we believe that our entrepreneurial attitude and smaller size, as well as our customer service, enable us to better respond and adapt to fast changing insurance market conditions compared to the larger competitors.

Seasonality

Our income is subject to both quarterly and annual fluctuations as a result of the seasonality of our business, the timing of policy renewals and the net effect of new and lost business. For life insurance, the insurance companies, under pressure to meet their annual sales targets, would increase their sales efforts during the fourth quarter of a year by, for example, offering more incentives for insurance intermediaries to increase sales. As a result, income derived from life insurance products for the fourth quarter of a year is generally the highest among all four quarters. Business activities, including buying and selling insurance, usually slow down during the Chinese New Year festivities, which occur during the first quarter of each year. As a result, income derived from our insurance products for the first quarter of a year has generally been the lowest among all four quarters.

Intellectual Property

As of December 31, 2020, we had no registered or registration-pending intellectual property.

Employees and Technical Representatives

We had two full-time employees as of December 31, 2020 and March 31, 2020 and 2019, respectively. We also had ten, ten and 15 licensed technical representatives as of December 31, 2020, March 31, 2020 and 2019, respectively. Technical representatives are licensed individuals who provide regulated advice to a policy holder or potential policy holder on insurance matters for an insurance agent or broker, or arrange contracts of insurance in or from Hong Kong on behalf of that insurance agent or broker. Our affiliated technical representatives are not our employees and are only compensated via commissions on sales of insurance policies. The commissions we pay our technical representatives vary from 100% to 170% of basic commission rate provided by each insurance company.

Properties

Our principal executive office is located at Room 715, 7F, The Place Tower C, No. 150 Zunyi Road, Changning District, Shanghai, China 200051. We also lease office space of approximately 859 square feet located at Room 1503, 15/F., Wing Kwok Centre, 182 Woosung Street, Jordan, Kowloon, Hong Kong, for a monthly rent of HKD22,800 (approximately US$2,923) under a lease which expires in May 2021.

We do not lease or own any other properties. Our principal executive office is provided by Mr. Huihe Zheng free of charge.

Legal Proceedings

There are no pending legal proceedings to which the Company or its subsidiaries are a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of the Company’s voting securities, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

Government Regulation

As a business operating in Hong Kong, we are subject to various regulations and rules promulgated by the Hong Kong government. The following is a brief summary of the Hong Kong laws and regulations that currently materially affect our business. This section does not purport to be a comprehensive summary of all present and proposed regulations and legislation relating to the industry in which we operate our business.

Regulations Related to Insurance Intermediaries

Effective September 23, 2019, the Insurance Authority of Hong Kong (“IA”) took over the regulation of insurance agents and brokers (collectively, “Insurance Intermediaries”) from the three self-regulatory organizations (i.e., the Insurance Agents Registration Board established under The Hong Kong Federation of Insurers, The Hong Kong Confederation of Insurance Brokers and The Professional Insurance Brokers Association) and becomes the sole regulator to license and supervise all Insurance Intermediaries in Hong Kong. The IA is responsible for supervising Insurance Intermediaries’ compliance with the provisions of Insurance Ordinance (Cap. 41) (“IO”), and the relevant regulations, rules, codes and guidelines issued by the IA. The IA is also responsible for promoting and encouraging proper standards of conduct of Insurance Intermediaries, and has regulatory powers in relation to licensing, inspection, investigation and disciplinary sanctions.

The regulatory regime for Insurance Intermediaries is activity-based. Under section 64G of the IO, a person must not carry on a regulated activity, or must not hold out that the person is carrying on a regulated activity, in the course of business or employment, or for reward unless the person holds an appropriate type of Insurance Intermediary license or is exempt under the IO.

Regulated Activity

Under section 3A(a) of the IO and Schedule 1A to the IO, a person carries on a regulated activity if the person does any of the following:

●	negotiating or arranging a contract of insurance;

●	inviting or inducing, or attempting to invite or induce, a person to enter into a contract of insurance;

●	inviting or inducing, or attempting to invite or induce, a person to make a decision in relation to (a) the making of an application or proposal for a contract of insurance; (b) the issuance, continuance or renewal of a contract of insurance; (c) the cancellation, termination, surrender or assignment of a contract of insurance; (d) the exercise of a right under a contract of insurance; (e) the change in any term or condition of a contract of insurance; or (f) the making or settlement of an insurance claim; or

●	giving advice in relation to (a) the making of an application or proposal for a contract of insurance; (b) the issuance, continuance or renewal of a contract of insurance; (c) the cancellation, termination, surrender or assignment of a contract of insurance; (d) the exercise of a right under a contract of insurance; (e) the change in any term or condition of a contract of insurance; or (f) the making or settlement of an insurance claim (such advice is referred to as “Regulated Advice”).

Types of Licensed Insurance Brokers

The licensing regime under the IO prescribes two types of licensed insurance brokers: licensed insurance broker companies and licensed technical representatives (broker).

●	A licensed insurance broker company is a company which is granted an insurance broker company license under section 64ZA of the IO to carry on regulated activities in one or more lines of business, and to perform the act of negotiating or arranging an insurance contract as an agent of any policy holder or potential policy holder.

●	A licensed technical representative (broker) is an individual who is granted a technical representative (broker) license under section 64ZC of the IO to carry on regulated activities in one or more lines of business, as an agent of any licensed insurance broker company.

A license granted under section 64ZA or 64ZC of the IO is valid for 3 years or, if the IA considers it appropriate in a particular case, another period determined by the IA, beginning on the date on which it is granted.

Responsible Officer

Under section 64ZF of the IO, a licensed insurance broker company should appoint a fit and proper person to discharge his or her responsibilities as a responsible officer of the insurance broker company, and should provide sufficient resources and support to that person for discharging his or her responsibilities. Prior approval of the IA is required for appointment of the responsible officer.

Transitional Arrangements for Insurance Brokers

To facilitate a smooth transition, all insurance brokers who were validly registered with The Hong Kong Confederation of Insurance Brokers or Professional Insurance Brokers Association immediately before September 23, 2019 are deemed as licensed insurance brokers under the IO for a period of three years. The incumbent chief executives of the insurance broker companies are also eligible for the transitional arrangements. The IA will, staggered over the three-year transitional period, invite deemed licensees to submit applications to the IA for granting of formal licenses and approvals.

“Fit and Proper” Requirements

Under the IO, a person who is, is applying to be, or is applying for a renewal of a license to be, a licensed insurance broker is required to satisfy the IA that he/she/it is a fit and proper person. In addition, the responsible officer(s), controller(s), and director(s) (where applicable) of a licensed insurance broker company are also required to be fit and proper persons. These “fit and proper” requirements aim at ensuring that the licensed insurance brokers are competent, reliable and financially sound, and have integrity. Pursuant to the IO, in determining whether a person is a fit and proper person, the IA must consider, among others, the following factors:

●	the person’s education or other qualifications or experience;

●	the person’s ability to carry on a regulated activity competently, honestly and fairly;

●	the persons’ reputation, character, reliability and integrity;

●	the person’s financial status or solvency;

●	whether any disciplinary action has been taken against the person by the Monetary Authority, the Securities and Futures Commission, the Mandatory Provident Fund Schemes Authority; or any other authority or regulatory organization (in Hong Kong or elsewhere) with functions similar to those of the IA;

●	if the person is a company in a group of companies, any information in the possession of the IA relating to any other company in the group of companies or any controller or director of the person or of such company;

●	the state of affairs of any other business which the person carries on or proposes to carry on; and

●	in respect of an application to be licensed as a licensed insurance broker company or renewal of such license, any information in the possession of the IA relating to (i) any current or prospective employees or affiliates of the person, or any other person acting for or on behalf of the person, in each case, for the purposes of carrying on regulated activities and (ii) the question as to whether the person has established effective internal control procedures and risk management systems to ensure its compliance with the IA.

The IA also issued the Guideline on “Fit and Proper” Criteria for Licensed Insurance Intermediaries under the Insurance Ordinance (Cap. 41) to further explain the criteria that the IA would adopt in determining whether a person is a fit and proper person. In addition, continuing professional development is part of the fit and proper requirement and the IA issued the Guideline on Continuing Professional Development for Licensed Insurance Intermediaries to provide guidance for complying with the continuing professional development requirements.

Financial and Other Requirements for Licensed Insurance Broker Companies

A licensed insurance broker company is required to comply with the Insurance (Financial and Other Requirements for Licensed Insurance Broker Companies) Rules (“Broker Rules”), which set out, inter alia, some of the key requirements in relation to:

●	Share Capital and Net Assets

A licensed insurance broker company must at all times maintain a paid-up share capital of not less than $500,000 and net assets of not less than $500,000, subject to the transitional arrangements mentioned above, pursuant which, the insurance broker company is required to maintain the amount of paid-up share capital and net assets of (i) not less than $100,000 for the period from September 23, 2019 to December 31, 2021 and (ii) not less than $300,000 for the period from January 1, 2022 to December 31, 2023.

●	Professional Indemnity Insurance

A licensed insurance broker company must maintain a professional indemnity insurance policy that provides coverage for claims made against the company for liabilities arising from breaches of duty in the course of carrying on its regulated activities.

●	Client Accounts

A licensed insurance broker company that receives or holds client monies must maintain at least one client account with an authorized institution in the name of the licensed insurance broker company in the title of which the word “client” appears.

●	Record Keeping

A licensed insurance broker company must keep, in relation to its business which constitutes the carrying on of regulated activities, where applicable, sufficient accounting and other records (including records relating to the assets or affairs of the company’s clients).

Licensed insurance broker companies are required to file their audited financial statements and auditor’s compliance reports to the IA annually, which statements and reports are reviewed by the IA annually. Any issue noted or qualified opinion expressed by the auditor will be followed up and where applicable, further actions will be taken as the IA considers necessary.

The Broker Rules also provide certain exemptions for the broker insurance companies subject to the transitional requirements referenced above during the specified transitional period in complying with the requirements in relation to professional indemnity insurance, client monies reconciliation and audited financial statements.

Conduct Requirements

Licensed insurance brokers are required to comply with the statutory conduct requirements set out in sections 90 and 92 of the IO. The IA also issued the Code of Conduct for Licensed Insurance Brokers (“Code of Conduct”) to set out the general principles, together with the standards and practices relating to each general principle, serving as the minimum standards of professionalism to be met by licensed insurance brokers when carrying on regulated activities.

The general principles that a licensed insurance broker should comply with include:

●	acting honestly, ethically, with integrity and in good faith;

●	acting in the best interests of its clients and treating its clients fairly;
●	acting with due care, skill and diligence;

●	possessing appropriate levels of professional knowledge and experience and only carrying on regulated activities in respect of which the broker has the required competence;

●	providing clients with accurate and adequate information to enable them to make informed decisions;

●	providing Regulated Advice suitable for the client taking into account the client’s circumstances;

●	using best endeavors to avoid conflicts of interests and when such conflicts cannot be avoided, and managing them with appropriate disclosure to ensure clients are treated fairly at all times; and

●	having sufficient safeguards in place to protect client assets received by the broker or which are in the broker’s possession.

A licensed insurance broker company is required to have proper controls and procedures in place to ensure that the broker company and its licensed technical representatives (broker) meet the general principles, standards and practices set out in the Code of Conduct.

The Code of Conduct does not have the force of law, in that it is not subsidiary legislation, and should not be interpreted in a way that would override the provision of any law. A failure by a licensed insurance broker to comply with the Code of Conduct shall not by itself render the broker liable to any judicial or other proceedings. However, in any proceedings under the IO before a court, the Code of Conduct is admissible in evidence, and if a provision in the Code of Conduct appears to the court to be relevant to a question arising in the proceedings, the court must, in determining the question, take into account any compliance or non-compliance with the Code of Conduct.

Regulation of Mandatory Provident Fund Intermediaries

With the implementation of the Mandatory Provident Fund Schemes (Amendment) Ordinance 2012, a new statutory regulatory regime for MPF intermediaries came into operation as of November 1, 2012. Under this statutory regime, only registered MPF intermediaries (such as our operating subsidiary) are allowed to engage in conducting sales and marketing activities and giving advice in relation to MPF schemes.

Under the statutory regime, the Mandatory Provident Fund Schemes Authority (“MPFA”) is the authority to administer MPF intermediaries, issue guidelines on compliance with statutory requirements applicable to registered MPF intermediaries, and impose disciplinary sanctions. On the other hand, the IA is given the statutory role for monitoring the compliance of the registered MPF intermediaries. As a frontline regulator, the IA supervises the conduct requirements stipulated in the Mandatory Provident Fund Schemes Ordinance (Cap.485) (“MPFSO”). If the IA has reasonable cause to believe that the registered MPF intermediaries may have failed to comply with the statutory conduct requirements, it may exercise the investigation powers under the MPFSO for investigating the suspected non-compliance.

Registered MPF intermediaries must comply with a set of statutory conduct requirements when they engage in conducting sales and marketing activities and giving advice in relation to MPF schemes. The MPFA has issued the Guidelines on Conduct Requirements for Registered Intermediaries to assist the registered MPF intermediaries in understanding how to comply with the conduct requirements.

The minimum standards of conduct that a registered MPF intermediary should adopt include:

●	acting honestly, fairly, in the best interests of the client and with integrity;

●	acting with care, skill and diligence;

●	advising on matters within competence;

●	having regard to client’s particulars as is necessary;

●	disclosing necessary information to the client;

●	disclosing conflict of interest;

●	prompt and proper accounting for client assets;

●	keeping records of regulated activities;

●	establishing, maintaining and observing proper controls and procedures for securing compliance by the principal intermediary; and

●	appointing a responsible officer to use his or her best endeavors to carry out specified responsibilities in relation to the principal intermediary.

Regulation Related to Business Registration

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) requires every person carrying on any business in Hong Kong to make an application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business, unless it is exempt under the Business Registration Ordinance. The Commissioner of Inland Revenue must register each business for which a business registration application is made and as soon as practicable after the prescribed business registration fee and levy are paid and issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch, as the case may be.

Regulation Related to Employment and Labor Protection

Employment Ordinance (Chapter 57 of the Laws of Hong Kong)

The Employment Ordinance (Chapter 57 of the Laws of Hong Kong), or the EO, is an ordinance enacted for, amongst other things, the protection of the wages of employees and the regulation of the general conditions of employment and employment agencies. Under the EO, an employee is generally entitled to, amongst other things, notice of termination of his or her employment contract; payment in lieu of notice; maternity protection in the case of a pregnant employee; not less than one rest day in every period of seven days; severance payments or long service payments; sickness allowance; statutory holidays or alternative holidays; and paid annual leave of up to 14 days depending on the period of employment.

Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong)

The Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong), or the ECO, is an ordinance enacted for the purpose of providing for the payment of compensation to employees injured in the course of employment. As stipulated by the ECO, no employer shall employ any employee in any employment unless there is in force in relation to such employee a policy of insurance issued by an insurer for an amount not less than the applicable amount specified in the Fourth Schedule of the ECO in respect of the liability of the employer. According to the Fourth Schedule of the ECO, the insured amount shall be not less than HK$100,000,000 (approximately $12,900,000) per event if a company has no more than 200 employees. Any employer who contravenes this requirement commits a criminal offence and is liable on conviction to a fine of HK$100,000 (approximately $12,900) and imprisonment for two years. An employer who has taken out an insurance policy under the ECO is required to display a prescribed notice of insurance in a conspicuous place on each of its premises where any employee is employed. Any employer who, without reasonable cause, contravenes this requirement commits a criminal offence and is liable on conviction to a fine of HK$10,000 (approximately $1,290). We believe that we have taken sufficient employee compensation insurance for our employees required under the ECO.

Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong)

The MPFSO is an ordinance enacted for the purposes of providing for the establishment of non-governmental mandatory provident fund schemes, or the MPF Schemes. The MPFSO requires every employer of an employee (other than exempt persons) of 18 years of age or above but under 65 years of age to take all practical steps to ensure the employee becomes a member of a registered MPF Scheme. Subject to the minimum and maximum relevant income levels, it is mandatory for both employers and their employees to contribute 5% of the employee’s relevant income to the MPF Scheme. For a monthly-paid employee, the maximum relevant income level is HK$30,000 (approximately $3,870) per month and the maximum amount of contribution payable by the employer to the MPF Scheme is HK$1,500 (approximately $193). Any employer who, without reasonable cause, contravenes this requirement commits a criminal offence and is liable on conviction to a fine of HK$350,000 (approximately $45,200) and imprisonment for three years, and to a daily penalty of HK$500 (approximately $65) for each day on which the offence is continued. As of the date of this prospectus, the Company believe it has made all contributions required of PAM under the MPFSO. We believe that we have made all contributions required under the MPFSO.

Regulations Related to Hong Kong Taxation

Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong)

Under the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong), where an employer commences to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than three months after the date of commencement of such employment. Where an employer ceases or is about to cease to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than one month before such individual ceases to be employed in Hong Kong.

Tax on Dividends

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by the Company.

Capital Gains and Profit Tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of shares. However, trading gains from the sale of shares by persons carrying on a trade, profession or business in Hong Kong, where such gains are derived from or arise in Hong Kong, will be subject to Hong Kong profits tax which is imposed at the rates of 8.25% on assessable profits up to HK$2,000,000 (approximately US$258,000) and 16.5% on any part of assessable profits over HK$2,000,000 (approximately US$258,000) on corporations from the year of assessment of 2018/2019 onwards. Certain categories of taxpayers (for example, financial institutions, insurance companies and securities dealers) are likely to be regarded as deriving trading gains rather than capital gains unless these taxpayers can prove that the investment securities are held for long-term investment purposes.

Stamp Duty

Hong Kong stamp duty, currently charged at the ad valorem rate of 0.1% on the higher of the consideration for or the market value of the shares, will be payable by the purchaser on every purchase and by the seller on every sale of Hong Kong shares (in other words, a total of 0.2% is currently payable on a typical sale and purchase transaction of Hong Kong shares). In addition, a fixed duty of HK$5 is currently payable on any instrument of transfer of Hong Kong shares. Where one of the parties is a resident outside Hong Kong and does not pay the ad valorem duty due by it, the duty not paid will be assessed on the instrument of transfer (if any) and will be payable by the transferee. If no stamp duty is paid on or before the due date, a penalty of up to ten times the duty payable may be imposed.

Regulations Related to Anti-Money Laundering and Counter-Terrorist Financing

Anti-Money Laundering and Counter-Terrorist Financing Ordinance (Chapter 615 of the Laws of Hong Kong)

The AMLO imposes requirements relating to client due diligence and record-keeping and provides regulatory authorities with the powers to supervise compliance with the requirements under the AMLO. In addition, the regulatory authorities are empowered to (i) ensure that proper safeguards exist to prevent contravention of specified provisions in the AMLO; and (ii) mitigate money laundering and terrorist financing risks.

Drug Trafficking (Recovery of Proceeds) Ordinance (Chapter 405 of the Laws of Hong Kong)

The Drug Trafficking (Recovery of Proceeds) Ordinance (Chapter 405 of the Laws of Hong Kong), or the DTROP, contains provisions for the investigation of assets suspected to be derived from drug trafficking activities, the freezing of assets on arrest and the confiscation of the proceeds from drug trafficking activities. It is an offence under the DTROP if a person deals with any property knowing, or having reasonable grounds to believe, it to be the proceeds from drug trafficking. The DTROP requires a person to report to an authorized officer if he/she knows or suspects that any property (directly or indirectly) is the proceeds from drug trafficking or is intended to be used or was used in connection with drug trafficking, and failure to make such disclosure constitutes an offence under the DTROP.

Organized and Serious Crimes Ordinance (Chapter 455 of the Laws of Hong Kong)

The Organized and Serious Crimes Ordinance (Chapter 455 of the Laws of Hong Kong), or the OSCO, empowers officers of the Hong Kong Police Force and the Hong Kong Customs and Excise Department to investigate organized crime and triad activities, and it gives the Hong Kong courts jurisdiction to confiscate the proceeds from organized and serious crimes, to issue restraint orders and charging orders in relation to the property of defendants of specified offences. The OSCO extends the money laundering offence to cover the proceeds of all indictable offences in addition to drug trafficking.

United Nations (Anti-Terrorism Measures) Ordinance (Chapter 575 of the Laws of Hong Kong)

The United Nations (Anti-Terrorism Measures) Ordinance (Chapter 575 of the Laws of Hong Kong), or the UNATMO, provides that it is a criminal offence to: (i) provide or collect funds (by any means, directly or indirectly) with the intention or knowledge that the funds will be used to commit, in whole or in part, one or more terrorist acts; or (ii) make any funds or financial (or related) services available, directly or indirectly, to or for the benefit of a person knowing that, or being reckless as to whether, such person is a terrorist or terrorist associate. The UNATMO also requires a person to report his knowledge or suspicion of terrorist property to an authorized officer, and failure to make such disclosure constitutes an offence under the UNATMO.

GL3: Guideline on Anti-Money Laundering and Counter-Terrorist Financing

The Guideline on Anti-Money Laundering and Counter-Terrorist Financing is issued by the IA, and it sets out the relevant anti-money laundering and counter-financing of terrorism (AML/CFT) statutory and regulatory requirements. It also prescribes the AML/CFT standards which authorized insurers and reinsurers carrying on long term business, and licensed individual insurance agents, licensed insurance agencies and licensed insurance broker companies carrying on regulated activities in respect of long term business (hereinafter referred to as “insurance institutions” (“IIs”)), should meet in order to comply with the statutory requirements under the AMLO and the IO. Compliance with this Guideline is enforced through the AMLO and the IO. IIs which fail to comply with this Guideline may be subject to disciplinary or other actions under the AMLO and/or the IO for non-compliance with the relevant requirements.

MANAGEMENT

The following table sets forth the names, ages, positions and date appointed of our current board members and executive officers:

Name	Age	Positions	Date First Appointed
Huihe Zheng	40	Chairman of the Board, Chief Executive Officer and President	April 8, 2020
Tim Shannon	59	Chief Financial Officer	April 8, 2020
Timothy Miles	74	Director	April 8, 2020
Huili Shen	38	Secretary and director	April 8, 2020

Biographical Information

Huihe Zheng has more than twenty years of experience in investment and wealth management. Mr. Zheng has served as President, Treasurer and Secretary of Sleepaid Holding Co., a company incorporated in Nevada since March 2020, a director of the company since March 2019 and is a principal stockholder of the company. Mr. Zheng has also served as Chairman of Shanghai Dingchan Industrial Co., Ltd., a company primarily engaged in wholesale and distribution of computer equipment and components since he founded the company in November 2013. Mr. Zheng has served as Chief Executive Officer and Chairman of Shanghai Hewu Investment Management Co., Ltd., an investment company, since he founded the company in January 2016. Mr. Zheng has also served as a director, Chief Executive Officer and President of 24/7 Kid, the Company’s wholly owned subsidiary since March 2020. From 1999 to 2016, Mr. Zheng primarily focused on securities trading in stock markets in China and abroad for his own account. We believe Mr. Zheng’s experience in business management, investment and capital market qualifies him to serve on our board of directors.

Tim Shannon has served as the Chief Financial Officer of 24/7 Kid, the wholly owned subsidiary of the Company, since June 2005 and director of 24/7 Kid from inception until May 2020. Mr. Shannon served as President and Chief Executive Officer of 24/7 Kid from November 1998 until March 2020. From 1990 to 1994, Mr. Shannon was an investment advisor with Great Western Securities and Hearn Financial Services in Orlando, Florida.  In 1995, he co-founded Shannon/Rosenbloom Marketing, a marketing and investor relations company, with Brian Rosenbloom, a former director of 24/7 Kid and served as its Vice President July 1995 until November 1998. Mr. Shannon spent six years as a system engineer and marketing representative with IBM after graduating in 1983 from the University of South Florida’s Engineering College with a bachelor’s degree in Computer Science.

Timothy Miles has been the president and owner of Happiness Now Hypnosis, a hypnotherapy company, since 2016. Mr. Miles has also served as a director of 24/7 Kid since January 2020. From 1999 through 2016, Mr. Miles was the president of Littlepond Enterprises, Inc., a business consulting firm. Mr. Miles attended the University of California at Davis, but did not receive a degree. We believe Mr. Miles’ decades’ experience in business management and consulting qualifies him to serve on our board of directors.

Huili Shen has served as the managing graphic designer at Ctrip Travel Network Technology Co., Ltd., a travel services company, since November 2010. From May 2006 to October 2010, Ms. Shen was an assistant graphic designer at Huiguang Technology Co., Ltd, a software company. Ms. Shen worked as a graphic designer at Haotian Technology Shanghai Co., Ltd., a software company, from September 2003 to April 2006. Ms. Shen graduated from Sanda University with a bachelor’s degree in graphic design. We believe Ms. Shen’s experience in management qualified her to serve on our board of directors.

Director Independence

We are not currently listed on a national stock exchange and not required to maintain a majority of independent directors. However, we believe that Timothy Miles qualifies as an independent director as defined under the rules of the OTCQB Marketplace.

Family Relationships

There are no family relationships among our directors and executive officers.

The Board and Committees

We do not have any independent directors. We are not required to maintain a majority of independent directors or the foregoing committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange. Our board of directors does not maintain a separate audit, nominating, or compensation committee. Functions customarily performed by such committees are performed by our board of directors as a whole.

Involvement in Certain Legal Proceedings

None of our directors and executive officers have been involved in any of the following events during the past ten years:

●	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

●	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	being subject of, or a party to, any federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Executive Compensation

The Group

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by each individual who served as the executive officer or the key employee of the Group during the years ended March 31, 2020 and 2019.

Name and principal position	Year	Salary ($)	Bonus ($)	Share awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Huihe Zheng,	2020	—	—	—	—	—	—	—	—
Chief Executive Officer and Chairman (1)	2019	—	—	—	—	—	—	—	—

Siu Ping Lo	2020	55,385	—	—	—	—	—	—	55,385
Responsible Officer, former Chief Executive, and director of YeeTah (2)	2019	44,872	—	—	—	—	—	—	44,872

(1)	Mr. Zheng was appointed as Chief Executive Officer and director of YeeTah on December 30, 2019.

(2)	Ms. Luo served as Chief Executive and director of YeeTah until December 30, 2019.

Executive Compensation of the Company

The following table summarizes all compensation paid for services to the Company in all capacities for our fiscal years ended December 31, 2019 and 2018 by (i) each person serving as our principal executive officer, and (ii) each person serving as our principal financial officer.

Summary of Executive Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Tim Shannon CEO, CFO,	2019	65,000	-	40,000	(2)	-	-	-	-	105,000
Director(1)(3)	2018	55,000	-	-		-	-	-	-	55,000

(1)	Beginning in October of 2018, we began paying compensation of $5,000 per month to Mr. Shannon. In April of 2019, Mr. Shannon’s compensation was increased to $10,000 per month.

(2)	In October of 2018, the Company converted $40,000 of Timothy Shannon’s accrued compensation to 1,000,000 shares of Series A Preferred Stock of 24/7 Kid.

(3)	Mr. Shannon also received additional compensation for his services as a director. See “-Director Compensation of the Company.”

Outstanding Equity Awards at Fiscal Year End

The Company did not have any outstanding equity awards as of December 31, 2019.

Director Compensation of the Company

Directors received stock compensation in the fiscal year ended December 31, 2019 in the form of Series B Preferred Stock. All directors are reimbursed for ordinary and necessary expenses incurred in attending any meeting of the board of directors or otherwise incurred in their capacities as directors. The following table shows for the fiscal year ended December 31, 2019, certain information with respect to the stock compensation of our directors:

Name	Number of Shares	Value ($)
Tim Shannon	1,000,000	50,000
Ken Scott(1)	200,000	10,000
Timothy Miles	100,000	5,000
Tarik Iles(1)	50,000	2,500

(1)	Former directors of 24/7 Kid, both of whom resigned in March 2020.

Employment Agreements

The Company presently does not have any employment agreements or other compensation arrangements with its executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company

During the fourth quarter of 2018 and first quarter of 2019, our wholly owned subsidiary, 24/7 Kid issued convertible promissory notes in the aggregate principal of $241,067 to certain of its shareholders and affiliates of such shareholders. These notes born a simple interest at 12% per annum and had terms ranging from approximately one to two years. These notes were convertible into shares of common stock of 24/7 Kid at the option of the holders at a conversion price of $0.008 per shares, subject to certain adjustments. On January 22, 2020, 24/7 Kid converted these notes with accrued interest in the aggregate amount of $271,642 into 33,955,250 shares of its common stock.

In June 2020, directors of 24/7 Kid received stock compensation an aggregate of 1,350,000 shares of Series B Preferred Stock. The following table shows for the fiscal year ended December 31, 2019, certain information with respect to the stock compensation of these directors:

Name	Number of Shares	Value ($)
Tim Shannon	1,000,000	50,000
Ken Scott	200,000	10,000
Timothy Miles	100,000	5,000
Tarik Iles	50,000	2,500

In February 2020, 24/7 Kid issued 104,000,000 shares of common stock at the equivalent price of $.001 per share in lieu of accrued compensation to Tim Shannon, our Chief Financial Officer. In February 2020, the board of directors of 24/7 Kid approved the cancellation of 33,000,000 shares of its common stock to Mr. Shannon which were issued earlier in the month. This cancellation was necessary to keep 24/7 Kid in compliance with the public float requirement of the OTCQB marketplace.

In February 2020, Timothy Shannon, our Chief Financial Officer, forgave $71,000 of debt owed to him by 24/7 Kid in connection with the change of control.

In October 2020, we entered into the Share Exchange Agreement with QDM BVI, and the QDM BVI Shareholder, to acquire all the issued and outstanding capital stock of QDM BVI in exchange for the issuance to the QDM BVI Shareholder 900,000 shares of a newly designated Series C Convertible Preferred Stock, par value $0.0001 per share, with each share of Series C Preferred Stock initially being convertible into 11 shares of our common stock, par value $0.0001 per share, subject to certain adjustments and limitations. The Share Exchange closed on October 21, 2020. As a result of the consummation of the Share Exchange, we acquired QDM BVI and its indirect subsidiary, YeeTah.

We also had the following related party transactions for the nine months ended December 31, 2020 and 2019:

i.	During the nine months ended December 31, 2020, we generated US$ nil (2019: US$107,308) other income from providing management services to YeeTah Financial, a related party company controlled by Siu Ping Lo, the responsible officer and former Chief Executive and director of YeeTah.
ii.	During the nine months ended December 31, 2020, YeeTah Financial charged us US$97,631 (2019: US$149,621) commission expenses in relation to insurance referral services rendered by YeeTah Financial.
iii.	During the nine months ended December 31, 2020, Mr. Huihe Zheng paid US$240,000 on our behalf for costs associated with the Share Exchange.
iv.	During the nine months ended December 31, 2020, Mr. Zheng advanced US$258,921 to us to support our operations.
v.	During the nine months ended December 31, 2020, we received $19,747 in capital contributions from Tim Shannon for working capital uses.

As of December 31, 2020, we had the balance due to Mr. Zheng and YeeTah Financial of $478,606 and $26,093, respectively. The balance is unsecured, interest-free and due on demand.

As of December 31, 2020, we had $48,718 due from Mr. Zheng, representing the payment due from Mr. Zheng for subscription of shares of QDM BVI, which is a wholly-owned subsidiary of the Company. The balance due from Mr. Zheng is unsecured, interest-free and due on demand.

The Group

During the years ended March 31, 2020 and 2019, the Group generated other income of $107,308 and $107,692, respectively, from providing office management services to YeeTah Financial, a company controlled by Siu Ping Lo, the responsible officer and former Chief Executive and director of YeeTah.

During the years ended March 31, 2020 and 2019, the Group paid $190,496 and $402,041, respectively, to YeeTah Financial for customer referral services.

As of March 31, 2019, the Group had the balance due to Ms. Siu Ping Lo and YeeTah Financial of $14,479 and $57,425, respectively. The balance was unsecured, interest-free and due on demand and was paid in full during the fiscal year 2020. As of March 31, 2019, the Group had the balance due from a principle owner, Mr. Teik Hoe Chng of $53,205, which represented the purchase price for shares issued to be paid by Mr. Chng. Mr. Chng subsequently transferred the related shares to Ms. Lo in August 2019 and therefore the $53,205 balance was assumed by Ms. Lo. In December 2019, the $53,205 balance was further assumed by Mr. Huihe Zheng as part of the share purchase arrangement between Ms. Lo and himself.

As of March 31, 2020, the Group had due from Mr. Zheng of $20,316, which represented the net result of the amount due from Ms. Lo partially offset by the advances Ms. Lo made to support the Group’s operations. The balance was assumed by Mr. Zheng as part of the purchase price for shares of YeeTah acquired by Mr. Zheng. In addition, as of March 31, 2020, the Group also had $48,718 due from Mr. Zheng, representing the payment due from Mr. Zheng for subscription of shares of QDM BVI. The balance due from Mr. Zheng was unsecured, interest-free and due on demand.

As described above, on October 21, 2020, we acquired all the issued and outstanding capital stock of QDM BVI pursuant to the Share Exchange Agreement and QDM BVI became our wholly owned subsidiary. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein QDM BVI is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of QDM BVI have been brought forward at their book value and no goodwill has been recognized. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Share Exchange will be the Group and will be recorded at the historical cost basis of the Group, and the consolidated financial statements after completion of the Share Exchange will include the assets and liabilities of the Group, historical operations of the Group, and operations of the Company and its subsidiaries from the closing date of the Share Exchange.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us with respect to the beneficial ownership of common stock by (i) each person, entity or group (as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. The percentage of class is based on 1,688,049 shares of common stock issued and outstanding as of March 31, 2021.

Name of Beneficial Owner	Number of Shares of Common Stock Owned Before the Offering	Percentage of Shares of Common Stock Owned Before the Offering	Number of Shares of Common Stock Owned Assuming Maximum Offering	Percentage of Shares of Common Stock Owned Assuming Maximum Offering	Number of Shares of Class B Preferred Stock Owned	Percentage of Shares of Class B Preferred Stock Owned	Number of Shares of Class C Preferred Stock Owned	Percentage of Shares of Class C Preferred Stock Owned	Percentage of Aggregate Voting Power Before the Offering	Percentage of Aggregate Voting Power Assuming Maximum Offering
5% Stockholders
Huihe Zheng	715,000	42.4%	715,000	8.2%	13,500	100%	900,000	100%	92.5%	60.0	%(1)(2)
Jie Zhang (3)	266,120	15.8%	266,120	3.1%	-	-	-	-	2.1%	1.3%
Top Team Asia(4)	276,168	16.4%	276,168	3.2%	-	-	-	-	2.1%	1.4%
Jiaming Ou	128,142	7.6%	128,142	1.5%	-	-	-	-	1.0%	*
Directors and Officers
Huihe Zheng	715,000	42.4%	715,000	8.2%	13,500	100%	900,000	100%	92.5%	60.0	% (1)(2)
Tim Shannon (5)	5,834	*	5,834	*	-	-	-	-		*
Huili Shen	5,000	*	5,000	*	-	-	-	-	*	*
Timothy Miles(6)	5,000	*	5,000	*	-	-	-	-	*	*
All officers and directors as a group (four persons)	730,834	43.3%	730,834	8.4%	13,500	100%	900,000	100%	92.6%	60.1%

*	Less than one percent.

(1)	Each share of Series B Preferred Stock entitles the holder to 100 votes on all corporate matters submitted for stockholder approval.

(2)	Each share of Series C Preferred Stock entitles the holder to 11 votes initially on all corporate matters submitted for stockholder approval.

(3)	The address for this shareholder is Room 605, Building 1, 569 Changshou Road, Shanghai, China 200040.

(4)	The address for this shareholder is Flat/Room 63F, Yip Fung Industrial Building, No. 7 Sheung Hei Street, San Po Long, Kowloon, Hong Kong. The Company does not know who has the voting/investment control over Top Team Asia. To the best of the Company’s knowledge, Basilio Zheng (also spelled Basilio Cheng) may be the control person for Top Team Asia and have the voting and dispositive power over the shares of common stock held by this stockholder.

(5)	The address for this shareholder is PO Box 372568, Satellite Beach, FL 32937.

(6)	The address for this shareholder is PO Box 30, Dundee, MI 48131.

DESCRIPTION OF SECURITIES

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, as they may be amended from time to time, any certificates of designations through which we may establish the terms and conditions of particular series of preferred stock, other documents governing the terms and conditions of particular securities and applicable provisions of Florida law.

Common Stock

As of the date of this prospectus, we are authorized to issue 200,000,000 shares of common stock, par value $0.0001 per share, of which 1,688,049 shares of common stock were issued and outstanding. Each share of our common stock is entitled to one vote on all matters submitted to a vote of our stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Holders of common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably all dividends, if any, as may be declared from time to time by our Board of Directors out of the funds legally available. Our articles of incorporation do not provide for cumulative voting in the election of directors. Holders of common stock have no pre-emptive or conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our common stock. Of the 5,000,000 shares of preferred stock, 1,000,000 shares are designed as Series A Preferred Stock, 2,000,000 are designated as Series B Preferred and 900,000 are designated as Series C Convertible Preferred Stock. The rights, preferences and privileges of preferred stock could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, the number of shares constituting any class or series and the designation of the class or series. Terms selected by our Board of Directors in the future could decrease the amount of earnings and assets available for distribution to holders of shares of common stock or adversely affect the rights and powers, including voting rights, of the holders of shares of common stock without any further vote or action by the stockholders. As a result, the rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of the Series A Preferred Stock, Series B Preferred Stock, and Series C Convertible Preferred Stock or any other preferred stock that may be issued by us in the future, which could have the effect of decreasing the market price of our common stock.

Series A Preferred Stock

We are authorized to issue 1,000,000 shares of Series A Preferred Stock, none of which was outstanding as of the date of this prospectus. Holders of Series A Preferred Stock are not entitled to receive dividends and are subordinated to our common stock and debt obligations. Each share of Series A Preferred Stock is convertible into ten shares of common stock after a one-year holding period. In addition, holders of Series A Preferred Stock have the co-sale right and right of first refusal and will not be required to sell their shares of Series A Preferred Stock on the same terms or conditions of a sale by a majority stockholder. However, holders of Series A Preferred Stock do not have any pre-emptive rights or voting rights.

Series B Preferred Stock

We are authorized to issue 2,000,000 shares of Series B Preferred Stock, of which 13,500 shares were outstanding as of the date of this prospectus. Each share of Series B Preferred Stock is entitled to 100 votes on all corporate matters submitted to a vote of the stockholders. Generally, all matters to be voted on by shareholders must be approved by a majority of the shares entitled to vote. Holders of Series B Preferred Stock are not entitled to receive dividends and are subordinated to our common stock and debt obligations. Holders of Series B Preferred Stock have the co-sale right and right of first refusal and will not be required to sell their shares of Series B Preferred Stock on the same terms or conditions of a sale by a majority stockholder. However, holders of Series B Preferred Stock do not have any conversion rights, pre-emptive rights or voting rights.

Series C Preferred Stock

 We are authorized to issue 900,000 shares of Series C Preferred Stock, of which 900,000 shares were outstanding as of the date of this prospectus. Some of the rights, preferences, privileges, and restrictions applicable to the Series C Preferred Stock are described below.

Dividend. The holders of Series C Preferred Stock will be entitled to receive any dividends or distributions paid in respect of the common stock on an as-converted basis.

Voting. Except as provided in the Certificate of Designation or as otherwise required by law, holders of Series C Preferred Stock will be entitled to vote, together with the holders of common stock, on an as-converted basis on all matters submitted to a vote of the holders of common stock.

Conversion. Each share of Series C Preferred Stock is convertible into common stock at an initial conversion rate of 1-for-11. The conversion rate is subject to proportionate adjustments for stock splits, reverse stock splits and similar events. However, the Company will not effect any conversion of the Series C Preferred Stock if, after giving effect to such conversion, the Company will fail to maintain a freely traded public float of at least 10% of the total shares issued and outstanding of its common stock trading on OTCQB (or a freely traded public float of at least 5% if the Company has a minimum of $2 million in market value of the public float) under the Standards for Continued Eligibility of the OTCQB Standards.

PLAN OF DISTRIBUTION

Upon effectiveness of the registration statement, of which this prospectus is a part, we will conduct the sale of the securities we are offering on a self-underwritten “no minimum” basis. This offering will be conducted on a best-efforts basis utilizing the efforts of our officers and directors.

Our officers and directors are not subject to a statutory disqualification as such term is defined in Section 3(a)(39) of the Exchange Act. They will rely on Rule 3a4-1 to sell our securities without registering as a broker-dealer. Our officers and directors perform substantial duties for or on our behalf otherwise than in connection with transactions in securities and will continue to do so at the end of the offering, and have not been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and have not nor will not participate in the sale of securities for any issuer more than once every 12 months. They will not receive commissions in connection with her participation.

We plan to offer shares of our common stock for a fixed public offering price of $0.48, with no aggregate minimum amount being required to be sold. Our existing stockholders, officers and directors may purchase securities in this offering. We will keep the offering open until we sell all of the securities registered, or for three months from the date of this offering, whichever occurs first, although we have the right to discontinue or terminate this offering at any time without notice in our sole discretion. There can be no assurance that we will sell all or any of the shares offered. We have no arrangement or guarantee that we will sell any shares.

In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of the date of this prospectus, we do not intend to offer any shares of our common stock registered in this prospectus in any state in the United States; instead we intend to offer our shares of common stock upon effectiveness of this prospectus in the People’s Republic of China (the “PRC”) pursuant to applicable laws and regulations of the PRC. However, no legal or natural persons of the PRC may directly or indirectly purchase any shares of our common stock or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by the Company and its representatives to observe these restrictions. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Investors can purchase the shares in this offering by contacting the company. In order to invest, you must execute and deliver to us a form of subscription agreement, which will be provided by the company but which is in the form filed as an exhibit to the registration statement of which this prospectus forms a part. We will accept payments in the form of cash payments made in United States currency either by personal check, bank draft, or cashier’s check. There is no minimum subscription requirement. We expressly reserve the right to either accept or reject any subscription. All accepted subscription agreements are irrevocable. Any subscription rejected will be returned to the subscriber within five (5) business days of the rejection date, without interest or deduction. Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber. Once we accept a subscription, the subscriber cannot withdraw it.

Finders Arrangements

We reserve the right to engage FINRA registered broker-dealers for services in connection with introducing qualified investors to us for this offering. As consideration for such services, we may pay such finders a cash fee equal to no more than 8% of the gross proceeds of received by us by any investor connected to us by such finder. We may also pay certain expenses to such finders that are incurred in connection with their services.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Jonathan D. Leinwand, P.A.

EXPERTS

The audited financial statements of the Company for the fiscal years ended December 31, 2019 and 2018 of our company appearing in this prospectus have been included herein in reliance upon the report (which report includes an explanatory paragraph relating to our ability to continue as a going concern) of BF Borgers CPA PC, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of BF Borgers CPA PC as experts in accounting and auditing.

The audited financial statements of the Group as of March 31, 2020 and 2019 and for the two years ended March 31, 2020 and 2019 appearing in this prospectus have been included herein in reliance upon the report of ZH CPA, LLC, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of ZH CPA, LLC as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission (SEC) for our common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

Our fiscal year ends on March 31. We are a reporting company and file annual, quarterly, and current reports, and other information with the SEC. You may read and copy any reports, statements, or other information we file at the SEC’s public reference room at 100 F. Street, N.E., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We maintain a website at www.hedgepathpharma.com. Information contained in or accessible through our website is not and should not be considered a part of this prospectus and you should not rely on that information in deciding whether to invest in our common stock.

QDM INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2020 AND MARCH 31, 2020

	December 31, 2020	March 30, 2020
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$70,930	$62,780
Accounts receivable	5,560	9,865
Prepaid expenses	31,955	13,672
Deferred assets	30,000	—
Due to related parties	—	20,316
Total current assets	138,445	106,633

Property and equipment, at cost, net	84	878

Total assets	$138,529	$107,511

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable & accrued liabilities	$6,546	$19,274
Due to related parties	504,699	24,628

Total current liabilities	511,245	43,902

Stockholders’ equity deficit:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, 913,500 and 13,500 issued and outstanding	225	135
Common stock, $0.0001 par value, 200,000,000 shares authorized, 1,688,049 and 518,105 shares issued and 1,673,873 and 503,929 shares outstanding	169	167
Subscription receivable	(48,718)	(48,718)
Treasury stock, 14,176 and 14,176 shares at cost	(60,395)	(60,395)
Additional paid-in capital	9,289,304	9,503,673
Accumulated deficit	(9,553,301)	(9,331,253)
Total stockholders’ deficit	(372,716)	63,609

Total liabilities and stockholders’ deficit	$138,529	$107,511

See accompanying notes to condensed financial statements.

QDM INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2020 AND 2019

	For the Nine Months Ended		For the Three Months Ended
	December 31		December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$100,355	$177,954	$33,455	$54,773
Cost of sales	99,130	166,412	33,133	41,202
Gross profit	1,225	11,542	322	13,571

Operating expenses
General & administrative expenses	$230,122	$493,600	$87,673	$290,442
Total operating expenses	230,122	493,600	87,673	290,442

Loss from operations	(228,897)	(482,058)	(87,351)	(276,871)

Other expense
Interest expenses	231	20,758	—	6,151
Other income	(7,080)	(106,053)	(3,559)	(35,757)
Total other expense	(6,849)	(85,295)	(3,559)	(29,606)

Loss before income taxes	(222,048)	(396,763)	(83,791)	(247,265)

Net loss	$(222,048)	$(396,763)	(83,791)	(247,265)

Earnings (loss) per common share:
Basic loss per share	$(0.13)	(0.79)	(0.05)	(0.49)
Diluted loss per share	$(0.13)	(0.79)	(0.05)	(0.49)

Weighted average basic & diluted shares outstanding:
Preferred	246,712	10,000	708,065	10,000
Common	1,657,466	504,447	1,664,742	503,929

See accompanying notes to condensed consolidated financial statements.

QDM INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE NINE MONTHS ENDED DECEMBER 31, 2020 AND 2019

For the Nine Months Ended December 31, 2019

	Preferred	Common	Treasury	Preferred Stock	Common Stock	Treasury	Additional Paid-in	Subscription	Accumulated
	Stock	Stock	Stock	Amount	Amount	Amount	Capital	Receivable	Deficit	Total
March 30, 2019 (Unaudited)	10,000	518,105	11,158	$100	$5,181	(46,580)	$8,861,564	$(53,205)	$(8,842,254)	$(75,194)
Net loss	—	—	—	—	—	—	—	—	(396,763)	(396,763)
Treasury stock purchased	—	—	3,018	—	—	(13,815)	—	—	—	(13,815)
December 31, 2019 (Unaudited)	10,000	518,105	14,176	$100	$5,181	(60,395)	$8,861,564	$(53,205)	$(9,239,017)	$(485,772)

For the Nine Months Ended December 31, 2020

	Preferred	Common	Treasury	Preferred Stock	Common Stock	Treasury Stock	Additional Paid-in	Subscription	Accumulated
	Stock	Stock	Stock	Amount	Amount	Amount	Capital	Receivable	Deficit	Total
March 30, 2020 (Unaudited)	13,500	1,667,658	14,176	$135	$167	(60,395)	$9,503,673	$(48,718)	$(9,331,253)	$63,609
Net loss	—	—	—	—	—	—	—	—	(222,048)	(222,048)
Contributions from shareholder	—	—	—	—	—	—	19,747	—	—	19,747
Reverse take-over transaction costs	—	—	—	—	—	—	(254,024)	—	—	(254,024)
Share issuance for reverse split round-up	—	391	—	—	—	—	—	—	—	—
Preferred shares issued	900,000	—	—	90	—	—	(90)	—	—	—
Common shares issued	—	20,000	—	—	2	—	19,998	—	—	20,000
December 31, 2020 (Unaudited)	913,500	1,688,049	14,176	$225	$169	(60,395)	$9,289,304	$(48,718)	$(9,553,301)	$(372,716)

For the Three Months Ended December 31, 2019

	Preferred	Common	Treasury	Preferred Stock	Common Stock	Treasury Stock	Additional Paid-in	Subscription	Accumulated
	Stock	Stock	Stock	Amount	Amount	Amount	Capital	Receivable	Deficit	Total
September 30, 2019 (Unaudited)	10,000	518,105	14,176	$100	$5,181	(60,395)	$8,861,564	$(53,205)	$(8,991,752)	$(238,507)
Net loss	—	—	—	—	—	—	—		(247,265)	(247,265)
December 31, 2019 (Unaudited)	10,000	518,105	14,176	$100	$5,181	(60,395)	$8,861,564	$(53,205)	$(9,239,017)	$(485,772)

For the Three Months Ended December 31, 2020

	Preferred	Common	Treasury	Preferred Stock	Common Stock	Treasury Stock	Additional Paid-in	Subscription	Accumulated
	Stock	Stock	Stock	Amount	Amount	Amount	Capital	Receivable	Deficit	Total
September 30, 2020 (Unaudited)	13,500	1,668,049	14,176	$135	$167	(60,395)	$9,523,420	$(48,718)	$(9,469,510)	$(54,901)
Net loss	—	—	—	—	—	—	—	—	(83,791)	(83,791)
Reverse take-over transaction costs	—	—	—	—	—	—	(254,024)	—	—	(254,024)
Preferred shares issued	900,000	—	—	90	—	—	(90)	—	—	—
Common shares issued	—	20,000	—	—	2	—	19,998	—	—	20,000
December 31, 2020 (Unaudited)	913,500	1,688,049	14,176	$225	$169	(60,395)	$9,289,304	$(48,718)	$(9,553,301)	$(372,716)

See accompanying notes to condensed consolidated financial statements.

QDM INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2020 AND 2019

	December 31, 2020	December 31, 2019
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(222,048)	$(396,763)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	251	466
Interest added to notes payable	—	20,656
Share-based payments	20,000	212,985
Write-off of fixed assets	543	1,696
Changes in assets and liabilities:
Decrease in accounts receivable	4,305	40,930
Increase in prepaid expenses	(18,283)	(1,337)
(Increase) decrease in accounts payable and accrued liabilities	(12,729)	26,517
(Increase) decrease in due to related party	1,468	(2,568)
Net cash used in operating activities	(226,493)	(97,418)

Cash flows from financing activities:
Proceeds from related parties	498,921	59,125
Payments to related parties	—	(107,308)
Reverse take-over transaction costs	(254,024)	—
Purchase of treasury stock	—	(13,815)
Deferred costs related to equity financing	(30,000)	—
Contribution from shareholders	19,746	—
Net cash provided by (used) in financing activities	234,643	(61,998)

Net increase (decrease) in cash	8,150	(159,416)

Cash and cash equivalents, beginning	62,780	177,556

Cash and cash equivalents, ending	$70,930	$18,140

Supplemental cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

See accompanying notes to condensed consolidated financial statements.

QDM International Inc.

Notes to Condensed Consolidated Financial Statements
December 31, 2020 and 2019
(Unaudited)

1. Organization and principal activities

QDM International Inc. (“we,” the “Company” or “QDM”) was incorporated in Florida in March 2020 and is the successor to 24/7 Kid Doc, Inc. (“24/7 Kid”), which was incorporated in Florida in November 1998. The Company, conducts its business through an indirectly wholly owned subsidiary, YeeTah Insurance Consultant Limited (“YeeTah”), a licensed insurance brokerage company located in Hong Kong, China. YeeTah sells a wide range of insurance products, consisting of two major categories: (1) life and medical insurance, such as individual life insurance; and (2) general insurance, such as automobile insurance, commercial property insurance, liability insurance, homeowner insurance. In addition, as a Mandatory Provident Fund (“MPF”) Intermediary, YeeTah also assists its customers with their investment through the MPF and the Occupational Retirement Schemes Ordinance schemes (“ORSO”) in Hong Kong, both of which are retirement protection schemes set up for employees.

On October 21, 2020, the Company entered into a share exchange agreement (the “Share Exchange Agreement”) with QDM Holdings Limited, a BVI company (“QDM BVI”), and Huihe Zheng, the sole shareholder of QDM BVI (the “QDM BVI Shareholder”), who is also the Company’s principal stockholder, Chairman and Chief Executive Officer, to acquire all the issued and outstanding capital stock of QDM BVI in exchange for the issuance to the QDM BVI Shareholder 900,000 shares of a newly designated Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Shares”), with each Series C Preferred Share initially being convertible into 11 shares of the Company’s common stock, par value $0.0001 per share, subject to certain adjustments and limitations (the “Share Exchange”). The Share Exchange closed on October 21, 2020.

As a result of the consummation of the Share Exchange, the Company acquired all the issued and outstanding capital stock of QDM BVI and its subsidiaries, QDM Group Limited, a Hong Kong corporation and wholly owned subsidiary of QDM BVI (“QDM HK”) and YeeTah.

The Company was a shell company prior to the reverse acquisition which occurred as a result of the consummation of the transaction contemplated by the Share Exchange Agreement, and QDM BVI was a private operating company. The reverse acquisition by a non-operating public shell company by a private operating company typically results in the owners and management of the private company having actual or effective voting and operating control of the combined company. Therefore, the reverse acquisition is considered a capital transaction in substance. In other words, the transaction is a reverse recapitalization, equivalent to the issuance of stock by the private company for the net monetary assets of the shell company accompanied by a recapitalization. Therefore, the acquisition was accounted for as a recapitalization and QDM BVI is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of QDM BVI have been brought forward at their book value and no goodwill has been recognized.

Accordingly, the reverse acquisition has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structures of QDM BVI and its wholly-owned subsidiary QDM HK and its wholly-owned subsidiary, YeeTah, have been retrospectively presented in prior periods as if such structures existed at that time and in accordance with ASC 805-50-45-5.

As a result of the Share Exchange, the Company ceased to be a shell company.

Unless the context specifically requires otherwise, the term “Company” used herein means QDM International Inc. together with its direct and indirect subsidiaries described above.

Going Concern

The condensed unaudited consolidated financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred a loss since inception resulting in an accumulated deficit as of December 31, 2020. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

The ability to continue as a going concern is dependent upon the Company generating revenue and profit in the future and/or to obtain necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months primarily through financings from the Company’s major shareholder, although the Company may seek other sources of funding, including public and private offerings of securities.

These condensed unaudited consolidated financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a “going concern.” While management believes that the actions already taken or planned, including adjusting its operating expenditures and obtaining financial supports from its principal shareholder, will mitigate the adverse conditions and events which raise doubt about the validity of the “going concern” assumption used in preparing these financial statements, there can be no assurance that these actions will be successful. If the Company were unable to continue as a “going concern,” then substantial adjustments would be necessary to the reported amounts of its liabilities, the reported expenses and the consolidated balance sheet classifications used.

2. Summary of significant accounting policies

Basis of Presentation

On October 21, 2020, the Company’s board of directors approved a change to its fiscal year end from December 31 to March 31, which is the fiscal year end of YeeTah, to align its reporting periods to be more consistent with YeeTah.

The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring items, which, in the opinion of management, are necessary for a fair statement of the results of operations for the periods shown and are not necessarily indicative of the results to be expected for the full year ending March 31, 2021. These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses may be affected by the estimates that management is required to make. Actual results could differ from those estimates.

Foreign Currency and Foreign Currency Translation

The Company’s reporting currency is the United States dollar (“US$”). The Company’s operations are principally conducted in Hong Kong where Hong Kong dollar is the functional currency.

Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currency at the prevailing rates of exchange at the balance date. The resulting exchange differences are reported in the statements of operations and comprehensive loss.

The exchanges rates used for translation from Hong Kong dollar to US$ was 7.8000, a pegged rate determined by the linked exchange rate system in Hong Kong. This pegged rate was used to translate Company’s balance sheets, income statement items and cash flow items for both 2020 and 2019.

Certain Risks and Concentration

The Company’s financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and receivables, and other assets. As of December 31, 2020, substantially all of the Company’s cash and cash equivalents were held in major financial institutions located in Hong Kong, which management considers to being of high credit quality.

Cash and Cash Equivalents

Cash and cash equivalents consist of petty cash on hand and cash held in banks, which are highly liquid and have original maturities of three months or less and are unrestricted as to withdrawal or use.

Accounts Receivable

Accounts receivable represents trade receivable and are recognized initially at fair value and subsequently adjusted for any allowance for doubtful accounts and impairment.

The Company makes impairment loss for bad and doubtful debts based on assessments of the recoverability of the trade and other receivables based on individual account analysis, including the current creditworthiness and the past collection history of each debtor. Impairments arise when there is an objective evidence indicate that the balances may not be collectible. The identification of bad and doubtful debts, in particular of a loss event, requires the use of judgment and estimates, which involve the estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

The Company historically did not have material bad debts in accounts receivable. There were no bad debt expenses for the three and nine months ended December 31, 2020 and 2019 and there was no provision for doubtful accounts as of December 31, 2020 and March 31, 2020.

Revenue Recognition

The Company generates revenue primarily by providing insurance brokerage services in Hong Kong. The Company sells insurance products underwritten by insurance companies operating in Hong Kong to its individual customers and is compensated for its services by commissions paid by insurance companies, typically based on a percentage of the premium paid by the insured. The Company adopted ASC 606 for its fiscal year beginning on April 1, 2019 using the modified retrospective approach. There were no material unfinished contracts with customers on the adoption date of ASC 606.

Prior to the adoption of ASC 606, under ASC 605, the basic criteria necessary for revenue recognition were:

(i)	Persuasive evidence of an arrangement exists,

(ii)	Delivery has occurred or services have been rendered

(iii)	The selling price is fixed or determinable, and

(iv)	Collectability is reasonably assured.

Revenue is recognized when the brokerage services are rendered under ASC 605.

ASC 606 provides for a five-step model for recognizing revenue from contracts with customers. These five steps include:

(i)	Identify the contract

(ii)	Identify performance obligations

(iii)	Determine transaction price

(iv)	Allocate transaction price

(v)	Recognize revenue

The Company enters into contracts with our customers (insurance companies) primarily through written contracts. Performance obligation for these insurance brokerage contracts is to help our insurance company customers to promote, coordinate and complete subscriptions of insurance policies offered by our customers for sales of our products to our customers.

Under ASC 606, revenue is recognized when the customer obtains control of a good or service. A customer obtains control of a good or service if it has the ability to direct the use of and obtain substantially all of the remaining benefits from that good or service. The transfer of control of the Company’s brokerage services generally occurs at a point in time on the effective date of the associated insurance contract when the policy transfers to the customer. The insurance policy entered between the insurance company and the insured customer generally contains a cool-off period of one to two months. When the cool-off period elapses and the insured customer does not withdraw from the insurance policy, the policy becomes effective. Once the transfer of control of a service occurs, the Company has satisfied its insurance brokerage performance obligation and recognizes revenue.

Revenue recognition under ASC 606 has not had material differences than revenue recognition under the legacy ASC 605 for the Company.

Fair Value Measurement

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that may be used to measure fair value as follows:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.

Level 3:	Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, other receivables, due from related parties, accounts payable and accrued liabilities, and due to related party. The carrying amounts of these financial instruments approximate their fair values due to the short-term nature of these instruments.

The Company noted no transfers between levels during any of the periods presented. The Company did not have any instruments that were measured at fair value on a recurring nor non-recurring basis as of December 31, 2020.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation and impairment. Depreciation of property and equipment is calculated on a straight-line basis, after consideration of expected useful lives and estimated residual values. The estimated annual deprecation rate of these assets are generally as follows:

Category	Depreciation rate	Estimated residual value
Office equipment	20%	Nil
Leasehold improvements	Shorter of lease term or 20%	Nil

Expenditures for maintenance and repairs are expensed as incurred. Gains and losses on disposals are the differences between net sales proceeds and carrying amount of the relevant assets and are recognized in the statements of operations and comprehensive loss.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amounts to the expected future undiscounted cash flows attributable to these assets. If it is determined that an asset is not recoverable, an impairment loss is recorded in the amount by which the carrying amount of the assets exceeds the expected discounted cash flows arising from those assets.

There were no impairment losses for the periods ended December 31, 2020 and 2019.

Leases

A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. When a lease contains rent holidays, the Company records the total expenses on a straight-line basis over the lease term.

Leases that substantially transfer to the Company all the risks and rewards of ownership of assets are accounted for as capital leases. At the commencement of the lease term, a capital lease is capitalized at the lower of the fair value of the leased asset and the present value of the minimum lease payments, each determined at the inception of the lease.

The corresponding liability to the lessor is included in the balance sheets as capital lease obligation. Lease payments are apportioned between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Assets under capital leases are depreciated the same as owned assets over the shorter of the lease term and their estimated useful lives.

Taxation

Current income taxes are provided on the basis of net profit for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in which temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of operations and comprehensive income in the period of the enactment of the change.

The Company considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Company has considered possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

The Company recognizes a tax benefit associated with an uncertain tax position when, in its judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that the Company judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The Company’s liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Company’s effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Company classifies interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense.

Stock-Based Compensation

We recognize stock-based compensation in accordance with FASB ASC 718, Stock Compensation. ASC 718 requires that the cost resulting from all share-based transactions be recorded in the financial statements. It establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. ASC 718 also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period using the two-class method. Under the two-class method, net income is allocated between shares of common stock and other participating securities based on their participating rights. Net loss is not allocated to other participating securities if based on their contractual terms they are not obligated to share in the losses. Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such shares would be anti-dilutive.

Recently Issued Accounting Standards

The Company has reviewed all the recent accounting pronouncements issued to date of the issuance of these financial statements, and does not believe any of these pronouncements will have a material impact on the Company.

3. Deferred Asset

Deferred asset of $30,000 as of December 31, 2020 represented prepaid transaction costs in relation to future equity financing. The amount will be charged against share capital when the respective equity financing is completed.

4. Equity

Reverse Stock Split

In May 2020, the Company effected a reverse stock split whereby each 100 issued and outstanding shares of common stock were consolidated into one share of common stock and each 100 issued and outstanding shares of preferred stock were consolidated into one share of preferred stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split, additional 391 shares were issued due to round-up effects.

Common Stock

There were no treasury stock transactions during the nine months ended December 31, 2020. During the nine months ended December 31, 2019, the Company redeemed 3,018 (301,800 before the Reverse Stock Split) shares of common stock at a cost of $13,815.

On November 11, 2020, the Company’s board approved to issue an aggregate of 20,000 shares of common stock to its directors and officers as equity compensation for services they provided in 2020.

Preferred Stock

On October 8, 2020, the Company filed an amendment to its Articles of Incorporation to designate 900,000 shares of its authorized preferred stock as Series C Convertible Preferred Stock. The Series C Preferred Shares will be entitled to receive any dividends or distributions paid in respect of the Common Stock on an as-converted basis. Holders of Series C Preferred Shares will be entitled to vote, together with the holders of Common Stock, on an as-converted basis on all matters submitted to a vote of the holders of Common Stock. Each Series C Preferred Share is convertible into Common Stock at an initial conversion rate of 1-for-11.

On October 21, 2020, as part of the Share Exchange with QDM BVI, the Company issued 900,000 Series C Preferred Shares to Huihe Zheng, the sole shareholder of QDM BVI and the Chairman and Chief Executive Officer of QDM.

Additional Paid-in Capital

During the nine months ended December 31, 2020, the Company received capital contribution of $19,747 from its principal shareholder for working capital uses. The capital contribution was recorded in additional paid-in capital.

On October 21, 2020, as a result of the Share Exchange with QDM BVI, the Company completed a reverse acquisition with QDM BVI. The transaction costs of $254,024 in connection with the reverse acquisition was recorded into additional paid-in capital.

5. Related Party Transaction

Related Parties

Name of related parties	Relationship with the Company
Siu Ping Lo	Responsible officer of YeeTah and former director of YeeTah (resigned on December 31, 2019)
Huihe Zheng	Principal Stockholder, Chief Executive Officer and Chairman of the Company
YeeTah Financial Group Co., Ltd.	A company controlled by Siu Ping Lo
Tim Shannon	Chief Financial Officer of the Company

Related Party Transactions

(i)	During the nine months ended December 31, 2020, the Company generated US$ nil (2019: US$107,308) other income from providing management services to YeeTah Financial Group Co., Ltd. (“YeeTah Financial”).

(ii)	During the nine months ended December 31, 2020, YeeTah Financial charged YeeTah US$97,631 (2019: US$149,621) commission expenses in relation to insurance referral services rendered by YeeTah Financial.

(iii)	During the nine months ended December 31, 2020, Huihe Zheng paid US$240,000 on behalf of the Company for costs associated with the Share Exchange.

(iv)	During the nine months ended December 31, 2020, Huihe Zheng advanced US$258,921 to the Company to support its operations.

(v)	During the nine months ended December 31, 2020, the Company received $19,747 in capital contributions from Tim Shannon for working capital uses.

Due from Related Party Balance

The Company’s due from related party balance as of December 31 and March 31, 2020 is as follows:

	December 31, 2020	March 31, 2020
	US$	US$
Huihe Zheng	-	20,316

The related party balance as of March 31, 2020 was unsecured, interest-free and due on demand.

Due to Related Party Balance

The Company’s due to related party balance as of December 31 and March 31, 2020 is as follows:

	December 31, 2020	March 31, 2020
	US$	US$
Huihe Zheng	478,606	-
YeeTah Financial	26,093	24,628
Total	504,699	24,628

The due to related party balance is unsecured, interest-free and due on demand.

Subscription Receivable Due from a Shareholder

The Company’s subscription receivable due from a shareholder balances as of December 31, 2020 and March 31, 2020 are as follows:

	December 31, 2020	March 31, 2020
	US$	US$
Huihe Zheng	48,718	48,718

The due from shareholder balances represent the purchase price for shares of QDM BVI to be paid by Mr. Huihe Zheng. These due from shareholder balances at of the balance sheet dates are unsecured, interest-free and due on demand.

6. Commitments and Contingencies

Operating Leases

The Company has entered into a non-cancellable office operating lease. The future aggregate minimum lease payments under this non-cancellable operating lease are as follows:

	Payments due by period
	Total	Less than 1 year	1-3 years	Over 3 years
Operating lease obligations (US$)	11,692	11,692	-	-

The Company recorded rent expenses of US$31,164 and US$29,644 in general and administrative expenses in the statements of operations and comprehensive loss during the nine months ended December 31, 2020 and 2019, respectively.

Other Commitments

The Company did not have other significant commitments, long-term obligations, or guarantees as of December 31, 2020.

Contingencies

The Company is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome arising out of any such matter will have a material adverse effect on our business, financial position, cash flows or results of operations taken as a whole. As of December 31, 2020, the Company is not a party to any material legal or administrative proceedings.

7. Subsequent Events

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to December 31, 2020 has determined that it does not have any other material subsequent events to disclose in these financial statements:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of QDM International Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of QDM International Inc. (formerly 24/7 Kid Doc, Inc.) (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s minimal activities raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BF Borgers CPA PC
BF Borgers CPA PC

We have served as the Company’s auditor since 2018
Lakewood, CO
April 30, 2020

QDM INTERNATIONAL INC.

BALANCE SHEETS
AS OF DECEMBER 31, 2019 and 2018

	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,557	$76,286
Cash in attorney trust account	-	11,834

Total current assets	1,557	88,120

Property and equipment, at cost, net	615	902

Total assets	$2,172	$89,022

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$33,000	$17,500
Notes payable	269,277	117,199
Advances from shareholder	19,443	-

Total current liabilities	321,720	134,699

Stockholders’ equity (deficit):
Preferred stock, $.0001 par value, 5,000,000 shares authorized, 2,350,000 and 1,000,000 issued and outstanding	235	100
Common stock, $.0001 par value, 200,000,000 shares authorized, 51,810,502 and 51,810,502 shares issued and 50,092,855 and 51,015,155 shares outstanding	5,181	5,181
Additional paid-in capital	8,664,158	8,451,308
Treasury stock, 1,417,647 and 795,347 shares at cost	(60,395)	(40,773)
Accumulated (deficit)	(8,928,727)	(8,461,493)
Total stockholders’ equity (deficit)	(319,548)	(45,677)

	$2,172	$89,022

See accompanying notes to financial statements.

QDM INTERNATIONAL INC.

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Operating expenses:
Related party expenses:
Officer compensation	$111,000	$5,000
Board of Directors compensation	212,985	-
Office rent	5,500	5,500
Travel	7,597	2,608
Office expense	7,195	2,266
Other expenses	2,499	-
General and administrative expenses	93,389	45,131
Total operating expenses	440,165	60,505

Loss from operations	(440,165)	(60,505)

Other income (expense):
Other income	-	1,404
Interest expense	(27,069)	(2,262)
	(27,069)	(858)

Net loss from operations	$(467,234)	$(61,363)

Per share information:
Basic (loss) per share	$(0.01)	$(0.00)
Diluted (loss) per share	$(0.01)	$(0.00)

Weighted average basic shares outstanding:
Preferred	1,721,233	304,110
Common	51,325,129	51,287,214

Weighted average diluted shares outstanding:
Preferred	10,721,233	3,041,096
Common	84,484,596	52,350,144

See accompanying notes to financial statements.

QDM INTERNATIONAL INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	Preferred	Common	Preferred Stock	Common Stock	Additional Paid-in	Treasury	Stock	Accumulated
	Shares	Shares	Amount	Amount	Capital	Shares	Amount	(Deficit)	Total
Balance December 31, 2017	-	50,810,502	$-	$5,081	$8,332,805	671,650	$(39,009)	$(8,400,130)	$(101,253)

Stock purchased	-	1,000,000	-	100	4,900	-	-	-	5,000
Stock exchanged for compensation	1,000,000	-	100	-	39,900	-	-	-	40,000
Shareholder notes forgiven	-	-	-	-	53,703	-	-	-	53,703
Accrued compensation forgiven	-	-	-	-	20,000	-	-	-	20,000
Treasury stock purchased	-	-	-	-	-	123,697	(1,764)	-	(1,764)

Net loss for the year ended December 31, 2018	-	-	-	-	-	-	-	(61,363)	(61,363)

Balance December 31, 2018	1,000,000	51,810,502	$100	$5,181	$8,451,308	795,347	$(40,773)	$(8,461,493)	$(45,677)

Treasury stock purchased						622,300	(19,622)		(19,622)
Stock exchanged for compensation	1,350,000		135		212,850				212,985
Net loss for the year ended December 31, 2019	-	-	-	-	-	-	-	(467,234)	(467,234)
Balance December 31, 2019	2,350,000	51,810,502	$235	$5,181	$8,664,158	1,417,647	$(60,395)	$(8,928,727)	$(319,548)

See accompanying notes to financial statements.

QDM INTERNATIONAL INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Cash flows from operating activities:	$(467,234)	$(61,363)
Net loss
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	287	287
Interest added to shareholder loans	-	1,122
Interest added to notes payable	27,069	1,140
Stock compensation for Board of Directors	212,985	-
Changes in assets and liabilities:
(Increase) decrease in cash in attorney’s trust account	11,834	(11,834)
Increase in accrued expenses	15,500	17,500
Total adjustments	267,675	8,215
Net cash used in operating activities	(199,559)	(53,148)

Cash flows from financing activities:
Proceeds from notes payable	125,009	116,059
Proceeds from issuance of stock	-	5,000
Proceeds from shareholder advance	19,443	-
Purchase of treasury stock	(19,622)	(1,764)
Net cash provided by (used) in financing activities	124,830	119,295

Net increase (decrease) in cash	(74,729)	66,147

Cash and cash equivalents, beginning	76,286	10,139

Cash and cash equivalents, ending	$1,557	$76,286

Supplemental cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-cash and investing activities:
Conversion of accrued officer compensation to preferred stock	$-	$40,000
Shareholder loans forgiven	$-	$53,703
Accrued officer compensation forgiven	$-	$15,000

See accompanying notes to financial statements.

QDM International Inc.

Notes to Financial Statements
December 31, 2019 and 2018

Note 1. Organization, Significant Accounting Policies and Liquidity

We (the “Company” or similar terminology) were incorporated under the laws of the State of Florida on November 24, 1998 under the name Jarrett Favre Driving Adventure Inc. We operated a racing school which provided entertainment based oval driving classes, rides and events. On November 21, 2002, we changed our name to Dale Jarrett Racing Adventure, Inc. On November 18, 2015, we sold the assets and liabilities of the racing school to Tim Shannon, our Chief Financial Officer and director, due to our inability to sustain profitable operations. Shortly thereafter, our name was changed to 24/7 Kid Doc, Inc. to more accurately reflect our proposed operations. On April 8, 2020, we effected a name change to QDM International Inc. by implementing a reorganization of our corporate structure through a merger.

We are a telemedicine company that offers telemedicine access to K-12 schools at no cost to those schools and bill the patient’s insurance or Medicaid for the consultation.

Beginning in January of 2016, we marketed our services within Florida and Georgia. Once these markets have been successfully captured, we will proceed to expand to other states limited only by the capital available to support our expansion. Our sales model features a no-cost entry point for school districts.

Going Concern

Our accompanying financial statements contemplate the realization of assets and liquidation of liabilities in the normal course of business. We have suffered recurring losses from operations and have stockholder and working capital deficits at December 31, 2019. Our primary liabilities as of December 31, 2019 consist of short-term notes payable that are due in 2019. We recognize we will ultimately either need to increase revenues and/or raise additional debt or equity capital to sustain our operations. We plan to continue close monitoring of general and administrative expenses in 2020 and may seek to reduce such expenses and we are also investigating the possibility of investing in an alternative business model. Absent our ability to be successful in such endeavors, we may seek to raise capital from existing shareholders. While we believe we will obtain adequate cash to meet our commitments in 2020, there can be no assurance that our beliefs will come to fruition in which case we would most likely have continuing as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with ASC 606, “Revenue Recognition” following the five steps procedure:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when the entity satisfies a performance obligation

The Company recognizes revenue when it satisfies its obligation by transferring control of the good or service to the customer. A performance obligation is satisfied over time if one of the following criteria are met:

a. the customer simultaneously receives and consumes the benefits as the entity performs;

b. the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or

c. the entity’s performance does not create an asset with an alternative use to the entity, and the entity has an enforceable right to payment for performance completed to date.

Cost of services include all expenses directly incurred to generate revenue, which include costs such as products purchases, processing fees, chargebacks and disputes, and shipping costs.

For purposes of the statements of cash flows, we consider all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customer, net of estimated allowances for uncollectible accounts. In determining collectability, historical trends are evaluated and specific issues are reviewed to arrive at appropriate allowances. There was no allowance at December 31, 2019 and 2018.

Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets, ranging from 3 to 10 years. Major additions are capitalized, while minor additions and maintenance and repairs, which do not extend the useful life of an asset, are expensed as incurred.

Long Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company for the years ended December 31, 2019 and 2018.

Use of Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses may be affected by the estimates management is required to make. Actual results could differ from those estimates.

Advertising Costs

Advertising costs are charged to operations when the advertising first takes place. We did not have any advertising costs charged to operations for the years ended December 31, 2019 and 2018.

Fair Value of Financial Instruments

At December 31, 2019, our short-term financial instruments consist primarily of cash, accrued expenses, shareholder advance and short-term notes payable. The carrying amounts of these financial instruments approximate fair value because of their short-term maturities. We also believe the carrying values of our note payable obligations approximates its fair value because the terms on such obligation approximate the terms at which similar obligations could currently be negotiated.

We do not hold or issue financial instruments for trading purposes nor do we hold or issue interest rate or leveraged derivative financial instruments.

Segment Information

The Company follows Financial Accounting Standards Board (FASB) ASC 280-10, Segment Reporting. Under ASC 280-10, certain information is disclosed based on the way management organizes financial information for making operating decisions and assessing performance. We currently operate in a single segment and will evaluate additional segment disclosure requirements if we expand our operations.

Income Taxes

We compute income taxes in accordance with FASB ASC Topic 740, Income Taxes. Under ASC-740, deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. Also, the effect on deferred taxes of a change in tax rates is recognized in income in the period that included the enactment date. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

We follow guidance in FASB ASC Topic 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

We do not believe we have taken any uncertain tax positions on any of our open income tax returns filed through the year ended December 31, 2019. Our methods of tax accounting are based on established income tax principles in the Internal Revenue Code and are properly calculated and reflected within our income tax returns. Due to the carryforwards of net operating losses, all of our federal and state income tax returns remain subject to audit.

Stock-Based Compensation

We recognize stock-based compensation in accordance with FASB ASC 718, Stock Compensation. ASC 718 requires that the cost resulting from all share-based transactions be recorded in the financial statements. It establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions.

Net Loss Per Share

We calculate net loss per share in accordance with ASC Topic 260, Earnings per Share. Basic loss per share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding.

During periods in which we incur losses, common stock equivalents, if any, are not considered, as their effect would be anti-dilutive. At December 31, 2019 and 2018, we had 85,143,452 and 68,158,002 shares of common stock outstanding on a fully diluted basis, respectively. At December 31, 2019 and 2018, we had 1,000,000 and 1,000,000 dilutive preferred shares outstanding, respectively. These preferred shares were convertible into 10,000,000 shares of common stock.

Recent Accounting Pronouncements

We do not believe any recently issued accounting standards will have a material impact on our financial statements.

Note 2. Cash in attorney trust accounts

At December 31, 2019 and 2018, the Company has $0 and $11,834 held in attorney trust accounts. The accounts do not bear interest and the Company may withdraw funds any time at its discretion.

Note 3. Property and Equipment

Property and equipment consist of the following at December 31, 2019 and 2018:

	2019	2018
Office equipment	$1,664	$1,664
Less accumulated depreciation	(1,043)	(761)
	$615	$902

Depreciation charged to operations was $287 and $287 for the years ended December 31, 2019 and 2018, respectively.

Note 4. Notes Payable

For the year ended December 31, 2018, the Company received cash proceeds the issuance of promissory notes in the aggregate principal amount of $241,067. These notes bear a simple interest at 12.0% and are due and payable for varying terms ranging from one to two years after their issuance. The notes are convertible to shares of common stock of the Company at a conversion price per share is $0.008, subject to adjustments for stock splits and combinations.

Note 5. Long-term Debt

At December 31, 2019 and 2018, we were not obligated for any long-term debt.

Note 6. Stockholders’ Deficit

No compensation cost was recognized during 2019 or 2018 as a result of stock options. We had no exercisable options outstanding at December 31, 2019.

On July 11, 2018, we sold 1,000,000 shares of common stock in exchange for $5,000 of cash.

On September 12, 2018, the Company issued 1,000,000 shares of preferred stock to Tim Shannon, our then Chief Executive Officer, President and sole employee, in exchange for $40,000 of compensation that had been accrued but not paid to him. Each preferred share was convertible, after one year, to ten shares of common stock. At the time of the preferred shares issuance, there was no market value of preferred shares as these were the first issued by the Company.

On October 30, 2018, Tim Shannon sold these shares to an unrelated third party for a cash payment of $40,000.

Recognizing that the convertibility of the preferred shares was not until September 12, 2019 and that a sale to an unrelated third party occurred on October 30, 2018, the Company has valued the issuance of these shares at $40,000.

On June 20, 2019, the Company issued an aggregate of 1,350,000 shares of Preferred Series B stock to its Board of Directors for services rendered. These shares were subsequently sold in March of 2020 with 71 million shares of common stock. The 1,350,000 shares of TVMD Preferred Series B stock represented $212,985 of the $500,000 purchase price. Therefore, this value was used to value the issuance of the preferred shares on issuance date as the subsequent sale represented an independent, third party arms-length transaction creating a fair value for these shares.

Note 8. Income Taxes

We have not provided for income taxes in 2019 or 2018 as a result of operating losses. We have net operating loss carryforwards at December 31, 2019 of approximately $3,950,000 that expire in various years through 2039. We have fully reserved our net deferred income tax asset since we are uncertain as to whether future income from operations will be available to utilize it. The approximate deferred tax assets and liabilities, assuming a blended state and federal rate of 26% and the related allowance are as follows:

	2019	2018
Non-current deferred tax assets (liabilities), net:
Tax benefit of net operating loss carryforwards	$1,027,000	$962,000
Less valuation allowance	(1,027,000)	(962,000)
Net deferred tax asset	$-	$-

The valuation reserve increased by $65,000 in 2019 and by $26,000 in 2018.

The provision (benefit) for income taxes differs from the amount computed by applying the statutory federal income tax rate to our loss before income taxes for the years ended December 31, 2019 and 2018. Our combined federal and state effective tax rate as a percentage before taxes for the years ended December 31, 2019 and 2018, approximated 26%. The following are reconciliations of the income tax at the effective tax rate with the income tax at the U.S. federal and state statutory tax rate for the years ended December 31, 2019 and 2018:

	2018	2017
Income tax provision at the federal and state statutory rate	26%	26%
Effect of operating losses and other temporary differences	(26)%	(26)%
Effective tax rates	0%	0%

Note 9. Extinguishment of Debt

In October 2018, our then Chief Executive Officer and President and two shareholders agreed to forgive their notes receivable and related accrued interest. The total of this extinguished debt was $53,703. The amount of the extinguished debt was added to additional paid in capital as the noteholders were related parties.

In October 2018, our then Chief Executive Officer and President agreed to forego accrued officer compensation in the amount of $20,000. The amount of the extinguished debt was added to additional paid in capital as our Chief Executive Officer and President is a related party.

Note 10. Related Party Transaction

During the 4th quarter of 2018 and first quarter of 2019, certain shareholders and affiliates of shareholders provided funds in the aggregate principal amount of $241,067 to the Company in exchange for promissory notes bearing a simple interest at 12% per annum and varying maturity dates ranging from one to two years from the date of issuance. These notes are convertible to shares of common stock at $0.008 per share, subject to certain adjustments, during the term on the note at the option of the holders.

In September 2018, the Board approved the issuance of 1,000,000 shares of the Company’s preferred shares to our then President in exchange for services rendered.

In October 2018, our then Chief Executive Officer and President and two shareholders agreed to forgive their notes receivable and related accrued interest. The total of this extinguished debt was $53,703.

In October 2018, our then Chief Executive Officer and President agreed to forego accrued officer compensation in the amount of $20,000.

Note 11. Subsequent Events

In January 2020, the Company converted its outstanding convertible notes into shares of common stock. The $271,642 in notes payable with interest accrued was converted into 33,955,250 shares of common stock at a price of $0.008 per share.

In February 2020, the Company issued 104,000,000 shares of common stock at the equivalent price of $.001 per share in lieu of accrued compensation to our then Chief Executive Officer and President. The Company also converted 1,000,000 shares of Series A preferred shares into 10,000,000 shares of its common stock.

In February 2020, the Board approved the cancellation of 33,000,000 shares of common stock to our then Chief Executive Officer and President which were issued earlier in the month. This cancellation was necessary to keep the Company in compliance with the public float requirement of the OTCQB marketplace.

In February 2020, Timothy Shannon forgave $71,000 of debt owed to him from the Company in connection with the change of control.

On March 11, 2020, we incorporated QDM International Inc. (“QDM”), a Florida corporation and a wholly owned subsidiary and QDM Merger Sub, Inc. (“Merger Sub”), a Florida corporation and a wholly owned subsidiary of QDM, for the purposes of effectuating a name change by implementing a reorganization of our corporate structure through a merger (the “Merger”). On March 13, 2020, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among our company, QDM, and Merger Sub. On April 8, 2020, we filed the Articles of Merger with the State of Florida to effect the Merger as stipulated by the Merger Agreement.

Pursuant to the Merger Agreement, Merger Sub merged with and into the Company being the surviving entity. As a result, the separate corporate existence of Merger Sub ceased and the Company became a direct, wholly-owned subsidiary of QDM. Pursuant to the Merger Agreement and as a result of the Merger, all issued and outstanding shares of common stock and Series B Preferred Shares of the Company were converted into shares of QDM Common Stock and Series B Preferred Shares of QDM, respectively, on a one-for-one basis, with QDM securities having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of the Company’s securities being converted. As a result, upon consummation of the Merger, all of our stockholders immediately prior to the Merger became stockholders of QDM.

Upon consummation of the Merger, QDM became the successor issuer to the Company pursuant to 12g-3(a) and as a result shares of QDM Common Stock was deemed to be registered under Section 12(g) of the Exchange Act.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
QDM Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying balance sheets of QDM Holdings Limited and the subsidiaries (the “Company”) as of March 31, 2020 and 2019, and the related statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for the two years period ended March 31, 2020, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2020 and 2019, and the results of its operations and its cash flows for the two years period ended March 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ZH CPA, LLC

We have served as the Company’s auditor since 2020.

Denver, Colorado

October 26, 2020

qdm HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2020, and 2019
(US$, except share data and per share data, or otherwise noted)

	March 31, 2020	March 31, 2019
	US$	US$
Assets
Current Assets
Cash and cash equivalents	62,399	24,716
Accounts receivables, net	9,865	48,713
Other receivable	-	38,462
Prepaid expenses	13,672	19,471
Due from related parties	20,316	-
Total current assets	106,252	131,362
Non-current assets
Property and equipment, net	335	2,366
Total assets	106,587	133,728

Liabilities and shareholders’ equity
Liabilities:
Current liabilities
Accounts payable and accrued liabilities	3,774	11,761
Due to related party	24,628	71,904
Total current liabilities	28,402	83,665

Total liabilities	28,402	83,665

Commitments and contingencies
Shareholders’ equity
Ordinary shares, US$1.00 par value, 50,000 authorized, 50,000 and 1,282 shares issued and outstanding as of March 31, 2020 and 2019, respectively	50,000	1,282
Subscription receivable	(48,718)	(53,205)
Additional paid-in-capital	408,974	408,974
Deficit	(332,071)	(306,988)
Total shareholders’ equity	78,185	50,063

Total liabilities and shareholders’ equity	106,587	133,728

The accompanying notes form an integral part of these consolidated financial statements.

qdm HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED MARCH 31, 2020 AND 2019
(US$, except share data and per share data, or otherwise noted)

	For The Year Ended	For The Year Ended
	March 31, 2020	March 31, 2019
	US$	US$
Revenues	221,289	445,234
Cost of sales	200,011	409,998

Gross profit	21,278	35,236

Operating costs and expenses:
General and administrative	151,893	210,219
Total operating costs and expenses	151,893	210,219

Loss from operations	(130,615)	(174,983)

Other (income) expenses:
Finance costs	84	109
Other income, net	(105,616)	(107,697)
Total other (income) expenses	(105,532)	(107,588)

Loss before provision for income taxes	(25,083)	(67,395)

Net loss	(25,083)	(67,395)

Comprehensive loss	(25,083)	(67,395)

Basic & diluted net loss per share	(0.81)	(55.11)

Weighted average number of ordinary shares-basic and diluted	30,780	1,223

The accompanying notes form an integral part of these consolidated financial statements.

qdm HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED MARCH 31, 2020 AND 2019
(US$, except share data and per share data, or otherwise noted)

	Ordinary shares	Ordinary shares amount ($)	Additional paid-in- capital ($)	Subscription receivable ($)	Accumulated deficits ($)	Total equity ($)
Balance as of April 1, 2018	1,116	1,116	355,935	-	(239,593)	117,458
Net loss	-	-	-	-	(67,395)	(67,395)
Share issuance	166	166	53,039	(53,205)	-	-
Balance as of March 31, 2019	1,282	1,282	408,974	(53,205)	(306,988)	50,063
Net loss	-	-	-	-	(25,083)	(25,083)
Cash collected for subscription receivable	-	-	-	53,205	-	53,205
Share issuance	48,718	48,718	-	(48,718)	-	-
Balance as of March 31, 2020	50,000	50,000	408,974	(48,718)	(332,071)	78,185

The accompanying notes form an integral part of these consolidated financial statements.

qdm HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2020 AND 2019
(US$, except share data and per share data, or otherwise noted)

	For the Year Ended March 31,	For the Year Ended March 31,
	2020	2019
	US$	US$
Cash Flows in Operating Activities:
Net loss	(25,083)	(67,395)
Adjustments for items not affecting cash:
Depreciation and amortization	334	2,031
Net loss from write-off of property and equipment	1,696	-
Changes in operating assets and liabilities
Accounts receivable	38,848	(39,390)
Other receivable	38,462	-
Prepaid expenses and other assets	5,799	-
Accounts payable & accrued liabilities	(7,987)	(3,893)
Due to a related party	(32,795)	41,520
Net cash (used in) provided from operating activities	19,274	(67,127)

Cash Flows in Financing Activities:
Receipt of subscription receivable from shareholder	53,205	-
Proceeds borrowed from related parties	-	35,898
Payments to related parties	(34,796)	-
Net cash provided from financing activities	18,409	35,898

Effect of foreign exchange rate changes	-	-
Net (decrease)/increase in cash, cash equivalents and restricted cash	37,683	(31,229)
Cash and cash equivalents, beginning of year	24,716	55,945
Cash and cash equivalents, end of year	62,399	24,716

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Interest paid	-	-
Income taxes paid	-	-

The accompanying notes form an integral part of these consolidated financial statements.

qdm HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and principal activities

QDM Holdings Limited (“QDM BVI”) was incorporated in the British Virgin Island on August 23, 2019 and conducts its business through its operating subsidiary in Hong Kong, YeeTah Insurance Consultant Limited (“YeeTah”), YeeTah is a licensed insurance brokerage company that sells a wide range of insurance products, consisting of two major categories: (1) life and medical insurance, such as individual life insurance; and (2) general insurance, such as automobile insurance, commercial property insurance, liability insurance, homeowner insurance. In addition, as a Mandatory Provident Fund (“MPF”) Intermediary, YeeTah also assists its customers with their investment through the MPF and the Occupational Retirement Schemes Ordinance schemes (“ORSO”) in Hong Kong, both of which are retirement protection schemes set up for employees. QDM BVI, QDM Group Limited, a wholly owned subsidiary of QDM BVI, and YeeTah are collectively refer to as the “Group.”

Going concern

The consolidated financial statements have been prepared on a going concern basis which assumes the Group will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Group has incurred a loss since inception (April 24, 2015) resulting in an accumulated deficit of $332,071 as of March 31, 2020. Accordingly, there is substantial doubt about the Group’s ability to continue as a going concern.

The ability to continue as a going concern is dependent upon the Group generating profits in the future and/or to obtain necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months primarily through financings from the Group’s major shareholder.

These consolidated financial statements do not reflect adjustments that would be necessary if the Group were unable to continue as a “going concern.” While management believes that the actions already taken or planned, including adjusting its operating expenditures and obtaining financial supports from its principal shareholder, will mitigate the adverse conditions and events which raise doubt about the validity of the “going concern” assumption used in preparing these financial statements, there can be no assurance that these actions will be successful. If the Group were unable to continue as a “going concern,” then substantial adjustments would be necessary to the reported amounts of its liabilities, the reported expenses and the consolidated balance sheet classifications used.

2. Summary of significant accounting policies

Basis of presentation

The consolidated financial statements of the Group are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principal of consolidation

The consolidated financial statements include the financial statements of QDM BVI any and its subsidiaries. All transactions and balances among QDM BVI and its subsidiaries have been eliminated upon consolidation.

	Principal activities	Percentage of ownership	Date of incorporation	Place of incorporation
QDM Holdings Limited (“QDM BVI”)	Holding company	—	August 23, 2019	British Virgin Islands (“BVI”)
QDM Group Limited (“QDM HK”)	Holding company	100%	June 22, 2019	Hong Kong
YeeTah Insurance Consultant Limited (“YeeTah”)	Insurance brokerage services. Licensed under Professional Insurance Broker Association of Hong Kong (“PIBA”).	100%	April 24, 2015	Hong Kong

Reorganization

On May 20, 2020, the Group executed a corporate reorganization to roll two controlled entities, namely QDM HK and YeeTah into QDM BVI through a share purchase arrangement. QDM BVI purchased all the outstanding shares of QDM HK from QDM HK’s sole shareholder, Huihe Zheng. During the years presented in these consolidated financial statements, the control of the two entities, QDM HK and YeeTah (100% owned by QDM HK) has never changed since they have been always under the control of the sole shareholder of QDM HK. Accordingly, this transaction has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structure of QDM BVI has been retrospectively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5. Therefore, the results of the subsidiaries from prior periods before the reorganization are included in the consolidated financial statements.

Use of estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Actual amounts could differ from those estimates and differences could be material. Changes in estimates are recorded in the period they are identified.

There were no significant estimates for the years ended March 31, 2020 and 2019.

Foreign currency and foreign currency translation

The Group’s reporting currency is the United States dollar (“US$”). The Group’s operations are principally conducted through Hong Kong where Hong Kong dollar is the functional currency.

Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currency at the prevailing rates of exchange at the balance date. The resulting exchange differences are reported in the statements of operations and comprehensive loss.

The exchanges rates used for translation from Hong Kong dollar to US$ was 7.8000, a pegged rate determined by the linked exchange rate system in Hong Kong. This pegged rate was used to translate Group’s balance sheets, income statement items and cash flow items for both 2020 and 2019.

Certain risks and concentration

The Group’s consolidated financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents and receivables, prepayments and other assets. As of March 31, 2020, and 2019, substantially all of the Group’s cash and cash equivalents were held in major financial institutions located in Hong Kong, which management considers to being of high credit quality. During the years ended March 31, 2020 and 2019, the top two insurance companies accounted for 77% and 92.1% of the Group’s total revenue, respectively.

Cash and cash equivalents

Cash and cash equivalents consist of petty cash on hand and cash held in banks, which are highly liquid and have original maturities of three months or less and are unrestricted as to withdrawal or use.

Accounts receivable

Accounts receivable represents trade receivable and are recognized initially at fair value and subsequently adjusted for any allowance for doubtful accounts and impairment.

The Group makes impairment loss for bad and doubtful debts based on assessments of the recoverability of the trade and other receivables based on individual account analysis, including the current creditworthiness and the past collection history of each debtor. Impairments arise when there is an objective evidence indicate that the balances may not be collectible. The identification of bad and doubtful debts, in particular of a loss event, requires the use of judgment and estimates, which involve the estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

The Group historically did not have material bad debts in accounts receivable. There were no bad debt expenses for the years ended March 31, 2020 and 2019 and there was no provision for doubtful accounts as of March 31, 2020 and 2019.

Revenue recognition

The Group generates revenue primarily by providing insurance brokerage services. The Group sells insurance products underwritten by insurance companies operating in Hong Kong to its individual customers and is compensated for its services by commissions paid by insurance companies, typically based on a percentage of the premium paid by the insured. The Group adopted ASC 606 for its fiscal year beginning on April 1, 2019 using the modified retrospective approach. There were no material unfinished contracts with customers on the adoption date of ASC 606.

Prior to the adoption of ASC 606, under ASC 605, the basic criteria necessary for revenue recognition were:

(i)	Persuasive evidence of an arrangement exists,

(ii)	Delivery has occurred or services have been rendered

(iii)	The selling price is fixed or determinable, and

(iv)	Collectability is reasonably assured.

Revenue is recognized when the brokerage services are rendered under ASC 605.

ASC 606 develops a five-step model for recognizing revenue from contacts with customers and these five steps include:

(i)	Identify the contract

(ii)	Identify performance obligations

(iii)	Determine transaction price

(iv)	Allocate transaction price

(v)	Recognize revenue

The Group enters into written agreements with insurance companies for brokerage services. Performance obligation for these insurance brokerage contracts is to help insurance companies, promote, coordinate and complete subscriptions of insurance policies offered by these insurance companies who partnered with the Group.

Under ASC 606, revenue is recognized when the customer obtains control of a good or service. A customer obtains control of a good or service if it has the ability to direct the use of and obtain substantially all of the remaining benefits from that good or service. The transfer of control of the Group’s brokerage services generally occurs at a point in time on the effective date of the associated insurance contract when the policy transfers to the customer. The insurance policy entered between the insurance company and the insured customer generally contains a cool-off period of one to two months. When the cool-off period elapses and the insured customer does not withdraw from the insurance policy, the policy becomes effective. Once the transfer of control of a service occurs, the Group has satisfied its insurance brokerage performance obligation and recognizes revenue.

Revenue recognition under ASC 606 has not had material differences than revenue recognition under the legacy ASC 605 for the Group.

Cost of sales

Cost of sales represent commissions paid to third-party agents or sub-brokers who help introduce or refer insurance customers to the Group.

Fair value measurement

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that may be used to measure fair value as follows:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.

Level 3:	Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Group’s consolidated financial instruments include cash and cash equivalents, accounts receivable, other receivables, due from related parties, accounts payable and accrued liabilities, and due to related party. The carrying amounts of these financial instruments approximate their fair values due to the short-term nature of these instruments.

The Group noted no transfers between levels during any of the periods presented. The Group did not have any instruments that were measured at fair value on a recurring nor non-recurring basis as of March 31, 2020 and 2019.

Property and equipment

Property and equipment are recorded at cost, less accumulated depreciation and impairment. Depreciation of property and equipment is calculated on a straight-line basis, after consideration of expected useful lives and estimated residual values. The estimated annual deprecation rate of these assets are generally as follows:

Category	Depreciation rate	Estimated residual value
Office equipment	20%	Nil
Leasehold improvements	Shorter of lease term or 20%	Nil

Expenditures for maintenance and repairs are expensed as incurred. Gains and losses on disposals are the differences between net sales proceeds and carrying amount of the relevant assets and are recognized in the statements of operations and comprehensive loss.

Impairment of long-lived assets

The Group evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amounts to the expected future undiscounted cash flows attributable to these assets. If it is determined that an asset is not recoverable, an impairment loss is recorded in the amount by which the carrying amount of the assets exceeds the expected discounted cash flows arising from those assets.

There were no impairment losses for the years ended March 31, 2020 and 2019.

Leases

A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. When a lease contains rent holidays, the Group records the total expenses on a straight-line basis over the lease term.

Leases that substantially transfer to the Group all the risks and rewards of ownership of assets are accounted for as capital leases. At the commencement of the lease term, a capital lease is capitalized at the lower of the fair value of the leased asset and the present value of the minimum lease payments, each determined at the inception of the lease.

The corresponding liability to the lessor is included in the balance sheets as capital lease obligation. Lease payments are apportioned between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Assets under capital leases are depreciated the same as owned assets over the shorter of the lease term and their estimated useful lives.

Taxation

Current income taxes are provided on the basis of net profit for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in which temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of operations comprehensive income in the period of the enactment of the change.

The Group considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Group has considered possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

The Group recognizes a tax benefit associated with an uncertain tax position when, in its judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Group initially and subsequently measures the tax benefit as the largest amount that the Group judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The Group’s liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Group’s effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Group classifies interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Net loss is not allocated to other participating securities if based on their contractual terms they are not obligated to share in the losses. Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such shares would be anti-dilutive.

Defined contribution plans

The Group contributes to defined contribution retirement schemes which are available to all employees. Contributions to the schemes by the Group and employees are calculated as a percentage of employees’ basic salaries. The retirement benefit scheme cost charged to profit or loss represents contributions payable by the Group to the funds.

Segment information

The Group operates under one segment, being the insurance brokerage segment. Insurance brokerage revenue is generated from operations in Hong Kong, China.

Recently issued accounting standards

In January 2016, the FASB issued ASU 2016-01, Financial Instruments–Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The new guidance will impact the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified the need for a valuation allowance on deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities not under the fair value option is largely unchanged. The standard is effective for public business entities for annual periods (and interim periods within those annual periods) beginning after December 15, 2017. For all other entities, it is effective for fiscal years beginning after 15 December 2018, and interim periods within fiscal years beginning after 15 December 2019. The Group adopted the guidance from its fiscal year beginning on April 1, 2019 and the adoption of the standard did not have significant impact on the Group’s consolidated financial statements.

In February 2016, FASB issued ASU No. 2016–02, “Leases (Topic 842)”, ASC 842, and subsequently amended the guidance relating largely to transition considerations under the standard in July 2018. The new guidance, which creates new accounting and reporting guidelines for leasing arrangements, requires organizations that lease assets to recognize assets and liabilities on the balance sheet related to the rights and obligations created by those leases, regardless of whether they are classified as finance or operating leases. Consistent with current guidance, the recognition, measurement, and presentation of expenses and cash flows arising from a lease primarily will depend on its classification as a finance or operating lease. The guidance also requires new disclosures to help financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The new standard is effective for public business entities for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with early application permitted. In March 2019, the FASB issued ASU 2019-01, Leases (Topic 842) Codification Improvements, which further clarifies the determination of fair value of the underlying asset by lessors that are not manufacturers or dealers and modifies transition disclosure requirements for changes in accounting principles and other technical updates. The amendments in ASU 2019-01 amend Topic 842 and the effective date of those amendments is for fiscal years beginning December 15, 2019, and interim periods within those fiscal years for public business entities. For all other entities, ASC 842 is effective for annual periods beginning after December 15, 2020. The Group is currently evaluating the impact of the new pronouncement on its consolidated financial statements but does not expect it to have a significant impact.

In June 2016, the FASB amended guidance related to impairment of financial instruments as part of ASU 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a Group recognizes an allowance based on the estimate of expected credit loss. For public business entities that meet the definition of an U.S. Securities and Exchange (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early application of the amendments is permitted. The Group is currently evaluating the impact of this new guidance on its financial position, results of operations, EPS and cash flows.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance for targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. The ASU provides guidance on eight specific cash flow issues:

i.	Debt Prepayment or Debt Extinguishment Costs;

ii.	Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing;

iii.	Contingent Consideration Payments Made after a Business Combination;

iv.	Proceeds from the Settlement of Insurance Claims;

v.	Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned Life Insurance Policies;

vi.	Distributions Received from Equity Method Investees;

vii.	Beneficial Interests in Securitization Transactions; and

viii.	Separately Identifiable Cash Flows and Application of the Predominance Principle

ASU 2016-15 is effective for public entities for interim and annual periods beginning after December 15, 2017, with early adoption permitted. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Group adopted ASU 2016-15 in the fiscal year ended March 31, 2020 and concluded that the guidance does not have impact on the Group’s consolidated financial statements since the Group does not have any of the eight cash flow issues outlined in ASU 2016-15.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) (“ASU 2016-18”). This ASU affects all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This update will become effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, and early adoption is permitted in any interim or annual period. The Group adopted the standard from its fiscal year beginning on April 1, 2019 and the adoption does not have impact to the Group’s consolidated statement of cash flows for the years ended March 31, 2020 and 2019 since the Group does not have restricted cash or restricted cash equivalents.

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2018-13 - Fair Value Measurement (Topic 820) Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update apply to all entities that are required, under existing GAAP, to make disclosures about recurring or nonrecurring fair value measurements. The amendments in this update modify the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments in this update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Group will evaluate the impact of the new standards in the fiscal year when it becomes effective.

3. Accounts Receivable

Accounts receivable consists of the following:

	March 31, 2020	March 31, 2019
	US$	US$
Accounts receivable	9,865	48,713
Less: allowance for doubtful accounts	-	-
Total	9,865	48,713

4. Prepaid Expenses

Prepaid expenses primarily relate to rent and utility deposits paid by the Group for its office lease and utilities.

5. Property and Equipment, Net

Property and equipment, net, consists of the following:

	March 31, 2020	March 31, 2019
	US$	US$
Office equipment	1,673	1,673
Leasehold improvements	-	8,483
Total	1,673	10,156
Less: Accumulated depreciation	(1,338)	(7,790)
Property and equipment, net	335	2,366

Depreciation expenses were recorded in general and administrative expense. The Group recorded depreciation expenses of US$334 and US$2,031 for the year ended March 31, 2020 and 2019, respectively.

During the year ended March 31, 2020 and 2019, the Group recorded an impairment on leasehold improvements of $1,696 and nil, respectively, due to the change of office. The impairment loss was recognized in the other expenses on the Statements of Operations and Comprehensive Loss.

6. Income Taxes

Under the current Hong Kong Inland Revenue Ordinance, the Group’s Hong Kong subsidiaries are subject to a 16.5% income tax on their taxable income generated from operations in Hong Kong. On December 29, 2017, Hong Kong government announced a two-tiered profit tax rate regime. Under the two-tiered tax rate regime, the first HK$2.0 million assessable profits will be subject to a lower tax rate of 8.25% and the excessive taxable income will continue to be taxed at the existing 16.5% tax rate. The two-tiered tax regime becomes effective from the assessment year of 2018/2019, which was on or after April 1, 2018. The application of the two-tiered rates is restricted to only one nominated enterprise among connected entities.

The Group did not have current income tax expenses for the years ended March 31, 2020 and 2019 since it did not have taxable incomes in these two years.

As of March 31, 2020, and 2019, there were tax loss carryforward of US$18,785 and US$11,859, respectively, unrecognized since full valuation allowances were provided since it was determined that the associated deferred income tax assets could not meet the more-likely-than-not threshold.

Uncertain tax positions

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of March 31, 2020, and 2019, the Group did not have any significant unrecognized uncertain tax positions.

7. Ordinary Shares

The Group is authorized to issue 50,000 ordinary shares, par value US$1.00 per share. 50,000 and 1,282 shares had been issued and outstanding as of March 31, 2020 and 2019, respectively.

8. Additional Paid-In-Capital

Additional paid-in capital represents the original share capital of YeeTah. As a result of the reorganization, the portion of YeeTah’s original share capital that exceeded its par value based on the Group’s US$1.00 per share was reclassified into additional paid-in-capital. During the year ended March 31, 2019, 415,000 shares were issued for 415,000 Hong Kong dollar (US$53,205) for YeeTah. The amount has not been paid up yet as of March 31, 2019 and therefore was recorded under “Subscription receivable”. No additional shares were issued during the year ended March 31, 2020.

9. Loss Per Share

Basic and diluted net loss per share for each of the years presented are calculated as follows:

Basic loss per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period.

	March 31, 2020	March 31, 2019
	US$	US$
Numerator:
Net loss attributable to ordinary shareholders—basic and diluted	(25,083)	(67,395)

Denominator:
Weighted average number of ordinary shares outstanding—basic and diluted	30,780	1,223

Loss per share attributable to ordinary shareholders —basic and diluted	(0.81)	(55.11)

10. Commitments and Contingencies

Operating leases

The Group has entered into a non-cancellable office operating lease. The future aggregate minimum lease payments under this non-cancellable operating lease are as follows:

	Payments due by period
	Total	Less than 1 year	1-3 years	Over 3 years
Operating lease obligations (US$)	38,000	35,077	2,923	-

The Group recorded rent expenses of US$38,570 and US$62,949 in general and administrative expenses in the statements of operations and comprehensive loss during the years ended March 31, 2020 and 2019, respectively.

Other commitments

The Group did not have other significant commitments, long-term obligations, or guarantees as of March 31, 2020 and 2019.

Contingencies

The Group is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Group does not anticipate that the final outcome arising out of any such matter will have a material adverse effect on our business, financial position, cash flows or results of operations taken as a whole. As of March 31, 2020, the Group is not a party to any material legal or administrative proceedings.

11. Related Party Transactions and Balances

Related parties

Name of related parties	Relationship with the Group
Siu Ping Lo	Former director (resigned on December 31, 2019) and responsible officer
Huihe Zheng	Principal shareholder & director (appointed on December 31, 2019)
YeeTah Financial Group Co., Ltd.	A company controlled by Siu Ping Lo

Related party transactions

The Group had the following related party transactions:

(i)	During the years ended March 31, 2020 and 2019, the Group generated other income of US$107,308 and US$107,692, respectively, from providing office management services to YeeTah Financial Group Co., Ltd. (“YeeTah Financial”).

(ii)	During the years ended March 31, 2020 and 2019, the Group paid US$190,496 and US$402,041, respectively, to YeeTah Financial for customer referral services.

Due from related party balance

The Group’s due from related party balance as of March 31, 2020 and 2019 is as follows:

	March 31, 2020	March 31, 2019
	US$	US$
Huihe Zheng	20,316	-

The due from related party balance as of March 31, 2020 is unsecured, interest-free and due on demand. This amount has been subsequently settled in May 2020.

Due to related party balance

The Group’s due to related party balances as of March 31, 2020 and 2019 are as follows:

	March 31, 2020	March 31, 2019
	US$	US$
Siu Ping Lo	-	14,479
YeeTah Financial	24,628	57,425
Total	24,628	71,904

The due to related party balances as of March 31, 2020 and 2019 were unsecured, interest-free and due on demand.

Subscription receivable due from shareholder

The Group’s due from a shareholder balances as of March 31, 2020 and 2019 are as follows:

	March 31, 2020	March 31, 2019
	US$	US$
Huihe Zheng	48,718	-
Teik Hoe Chng	-	53,205

The subscription receivable due from shareholder balances as of March 31, 2020 and 2019 represent the purchase price for shares issued to be paid up by the respective shareholders. These due from shareholder balances as of March 31, 2020 and 2019 are unsecured, interest-free and due on demand. The March 31, 2019 due from Teik Hoe Chng was subsequently assumed by Siu Ping Lo in August 2019 as a result of Mr. Chng’s transfer of the related common shares to Ms. Lo. In December 2019, the $53,205 balance was further assumed by Huihe Zheng as part of the share purchase arrangement between Huihe Zheng and Siu Ping Lo.

12. Subsequent Events

The Group has evaluated the impact of events that have occurred subsequent to March 31, 2020, through the date the consolidated financial statements were available to issue, and concluded that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the financial statements.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

Up to 7,000,000 Shares of Common Stock

No Minimum Aggregate Offering

QDM International Inc.

________________________

PROSPECTUS

________________________

, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Amount to be paid
SEC registration fee	$1,329
Accounting fees and expenses	5,000
Legal fees and expenses	78,500
Printing and engraving expenses	5,000
Miscellaneous	6,500
Total	$96,329

Item 14. Indemnification of Directors and Officers

The laws of the Florida permit the indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we may indemnify under that law.

The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Florida law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

In December of 2017, 24/7 Kid issued an aggregate of 17,000 shares of common stock to Dr. Benitez for investing $10,000 (10,000 shares), Tim Shannon for investing $5,000 (5,000 shares) and Ken Scott for investing $2,000 (2,000 shares).

In July of 2018, 24/7 Kid issued 10,000 shares of common stock to Brian Rosenbloom in exchange for a two-year commitment to assist in business development and issued 10,000 shares of common stock to Harold Rosenbloom for investing $5,000.

In September of 2018, 24/7 Kid issued 10,000 shares of preferred stock to its then CEO, Tim Shannon, in exchange for $40,000 of unpaid accrued compensation.

On June 20, 2019, 24/7 Kid issued an aggregate of 13,500 shares Series B Preferred Stock to its directors as compensation for their services rendered.

On January 22, 2020, 24/7 Kid converted its outstanding convertible notes including principal and accrued interest in the aggregate amount of $271,642 into 339,553 shares of common stock at a conversion price of $.8 per share.

On February 11, 2020, 24/7 Kid issued 1,040,000 shares of common stock to Timothy Shannon in lieu of accrued compensation. On February 13, 2020, 24/7 Kid cancelled 330,000 shares of common stock issued to Timothy Shannon.

The securities issued in the above transactions were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.

On February 11, 2020, 24/7 Kid converted 100,000 shares of Series A Preferred Stock into 100,000 shares of common stock. The issuance was made in reliance upon the exemption from registration under Section 3(a)(9) of the Securities Act.

On April 8, 2020, upon effectiveness of the Merger, we issued an aggregate of 1,667,658 shares of common stock and 13,500 shares of Series B Preferred Stock to the stockholders of 24/7 Kid in exchange for shares of common stock and Series B Preferred Stock of 24/7 Kid on a one-for-one basis.

On October 21, 2020, upon closing of the Share Exchange, we issued an aggregate of 900,000 shares of Series C Preferred Stock to the QDM BVI shareholder, with each share of Series C Preferred Stock initially being convertible into 11 shares of our common stock, subject to certain adjustments and limitations.

On November 11, 2020, we issued 20,000 shares of common stock to our directors and executive officers, with 5,000 shares of common stock issued to each person, for their services rendered as directors and executive officers for 2020.

The issuances of shares of Series C Preferred Stock and shares of common stock to our directors and executive officers were in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1+**	Share Exchange Agreement, dated October 21, 2020, by and among QDM International Inc., QDM Holdings Limited and Huihe Zheng, incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 27, 2020
3.1**	Articles of Incorporation, incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K12G3 filed on May 1, 2020
3.2**	Certification of Designation of Series C Convertible Preferred Stock filed on October 8, 2020, incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on October 27, 2020
3.3**	Bylaws, incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K12G3 filed on May 1, 2020
5.1*	Opinion of Jonathan D. Leinwand, P.A.

10.1++**	Broker Agreement dated November 16, 2015, by and between Company A and YeeTah Insurance Consultant Limited, as supplemented, incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 27, 2020
10.2++**	Broker’s Contract, dated October 19, 2015, by and between Company B and YeeTah Insurance Consultant Limited, as supplemented, incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 27, 2020
10.3++**	Agreement dated November 6, 2017, by and between Company C and YeeTah Insurance Consultant Limited, incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on October 27, 2020
10.4*	Form of Securities Purchase Agreement
23.1*	Consent of ZH CPA, LLC
23.2*	Consent of BF Borgers CPA PC
23.3*	Consent of Jonathan D. Leinwand, P.A. (contained in Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page of this Registration Statement)
101.ins*	XBRL Instance Document
101.xsd*	XBRL Taxonomy Extension Schema Document
101.cal*	XBRL Taxonomy Calculation Linkbase Document
101.def*	XBRL Taxonomy Definition Linkbase Document
101.lab*	XBRL Taxonomy Label Linkbase Document
101.pre*	XBRL Taxonomy Presentation Linkbase Document

*	Filed herewith.
**	Previously filed
+	The exhibits and schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted schedules to the SEC upon request.
++	Portions of the exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	For the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

6.	For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7.	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shanghai, China, on April 2, 2021.

QDM International Inc.

/s/ Huihe Zheng
Name:	Huihe Zheng
Title:	President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Huihe Zheng	President and Chief Executive Officer	April 2, 2021
Huihe Zheng	(Principal Executive Officer)

/s/ Tim Shannon	Chief Financial Officer	April 2, 2021
Tim Shannon	(Principal Financial and Accounting Officer)

/s/ Timothy Miles	Director	April 2, 2021
Timothy Miles

/s/ Huili Shen	Secretary and Director	April 2, 2021
Huili Shen